Exhibit 4

CONFORMED COPY

Allen & Overy LLP

SENIOR SUBSCRIPTION AGREEMENT

Between

TROY V S.àr.l.

(as the Company)

TROY II

(as the Parent)

THE COMPANIES LISTED HEREIN

(as Original Guarantors)

DEUTSCHE BANK AG LONDON AND

J.P. MORGAN plc

(as Mandated Lead Arrangers)

DEUTSCHE BANK AG LONDON AND

J.P. MORGAN plc

(as Bookrunners)

THE PERSONS LISTED HEREIN

(as Original Purchasers)

THE PERSONS LISTED HEREIN

(as Original Lenders)

J.P. MORGAN EUROPE LIMITED

(as Issuing Bank)

J.P. MORGAN EUROPE LIMITED

(as Agent)

and

J.P. MORGAN EUROPE LIMITED

(as Security Agent)

€250,000,000 SENIOR SUBSCRIPTION AGREEMENT

3rd April, 2005

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THIS AGREEMENT is made on 3rd April, 2005 and is made

BETWEEN:

(1)

TROY V S.àr.l., a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 31-33, boulevard du Prince Henri, L-1724 Luxembourg and in the process of being registered with the Luxembourg trade and companies register as the Company (the Company);

(2)

TROY II, a private limited liability company (société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 31-33, boulevard du Prince Henri, L-1724 Luxembourg and registered with the Luxembourg trade and companies register under number B.93.039 as the Parent;

(3)	The companies listed in Part 1 of Schedule 1 (the Original Parties) as the Original Guarantors;
(4)	DEUTSCHE BANK AG LONDON and J.P. MORGAN plc as Mandated Lead Arrangers;
(5)	DEUTSCHE BANK AG LONDON and J.P. MORGAN plc as Bookrunners;
(6)	The persons listed in Part 2 of Schedule 1 (the Original Purchasers) as the Original Purchasers;
(7)	The persons listed in Part 3 of Schedule 1 (the Original Lenders) as the Original Lenders;
(8)	J.P. MORGAN EUROPE LIMITED as Issuing Bank;
(9)	J.P. MORGAN EUROPE LIMITED as Agent; and
(10)	J.P. MORGAN EUROPE LIMITED as Security Agent.

IT IS AGREED:

1.	Interpretation
1.1	Definitions

In this Agreement the following words and expressions have the meanings set out below:

Accession Letter means an Issuing Bank Accession Agreement or an Obligor Accession Letter.

Accountant's Report means the accountant's report on the Acquisition and the Target dated 1st April, 2005 prepared by KPMG, which is addressed to or is otherwise capable of being relied upon by the Finance Parties;

Accounting Policies means the accounting policies specified in the Original Financial Statements;

Accounting Reference Date means 31st December, or such other date as the Parent may determine shall constitute its accounting reference date as permitted by Clause 21.4 (Financial year);

Acquisition means the acquisition of Target by Bidco;

Acquisition Agreement means the sale and purchase agreement dated on or around the date of this Agreement between Bidco and the Vendor;

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Acquisition Documents means the Acquisition Agreement and all documents executed or to be executed pursuant or in relation thereto;

Additional Borrower means a company which becomes an Additional Borrower in accordance with Clause 26 (Changes to the Obligors);

Additional Guarantor means a company which becomes an Additional Guarantor in accordance with Clause 26 (Changes to the Obligors);

Additional Obligor means an Additional Borrower or an Additional Guarantor, as the context may require;

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company;

Agent means J.P. Morgan Europe Limited as agent for the other Finance Parties;

Agent's Spot Rate of Exchange means, in relation to any currency, the Agent's spot rate of exchange for the purchase of that currency with the Base Currency in the London foreign exchange market at or about 11.00 a.m. (Brussels time) on a particular day;

Agreed Business Plan means the financial model in the Agreed Terms;

Agreed Security Principles means the principles set out in Schedule 7 (Agreed Security Principles);

Agreed Terms means the form of a document initialled on behalf of the Agent and the Parent, or if no such form has been agreed, in such form as the Agent and the Parent may agree each acting reasonably;

Ancillary Borrower means any Borrower designated as a borrower in respect of any Ancillary Facility in accordance with Clause 6.1 (Establishment of Ancillary Facilities);

Ancillary Document means each facility letter or other document entered into between an Ancillary Lender and an Ancillary Borrower from time to time relating to or evidencing the operation of any Ancillary Facilities;

Ancillary Facilities means any ancillary facilities provided pursuant to, and in accordance with, Clause 6 (Ancillary Facilities);

Ancillary Lender means any Lender which provides Ancillary Facilities pursuant to Clause 6 (Ancillary Facilities);

Ancillary Limit means the limit expressed in the Base Currency agreed from time to time by each Ancillary Lender, the relevant Borrower and the Agent pursuant to Clause 6 (Ancillary Facilities), to the extent not cancelled or reduced under this Agreement;

Ancillary Outstandings means, in respect of any Ancillary Lender at any time, the aggregate of the amounts which that Ancillary Lender determines (acting reasonably) to be its maximum liability in respect of all Ancillary Utilisations made under the Ancillary Facilities provided by it;

Ancillary Utilisation means any utilisation of any Ancillary Facilities;

Apax Partners means each of the various entities which comprise the fund collectively known as Apax Europe VI being at the date hereof Apax Europe VI – A, L.P., Apax Europe VI – 1, L.P. and, where the context requires, the general partner or managing limited partner of such partnerships

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being at the date hereof Apax Europe VI GP, L.P. or the investment manager of the partnerships being at the date hereof Apax Partners Europe Managers Limited;

Approved Accounting Principles means, in relation to a company, accounting principles, standards and practices generally accepted in the United States of America in effect from time to time and consistently applied;

Auditors means the Group's auditors, being Ernst & Young or any other auditors permitted by Clause 22.4 (Auditors);

Authorisation means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration;

Availability Period means the period from and including the Closing Date to and including the date falling one month prior to the Termination Date;

Available Commitment means in relation to a Facility and a Creditor, such Creditor's Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Utilisations under that Facility; and
(b)	in relation to any proposed Utilisation, the amount of its participation in any other Utilisations that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation, that Creditor's participation in any Utilisations that are due to be repaid or prepaid on or before the proposed Utilisation Date;

Available Facility means, in relation to a Facility and a Creditor, the aggregate for the time being of such Creditor's Available Commitment in respect of that Facility;

Base Currency means Euro;

Bidco means A.C.V. FINANCE Consulting Services, Buying and Selling of Real Property, Agencies, Holdings Société Anonyme (to be renamed Troy GAC Telecommunications SA), a company with limited liability organised under the laws of Greece (and, following a Merger), the Surviving Entity;

Block Purchase means the acquisition of 80.87 per cent. of the issued and outstanding share capital in the Target by Bidco pursuant to the Acquisition Agreement;

Bond has the meaning given to it in the relevant Bond Programme, as the case may be;

Bond Documents means the CB1 Bond Documents, the CB2 Bond Documents, the CB3 Bond Documents and the CB4 Bond Documents;

Bond Programme means:

(a)	the CB1 Bond Programme;
(a)	the CB2 Bond Programme;
(a)	the CB3 Bond Programme; and
(a)	the CB4 Bond Programme;

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Bookrunners means Deutsche Bank AG London and J.P. Morgan plc , in their capacity as bookrunners in respect of the Facilities;

Borrower means the Original Borrower and any Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 38.2 (Unanimous Consent);

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Spread and the Mandatory Cost Rate) which a Creditor should have received for the period from the date of receipt of all or any part of its participation in a Note or Unpaid Sum to the last day of the current Interest Period in respect of that Note or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

        exceeds:

(b)

the amount which that Creditor would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the European interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

Bridge Facility means the Senior Secured Facility Agreement, the Senior Unsecured Bridge Facility and/or the PIK Facility Agreement;

Bridge Documents means Senior Secured Finance Documents, the Senior Unsecured Finance Documents and the PIK Finance Documents;

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Athens, Luxembourg and which is also a TARGET Day;

Cash-Out Merger means the merger of the Target and Bidco pursuant to the Merger Documents in accordance with the Tax Structuring Paper;

CB1 Bond means a Bond issued under the CB1 Bond Programme;

CB1 Bond Documents means:

(a)	each CB1 Bond;
(b)	the CB1 Bond Programme;
(c)	the bond subscription agreement relating to the CB1 Bond Programme between Alpha Bank AE, Bidco and J.P. Morgan Europe Limited as bondholder agent dated on or around the Signing Date; and

(d)           the initial purchase agreement relating to the CB1 Bonds made between Alpha Bank SA and Luxco 3 dated on or around the Signing Date;

CB1 Bond Programme means the euro 170,000,000 bond programme of Luxco 3 with J.P. Morgan Europe Limited as bondholder agent dated on or around the Signing Date;

CB2 Bond means a Bond issued under the CB2 Bond Programme;

CB2 Bond Documents means:

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(a)	each CB2 Bond;
(b)	the CB2 Bond Programme;
(c)	the bond subscription agreement relating to the CB2 Bond Programme between Alpha Bank AE, Bidco and J.P. Morgan Europe Limited as bondholder agent dated on or around the Signing Date; and

(d)           the initial purchase agreement relating to the CB2 Bonds made between Alpha Bank SA and Luxco 4 dated on or around the Signing Date;

CB2 Bond Programme means the euro 425,000,000 bond programme of Bidco with J.P. Morgan Europe Limited as bondholder agent dated on or around the Signing Date;

CB3 Bond means a Bond issued under the CB3 Bond Programme;

CB3 Bond Documents means:

(a) each CB3 Bond;
(b) the CB3 Bond Programme;
(c) the bond subscription agreement relating to the CB3 Bond Programme between Alpha Bank AE, Bidco and J.P. Morgan Europe Limited as bondholder agent dated on or around the Signing Date; and
(d) the initial purchase agreement relating to the CB3 Bonds made between Alpha Bank AE and Luxco 5 dated on or around the Signing Date;

CB3 Bond Programme means the euro 1,101,696,000 bond programme of Bidco with J.P. Morgan Europe Limited as bondholder agent dated on or around the Signing Date;

CB4 Bond means a Bond issued under the CB4 Bond Programme;

CB4 Bond Documents means:

(a)	each CB4 Bond;
(b)	the CB4 Bond Programme;
(c)	the bond subscription agreement relating to the CB4 Bond Programme between Alpha Bank AE, Target and J.P. Morgan Europe Limited as bondholder agent to be dated on or around the Closing Date; and

(d)           the initial purchase agreement relating to the CB4 Bonds made between Alpha Bank SA and Luxco 5 to be dated on or around the Closing Date;

CB4 Bond Programme means the euro 423,304,000 bond programme of Target with J.P. Morgan Europe Limited as bondholder agent to be entered into on or around the Closing Date;

Centre of Main Interests has the meaning given to it in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29th May, 2000 on Insolvency Proceedings;

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Certain Funding Basis means that:

(a)	until the earlier of (x) the end of the Certain Funds Period and (y) the last day of the seven month period following the Closing Date, no Creditor may:
	(i)	refuse to participate in any Drawing on any Utilisation Date by reason of any condition precedent not being satisfied other than those set out in Clause 4.1 (Initial Conditions Precedent);
(ii)

exercise any rights of rescission, cancellation, termination or any right to suspend its Revolving Commitments by reason of any Default or Event of Default or breach of any undertaking, representation or warranty;

	(iii)	direct the Facility Agent to, and the Facility Agent may not, accelerate the Facility by reason of any Default or Event of Default or breach of any undertaking, representation or warranty; or
	(iv)	exercise any right of set-off or counterclaim under this Agreement;

unless a Major Default shall have occurred or Indebtedness under any Bridge Facility shall have been accelerated as a result of a “Major Default” as defined therein; and

(b)	beginning on the eighth month immediately following the Closing Date until end of the Certain Funds Period, no Purchaser may:
(i) refuse to participate in any Drawing on any Utilisation Date by reason of any condition precedent not being satisfied other than those set out in Clause 4.1 (Initial Conditions Precedent);
(ii)

exercise any rights of rescission, cancellation, termination or any right to suspend its Revolving Commitments by reason of any Default or Event of Default or breach of any undertaking, representation or warranty; or

(iii) exercise any right of set-off or counterclaim under this Agreement unless a Major Default shall have occurred or Indebtedness under any Bridge Facility or this Agreement shall have been accelerated for any reason.

Certain Funds Period means the period commencing on the Signing Date and ending on the earlier of:

(a)	the Merger Completion Date; and
(b)	the date falling fifteen months after the Closing Date;

Change of Control has the meaning given to that term in the Senior Secured Facility Agreement (in its form at the Signing Date);

Closing Date means the date on which the completion of the Block Purchase occurs in accordance with the Acquisition Agreement;

Commitment means a Domestic Commitment or a Revolving Commitment;

Company means Troy V S.àr.l, a company incorporated as a société à responsibilité limitée (private limited liability company) under the laws of Luxembourg;

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Compliance Certificate means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate);

Confidentiality Undertaking means a confidentiality undertaking substantially in the form then recommended by the LMA or in any other form agreed between the Parent and the Agent;

Control means the power directly or indirectly to appoint or remove a majority of the board of directors of an entity or otherwise to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise;

Conversion Default has the meaning given to that term in the Senior Secured Facility Agreement (in its form at the Signing Date);

Creditor means a Purchaser or a Lender;

Default means any Event of Default or an event or circumstance specified in Clause 24 (Events of Default) which, with the expiry of a grace period or the giving of notice or the making of any determination, in each case as specified in Clause 24 (Events of Default), or any combination of them would be an Event of Default;

Domestic Commitment means:

(a)

in relation to an Original Lender, the amount in the Base Currency set opposite its name under the heading "Domestic Commitment" in Part 3 of Schedule 1 (the Original Parties) and the amount of any other Domestic Commitment transferred to it under this Agreement; or

(b)	in relation to any other Lender, the amount in the Base Currency of any Domestic Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled, reduced or transferred by it under this Agreement;

Domestic Facility means a facility under which the Lenders agree to provide Obligations as described in Clause 2.1(b) (Available Facilities);

Drawing means each drawing of a portion of the Revolving Commitment, by way of the subscription by the Purchasers (acting through the Agent) of a Note issued by the Company in accordance with this Agreement;

EC Treaty means the Treaty establishing the European Community, as amended from time to time;

Environment means air, water and land, in each case anywhere and in any form, and any other meaning given to the term environment under Environmental Laws;

Environmental Laws means all applicable laws, regulations, directives, codes of practice, circulars, notices, court decisions, licences or obligations imposed by any Governmental Authority in any relevant jurisdiction, concerning the protection of the Environment or living organisms, human welfare, health or safety or the generation, transportation, storage, treatment or disposal of Hazardous Substances or the generation of waste or noise;

Environmental Permits means all permits, licences, consents, approvals, certificates, specifications, registrations and other authorisations and the filing of all notifications, reports, improvement programmes and assessments required under any Environmental Laws for the operation of the

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business of any of the members of the Group or the occupation or use of any property which any member of the Group conducts any activity in or otherwise has an interest in;

EURIBOR means in relation to any Note or Unpaid Sum denominated in Euro:

(a)	the applicable Screen Rate; or
(b)

(if no Screen Rate is available for the Interest Period of that Note or Unpaid Sum) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in Euro for a period comparable to the Interest Period of the relevant Note or Unpaid Sum;

Euro, EUR and € means the single currency introduced in the third stage of economic and monetary union pursuant to the EC Treaty;

Event of Default means any event or circumstance specified as such in Clause 24 (Events of Default);

Existing Creditor has the meaning given to such term in Clause 25.1 (Assignments and transfers by the Creditors);

Expiry Date means, in respect of an Obligation, the last day of its Term;

Facility means the Domestic Facility or the Revolving Facility or, where the context admits or requires, any Ancillary Facility;

Facility Office means the office notified by a Creditor to the Agent in writing on or before the date on which it becomes a Creditor (or, following that date, by not less than five Business Days' written notice) as (a) the office through which it will perform its obligations under this Agreement where the office is situated in FATF countries or (b) with the prior written consent of the Agent, an office through which it will perform its obligations under this Agreement situated in non-FATF countries, and which will, in either case, be treated for tax purposes as the location to which a Creditor will attribute its income arising pursuant to this Agreement;

Fallback Plan means the steps to be implemented in the event the Cash-out Merger does not succeed as set out in the Tax Structuring Paper, including the implementation of the Merger by Absorption;

FATF shall mean the Financial Action Task Force on Money Laundering, an inter-governmental body the purpose of which is the development and promotion of policies, at both national and international levels, to combat money laundering;

Fee Letter means each of the fee letters referred to in Clause 13 (Fees);

Finance Document means this Agreement, the Notes (including the Global Notes), any Fee Letter, any Accession Letter, the Security Documents, the Intercreditor Agreement, the Security Memorandum, the Syndication Letter, any Transfer Certificate or undertaking delivered pursuant to Clause 25 (Changes to the Creditors), any Ancillary Document, any other agreement or document entered into or executed pursuant to or contemplated by any of the foregoing documents and any other document designated as such from time to time by the Agent and the Parent;

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Finance Party means the Agent, the Security Agent, the Issuing Bank, a Mandated Lead Arranger, a Bookrunner, a Creditor, or an Ancillary Lender and Finance Parties means all of them;

Financial Statements means:

(a)	the Original Financial Statements; and
(b)	any accounts or financial statements delivered to the Agent under Clause 21.2 (Financial Statements);

Foreign Currency Equivalent means the amount of any currency required to purchase the relevant amount of the Base Currency at the Agent's Spot Rate of Exchange for the purchase of that currency in the London foreign exchange market at or about 11.00 a.m. (Brussels time) on a particular date;

Formalities Certificate means, in the case of a Obligor incorporated in Greece, a certificate substantially in the form set out in Part 1 of Schedule 15 (Form of Formalities Certificate) and, in the case of an Obligor incorporated in Luxembourg, a certificate substantially in the form set out in Part 2 of Schedule 15 (Form of Formalities Certificate), in each case, duly executed by the relevant Obligor;

Global Note means the global note certificates representing individual Notes to be issued by the Company from time to time in the form set out in Schedule Schedule 11 (Form of Global Note);

Governmental Authority means any nation or government, any state or other political sub-division thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

Greece means the Hellenic Republic and Greek shall be construed accordingly;

Group means the Parent and its Subsidiaries for the time being, including (for the avoidance of doubt) the Target Group on and after the Closing Date;

Guarantor means the Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 38.2(b) (Unanimous Consent);

Hazardous Substance means any waste, pollutant, contaminant or any other substance (whether solid, liquid or gaseous or any combination thereof and including genetically modified organisms) capable of causing harm or damaging (whether alone or in combination with any other substance) public health, or the health of other living organisms, or the Environment;

Holding Company means, in relation to a company or corporation, any other company, limited partnership or corporation in respect of which it is a Subsidiary;

HY Bonds means the notes to be issued in relation to the repayment of the Senior Secured Facility Agreement, the Senior Unsecured Facility Agreement and/or the PIK Facility Agreement, as the case may be, by the Company, Luxco 3 and Lux PIKCo respectively;

Information Memorandum means the document in the form approved by the Parent which, at the Parent's request and on its behalf, was or is to be prepared in relation to the Facilities and the business of the Group and distributed by the Mandated Lead Arrangers and the Bookrunners to selected financial institutions for the purposes of Syndication;

Information Package means the Accountant's Report, the Legal Due Diligence Report, the Tax Structuring Paper and the Agreed Business Plan;

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Intellectual Property means patents (including, without limitation, supplementary protection certificates), utility models, registered and unregistered trade marks (including, without limitation, service marks), rights in passing off, rights in domain names, copyright and neighbouring rights, database rights, registered and unregistered rights in designs and all other intellectual property rights and, in each case, rights of a similar or corresponding character and any extensions and renewals of, and any applications for, such rights;

Intellectual Property Rights means all and any of the Intellectual Property and other rights, causes of action, interests and assets of any member of the Group related to the Intellectual Property;

Intercreditor Agreement means the intercreditor agreement, in the Agreed Terms, between, amongst others, the Finance Parties and certain members of the Group, all as at the date of such deed;

Interest Period means in relation to a Note, each period determined in accordance with Clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 10.3 (Default interest);

Investment Documents means:

(a)	the preferred equity certificates to be issued by Luxco1 to Lux PIKCo;
(b)	the preferred equity certificates to be issued by Luxco2 to Luxco1;
(c)	the preferred equity certificates to be issued by Luxco2 to Luxco4; and
(d)	the convertible preferred equity certificates to be issued by Luxco2 to Luxco1;

Issuing Bank means J.P. Morgan Europe Limited (or such replacement bank or financial institution appointed as Issuing Bank under Clause 25.9 (New Issuing Bank), as issuing bank in respect of Obligations;

Issuing Bank Accession Agreement means an agreement substantially in the form of Part 2 of Schedule 6 (Form of Accession Letters), with such amendments as the Agent and the Company may agree.

Legal Due Diligence Report means the legal due diligence report dated 3rd March, 2005 prepared by Karatzas & Partners Law Firm and Cleary Gottlieb Steen & Hamilton LLP, which is addressed to or is otherwise capable of being relied upon by the Finance Parties;

Lender means:

(a)	any Original Lender; and
(b)	any bank or financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 25 (Changes to the Creditors),

which, in each case, has not ceased to be a Lender in accordance with the terms of this Agreement;

Letter of Credit means a letter of credit, substantially in the form set out in Schedule 10 (Form of Letter of Credit) or in any other form requested by a Borrower and agreed by the Agent and the Issuing Bank (each acting reasonably);

Limitation Acts means the Limitation Act 1980 or any similar or equivalent legislation in any country other than the United Kingdom;

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LMA means the Loan Market Association;

Luxco means Troy S.à r.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg.

Luxco1 means Troy I S.àr.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg;

Luxco3 means Troy III S.àr.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg;

Luxco4 means Troy IV S.àr.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg;

Lux PIKCo means Troy PIK S.à.r.l., private limited liability company (société à responsabilité limitée) incorporated under the laws of Luxembourg.

Luxembourg means the Grand Duchy of Luxembourg;

Major Covenant means any of Clauses 27.2(b) (Security Memorandum), or Sections 4.06 (Indebtedness), 4.07 (Restricted Payments), 4.08 (Limitation on Liens), 4.09 (Limitation of Sales of Assets and Subsidiary Stock), 4.10 (Affiliate Transactions), 4.17 (Impairment of Security Interest) and 5.01 (Consolidation, Merger & Sale of Assets and Subsidiary Stock) of Schedule 13 (Undertakings);

Major Default means;

(a)	the failure to pay any amount due under any Finance Document on the due date by any Obligor;
(b)	a Default which occurs and is continuing by reason of a breach of Major Covenant;
(c)

a Major Representation being incorrect in any material respect provided that such materiality qualification shall not apply to any such Major Representation already containing a materiality qualification;

(d)	an Event of Default occurs and is continuing under Section 6.01(a)(ix) or (x) (Insolvency Events of Default) of Schedule 6;
(e)	any member of the Parent Group or the Sponsors shall have repudiated or rescinded any Finance Document or any Bridge Facility or any related documentation with respect thereto;
(f)

any Transaction Document having become or been declared illegal or ineffective, in each case, to the extent they related to members of the Parent Group and such illegality or ineffectiveness has a material adverse effect on the Transaction or any member of the Parent Group or it becomes contrary to or violative of any law, statute, rule, regulation, judgment or court decree of any applicable jurisdiction for any member of the Parent Group to comply with its obligations under the Finance Documents; or

(g)	a Change of Control shall have occurred with respect to any Member of the Parent Group.

Major Representation means any of the representations and warranties set out in paragraphs 1 (Status), 2 (Powers), 3 (Due Authorisation), 5 (Obligations Binding), 7 (Non-contravention), 10

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(Transaction Documents), 11 (Authorisations), 12 (Security), 15(a) (Title to Assets) and 17 (No Other Liabilities) of Schedule 12 (Representations).

Majority Creditors means at any time, Creditors:

(a)	whose Commitments then aggregate 66 2/3 per cent. or more of the aggregate of the Total Commitments of all the Creditors; or
(b)	if the Total Commitments have been reduced to zero, whose Commitments aggregate 66 2/3 per cent. or more of the Total Commitments immediately before the reduction,

and, for the purposes of this definition the provisions of Clause 6.12 (Available Commitment) and any reduction in the Available Commitment of any Ancillary Lender shall be ignored;

Mandated Lead Arranger means each of Deutsche Bank AG London and J.P. Morgan plc in their capacity as a Mandated Lead Arranger of the Facilities (together the Original Mandated Lead Arrangers) and any further person or persons nominated by the Original Mandated Lead Arrangers to be mandated lead arrangers in respect of the Facilities and agreed by the Parent;

Mandatory Cost Rate means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula);

Market Conventions means the prevailing practice in the European interbank market relating to facilities and payments of the nature contemplated in this Agreement, including the method of interest rate fixing and the calculation of interest on deposits, involving such factors as, among other things, the day count basis, the meaning of Business Day and the settlement basis;

Market Purchases means any purchase of shares in the Target after the Block Purchase and prior to the Merger Completion Date;

Market Report means the market report dated 3rd March, 2005 prepared by Bain & Company, Inc.;

Material Adverse Effect means any event or circumstance which:

(a)	has or is reasonably likely to have a material adverse effect on the business, operations or financial condition of the Obligors (taken as a whole);
(b)

is or is reasonably likely to be materially adverse to the ability of the Obligors (taken as a whole) to perform any of their payment obligations or meet any of their financial covenant obligations under the Finance Documents; or

(c)	affects the validity or the enforceability of any of the Finance Documents in a manner which would be materially adverse to the interests of the Creditors under the Finance Documents;

Maturity Date means, in relation to a Note, the last day of the Interest Period of such Note;

Member State means a member of the European Community;

Merger means the Cash-Out Merger or the Merger by Absorption;

Merger by Absorption means a merger between Bidco and Target whereby Bidco absorbs Target and the shareholders of Target (other than Bidco) receive as consideration shares in Bidco;

Merger Completion Date means the date of completion of a Merger;

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Merger Documents means the merger agreement to be entered into for the purposes of a Merger and any ancillary documentation in relation thereto;

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and
(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end,

provided that the rules in paragraphs (a) to (c) above will only apply to the last Month of any relevant period;

New Creditor has the meaning given to such term in Clause 25.1 (Assignments and transfers by the Creditors);

Note means a note issued or to be issued under the Revolving Facility or the principal amount outstanding for the time being of that note;

NTPC Letter of Credit means the Letter of Credit to be issued in favour of the Greek National Telecommunications and Post Commission on the Closing Date.

Obligation means any Letter of Credit, guarantee, bond, indemnity, documentary or other credit or any instrument of surety or payment issued or to be issued by the Issuing Bank under the Domestic Facility in accordance with the terms of this Agreement;

Obligation Proportion means, in relation to a Lender in respect of any Obligation, the proportion (expressed as a percentage) borne by that Lender’s Available Commitment in respect of the Domestic Facility to the Available Facility in respect of the Domestic Facility immediately prior to the issue of that Obligation, adjusted to reflect any assignment or transfer under this Agreement to or by that Lender;

Obligors means the Borrowers, the Guarantors and Luxco 3;

Obligor Accession Letter means an accession letter in the Agreed Terms, which shall be substantially in the form set out in Part 1 of Schedule 6 (Form of Accession Letters);

Original Borrower means the Company;

Original Creditors means the Original Lenders and the Original Purchasers;

Original Financial Statements means the annual audited consolidated financial statements of the Target for the financial year ended 31st December, 2004 prepared in accordance with US GAAP;

Original Guarantor means the company listed in Part 1 of Schedule 1 (The Original Parties);

Original Lender means a financial institution listed in Part 3 of Schedule 1 (The Original Parties);

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Original Purchaser means a financial institution listed in Part 2 of Schedule 1 (The Original Parties);

Original Security Document means each Security Document specified in the Security Memorandum as being required at the Signing Date;

Parent means Troy II, a company incorporated as a société à responsibilité limitée (private limited liability company) under the laws of Luxembourg;

Parent Group means Luxco and its direct and indirect Subsidiaries, provided that references to the Parent Group subsequent to (but not prior to) the Closing Date include the Target;

Participating Member State means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency pursuant to the EC Treaty;

Party means a party to this Agreement;

PIK Facility Agreement means the PIK facility agreement dated on or around the Signing Date made between, inter alia, Lux PIKco and J.P. Morgan Europe Limited;

PIK Notes means the Notes (as defined therein) issued or to be issued under the PIK Facility Agreement;

Purchaser means:

(a)	any Original Purchaser; and
(b)	any bank or financial institution, trust, fund or other entity which has become a Purchaser in accordance with Clause 25 (Changes to the Creditors),

which, in each case, has not ceased to be a Purchaser in accordance with the terms of this Agreement;

Put and Call Agreement means the put and call option agreement dated on or around the Signing Date and made between Bidco, the Parent and the Security Agent in respect of the shares in the Company and Luxco 3;

Quarter Day means any of 31st March, 30th June, 30th September and 31st December;

Quotation Day means in relation to any period for which an interest rate is to be determined two TARGET Days before the first day of that period;

Reference Banks means the principal London offices of Deutsche Bank AG London and JPMorgan Chase Bank, N.A., or such other banks as may be appointed by the Agent in consultation with the Parent;

Renewal Request means a written notice delivered to the Agent in accordance with Clause 5.14 (Renewal of an Obligation);

Report means the Accountant’s Report, the Legal Due Diligence Report, the Tax Structuring Paper and the Market Report and any other reports prepared in connection with the Acquisition and which are addressed to or otherwise capable of being relied upon by a member of the Group and Report means any of them;

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Reservations means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under any applicable limitation laws (including the Limitation Acts), the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any jurisdiction in which the relevant obligations under the Finance Documents may have to be performed and the possibility that a court may strike out provisions of a contract as being invalid for reasons of oppression, undue influenc e or similar reasons and any other reservations or qualifications of law (but not of fact) expressed in any legal opinions provided pursuant to Schedule 2 (Conditions Precedent) of this Agreement in relation to the law in force on the date on which such opinions are expressed to be given;

Revolving Commitment means:

(a)

in relation to an Original Purchaser, the amount in the Base Currency set opposite its name under the heading "Revolving Commitment" in Part 2 of Schedule 1 (the Original Parties) and the amount of any other Revolving Commitment transferred to it under this Agreement; or

(b)	in relation to any other Purchaser, the amount in the Base Currency of any Revolving Commitment transferred to it under this Agreement,

in each case, to the extent not cancelled, reduced or transferred by it under this Agreement;

Revolving Facility means the revolving credit facility made available under this Agreement as described in Clause 2.1(a) (Available Facilities);

Revolving Utilisation means a utilisation under the Revolving Facility by way of a Note;

Rollover Note means one or more Notes:

(a)	issued or to be issued on the same day that a maturing Note is due to be repaid;
(b)	the aggregate amount of which is equal to or less than the maturing Note; and
(c)	issued or to be issued by the Company for the purpose of refinancing a maturing Note;

Rollover Obligation means an Obligation renewed in accordance with Clause 5.14 (Renewal of an Obligation);

Screen Rate means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, displayed on the appropriate page of the Telerate screen provided that if the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Parent and the Creditors;

Security means any mortgage, mortgage pre-notice (under articles 1274 et seq. of the Greek Civil Code), charge (fixed or floating), standard security, pledge, lien, hypothecation, right of set-off, security trust, assignment by way of security, reservation of title, or any other security interest whatsoever, howsoever created or arising or any other agreement or arrangement entered into for the purposes of conferring security and any agreement to create or establish any of the foregoing;

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Security Agent means J.P. Morgan Europe Limited, as security agent and trustee for, amongst others, the Finance Parties;

Security Documents means (upon their respective execution) the Original Security Documents and any substituted, supplemental or additional documents entered into by any member of the Group for the purposes of granting Security in favour of the Security Agent from time to time to secure amounts outstanding under the Finance Documents;

Security Memorandum means the memorandum describing the Security to be provided by the Obligors in the form initialled by the Agent and the Parent on or prior to the Signing Date;

Senior Secured Facility Agreement means the senior secured facility agreement dated on or around the Signing Date made between, inter alia, the Company and J.P. Morgan Europe Limited;

Senior Secured Notes means the Notes (as defined therein) issued or to be issued under the Senior Secured Facility Agreement;

Senior Unsecured Facility Agreement means the senior unsecured facility agreement dated on or around the Signing Date made between, inter alia, Luxco 3 and J.P. Morgan Europe Limited;

Senior Unsecured Notes means the Notes (as defined therein) issued or to be issued under the Senior Unsecured Facility Agreement;

Signing Date means the date of this Agreement;

Specified Time means a time determined in accordance with Schedule 9 (Timetables);

Sponsors means:

(a)	Apax Partners;
(b)	TPG; and
(c)	all funds managed, advised or operated by advisors of any Sponsor described in clauses (a) and (b) above;

Spread means 2.25 per cent. per annum, subject to adjustment in accordance with Clause 10.1 (Calculation of interest);

Sterling and £ means the lawful currency of the United Kingdom;

Subsidiary means an entity of which a person:

(a)	has direct or indirect Control; or
(b)	owns directly or indirectly more than 50 per cent. of the share capital or similar right of ownership; or
(c)	is entitled to receive more than 50 per cent. of the dividends or distributions; or
(d)	and any other entity treated as a Subsidiary in the latest financial statements of that person from time to time;

Surviving Entity means, following the Cash-Out Merger or the Merger by Absorption pursuant to the Merger Documents, Bidco as surviving entity;

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Syndication means the syndication of the Facilities which shall be deemed to have completed on the earlier of (a) the date falling six months after the Closing Date and (b) the date notified by the Mandated Lead Arrangers to the Parent as the date on which syndication of the Facilities is completed;

Syndication Letter means the letter dated on or about the Signing Date between the Parent and the Bookrunners relating to Syndication;

TARGET means Trans-European Automated Real-time Gross Settlement Express Transfer payment system;

TARGET Day means any day on which TARGET is open for the settlement of payments in Euro;

Target means TIM Hellas Telecommunications S.A., a limited liability company organised under the laws of Greece;

Target Group means the Target and its Subsidiaries for the time being;

Tax means any tax, levy, impost, duty or other charge or withholding of a similar naturee in any jurisdiction (including any penalty or interest payable in connection with any failure to pay or delay in paying any of the same) and Taxes shall be construed accordingly;

Tax Structuring Paper means the tax structuring paper relating to the Block Purchase, the Cash-Out Merger, the Merger by Absorption, the Fallback Plan and the structure of the Group dated 30th March, 2005 prepared by KPMG which is addressed to or is otherwise capable of being relied upon by the Finance Parties;

Term means each period determined under this Agreement for which the Issuing Bank is under a liability under an Obligation;

Termination Date means the seventh anniversary of the Signing Date or, if a Conversion Default occurs under any Bridge Facility, the date falling 15 months after the Closing Date;

Total Domestic Commitments means the aggregate of the Domestic Commitments, being €40,000,000 at the Signing Date;

Total Revolving Commitments means the aggregate of the Revolving Commitments, being €210,000,000 at the Signing Date;

Total Commitments means the aggregate of the Total Domestic Commitments and the Total Revolving Commitments, being €250,000,000 at the Signing Date;

TPG means TPG Partners IV, Inc. and its Affiliates.

Transaction has the meaning given to that term in the Senior Secured Facility Agreement (in its form at the Signing Date);

Transaction Documents means the Acquisition Documents, the Merger Documents, the Finance Documents, the Bond Documents, the Bridge Documents, the HY Bond Documents and the Investment Documents;

Transfer Certificate means the transfer certificate, executed as a deed, substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Parent;

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Transfer Date means in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate;

United Kingdom or UK means the United Kingdom of Great Britain and Northern Ireland;

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents;

US Dollars and US$ means the lawful currency of the United States of America;

Utilisation means any utilisation under the Facilities by way of a Note or an Obligation;

Utilisation Date means the date on which a Utilisation is made;

Utilisation Request means:

(a)	in respect of a Note, a notice substantially in the form set out in Part 1 of Schedule 3 (Requests), duly completed with the particulars of the relevant Global Note and Notes; or
(b)	in respect of an Obligation, a notice substantially in the form set out in Part 2 of Schedule 3 (Requests);

VAT shall be construed as valued added tax as provided for in the United Kingdom Value Added Tax Act 1994 and legislation (or purported legislation and whether delegated or otherwise) supplemental to that Act or in any primary or secondary legislation promulgated by the European Community or European Union or any official body or agent of the European Community or European Union, and any Tax similar or equivalent to value added tax imposed by any country other than the United Kingdom and any similar turnover Tax replacing or introduced in addition to any of the same;

Vendor means TIM International, N.V.; and

Wholly-Owned Subsidiary means a company or corporation that has no members except for:

(a)	another company or corporation and that other company or corporation's wholly-owned subsidiaries; or
(b)	persons acting on behalf of that other company or corporation or that other company or corporation's wholly-owned subsidiaries.
1.2	Interpretation
(a)	Unless a contrary indication appears, any reference in this Agreement to:
(i)

the Agent, any Mandated Lead Arranger, the Issuing Bank, the Security Agent, any Bookrunner, any Ancillary Lender, any Finance Party, any Purchaser, any Lender, any Obligor or any Party shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)

the assets of a person shall be construed as a reference to all or any part of its present and future business, undertaking, property, shareholdings, assets and revenues (including any right to receive revenues and uncalled capital);

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(iii)	the European interbank market means the interbank market for Euro operating in Participating Member States;
(iv)

this Agreement, a Finance Document or any other agreement, instrument or document include references to such agreement, instrument or document as amended, supplemented, novated, re-enacted and/or restated;

(v)

indebtedness includes any obligation (present or future, actual or contingent) for the payment or repayment of money, whether present or future, actual or contingent and whether as principal or surety;

(vi)

a person includes any person, individual, firm, company, corporation, government, state or agency of a state or any association, joint venture association, organisation, institution, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vii)

a regulation includes any regulation, rule, directive, request, guideline, order, decree, other legislative measure, code, circular, notice, demand or injunction (whether or not having the force of law but, if not, being of a type with which it is customary for persons to whom it is directed to comply, even if compliance is not mandatory) of any Governmental Authority;

(viii)	a provision of law includes references to such provision as re-enacted, amended or extended and any subordinate legislation made under it;
(ix)	a time of day is a reference to Brussels time;
(x)	Clauses, paragraphs and Schedules shall be construed as references to Clauses and paragraphs of, and Schedules to, this Agreement;
(xi)	one gender includes all genders, and references to the singular include the plural and vice versa;
(xii)

including and in particular shall not be construed restrictively but shall mean "including, without prejudice to the generality of the foregoing" and "in particular, but without prejudice to the generality of the foregoing";

(xiii)

writing includes telex and facsimile transmission legibly received, except in relation to any certificate, forecast, report, notice, resolution or other document which is expressly required by this Agreement to be signed, and written has a corresponding meaning;

(xiv)	the Interest Period of an Obligation will be construed as a reference to the Term of that Obligation;
(xv)	an amount borrowed includes the purchase price of any Notes and any amount utilised by way of Obligation or outstanding under any Ancillary Document;
(xvi)	a Utilisation made or to be made to a Borrower includes an Obligation issued or to be issued on its behalf;
(xvii)	a Creditor funding its participation in a Utilisation includes a Creditor participating in an Obligation;
(xviii)	amounts outstanding under this Agreement include amounts outstanding under any Obligation or under any Ancillary Document;

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(xix)

an outstanding amount of an Obligation at any time is the maximum amount that is or may be payable (including contingently payable) by the applicable Borrower in respect of that Obligation at that time;

(xx)	a Borrower repaying or prepaying an Obligation or amounts due under an Ancillary Facility means:
	(A)	that Borrower providing cash cover for that Obligation or Ancillary Facility;
	(B)	the maximum amount payable under the Obligation or Ancillary Facility, as the case may be, being reduced in accordance with its terms; or
	(C)	the Issuing Bank or relevant Ancillary Lender, as the case may be, being satisfied that it has no further liability under that Obligation or Ancillary Facility, as the case may be,

and the amount by which an Obligation or Ancillary Facility, as the case may be, is repaid or prepaid under subparagraphs (xx) (A) and (B) above is the amount of the relevant cash cover or reduction;

(xxi)

a Borrower providing cash cover for an Obligation or in respect of any Ancillary Facility means a Borrower paying an amount in the currency of the Obligation or such Ancillary Facility to an interest-bearing account in the name of that Borrower and the following conditions being met:

		(A)	the account is with the Agent (if the cash cover is to be provided for all the Finance Parties) or with an Ancillary Lender (if the cash cover is to be provided for that Ancillary Lender);
(B)

withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under the relevant Finance Document in respect of that Obligation or Ancillary Facility until no amount is or may be outstanding under that Obligation or Ancillary Facility; and

(C)

the relevant Borrower has executed a Security Document over that account, in form and substance satisfactory to the Agent or the Finance Party with which that account is held, creating a first ranking fixed security interest over that account;

(xxii)

a certified document means such document certified as genuine and in full force and effect or, if a copy, a true, complete and up to date copy of the original in each case by a director or the secretary or any other authorised signatory of the relevant Party;

(xxiii)

any certificate to be provided under this Agreement or any Finance Document by an Obligor shall mean a certificate in the Agreed Terms, addressed to the Agent and capable of being relied upon by the Finance Parties, dated and signed by an authorised signatory of the relevant Obligor without personal liability on the part of such signatory; and

	(xxiv)	the expressions Guarantor and this Guarantee shall not be construed restrictively and shall include the payment undertakings and indemnities executed by such person in this Agreement.
(b)	The index and any headings, sub-headings or footnotes in this Agreement are for ease of reference and shall be ignored in construing this Agreement.

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(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default is continuing for the purposes of the Finance Documents until it is remedied or expressly waived in accordance with the terms of the Finance Documents.
(e)	Any consent, waiver or approval required from a Finance Party under a Finance Document must be in writing and will be of no effect if not in writing.
(f)

For the purposes of determining whether any limit or threshold expressed as a monetary sum and specified in the Base Currency in Clauses 20 (Representations), 21 (Information Undertakings), 23 (Undertakings) and 24 (Events of Default) has been exceeded, any amount not denominated in the Base Currency shall be taken into account on the basis of its Foreign Currency Equivalent.

1.3	Third party rights
(a)

Unless expressly provided to the contrary in this Agreement a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of this Agreement, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.
1.4	Luxembourg terms

In this Agreement, where it relates to a Luxembourg entity, a reference to:

(a)

a winding-up, administration or dissolution (unless otherwise provided in this Agreement) includes, without limitation, bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de faillite), moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), fraudulent conveyance (actio pauliana), general settlement with creditors, reorganisation of debt or similar laws affecting the rights of creditors generally; and

	(b)	a compulsory manager, receiver, administrative receiver, administrator or similar officer includes any commissaire, juge-commissaire, liquidateur, curateur or similar officer.
1.5	Greek terms

In this Agreement, where it relates to a Greek entity, a reference to:

(a)

a winding-up, administration or dissolution (unless otherwise provided in this Agreement) includes, without limitation, the liquidation proceedings (διαδικασίες εκκαθάρισης) and the reorganization proceedings (διαδικασίες εξυγίανσης) set-out in article 2 par. 1 (ι) and (ια) of Law 3301/2004 on financial collateral; and

(b)

a compulsory manager, receiver, administrative receiver, administrator or similar officer includes any bankruptcy representative (σύνδικος), supervisor (επίτροπος) or liquidator (εκκαθαριστής) or similar officer.

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2.	The Facilities
2.1	Available Facilities

Subject to the terms of this Agreement:

(a)

the Purchasers agree to allow the Company to make Drawings by subscribing for Notes issued by the Company pursuant to a Euro revolving credit facility in an aggregate amount equal to the Total Revolving Commitments. The Company offers the Notes to the Purchasers and, subject to the terms and conditions of this Agreement, the Purchasers accept such offer; and

	(b)	the Lenders agree to make available to the Borrowers a Euro facility in an aggregate amount equal to the Total Domestic Commitments for utilisation by way of Obligations.
2.2	Ancillary Facilities

Subject to the terms of Clause 6 (Ancillary Facilities) and any other provisions of this Agreement, a Lender may make available Ancillary Facilities in place of all or part of its Domestic Commitment.

2.3	Allocation of Facilities
(a)

The Parent may, by giving not less than 10 Business Days’ irrevocable notice to the Agent, request that an amount of unutilised Domestic Commitment shall be converted into Revolving Commitment, either:

	(i)	with the consent of a specified Lender who agrees (and confirms such agreement in writing to the Agent) to convert such amount of its Domestic Commitment into Revolving Commitments; or
	(ii)	by way of a pro rata conversion of the Domestic Commitments of all Lenders into Revolving Commitment,

and such conversion shall then take place on the date specified in the notice and the Commitments of the Creditors shall then be adjusted accordingly.

(b)	No amount of Domestic Commitment converted into Revolving Commitment under this Clause may be converted back to Domestic Commitment.
2.4	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

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3.	Purpose
3.1	Revolving Facility
(a)	Subject to (c) and (d) below, the proceeds of each Note will be used:
(i)	prior to a Merger, to be immediately on-lent by the Company to Bidco or, as applicable, the Target; and
(ii)	following a Merger, to be immediately on-lent by the Company to the Surviving Entity,

in each case, by way of the Company immediately purchasing Bonds issued by Bidco, the Target or, as the case may be, the Surviving Entity pursuant to the relevant CB Bonds Documents, each such Bond to have the same Interest Period as the corresponding Note issued under this Agreement.

(b)	The Parent shall ensure that the proceeds of the on-lending contemplated in (a) above are applied by Bidco, the Target or, as the case may be, the Surviving Entity:
	(i)	prior to and after a Merger, towards payment of interest under the Facilities, the Bridge Facilities or the HY Bonds; and
	(ii)	towards the working capital and general corporate purposes (including capital expenditure and payment of interest) of Bidco and its Subsidiaries,

provided that, for the avoidance of doubt, the proceeds of Utilisations under the Revolving Facility (and any on-lending thereof) may not be applied at any time to finance any principal amount of consideration payable in connection with the Acquisition.

(c)

No more than €15,000,000 shall be available for drawing on the Closing Date under the Revolving Facility and no more than €15,000,000 shall be available for utilisation on the Closing Date under the Domestic Facility.

(d)	Prior to a Merger, no more than €150,000,000 may be drawn under the Revolving Facility by the Company for the purposes of on-lending to Bidco.
(e)	Notwithstanding the other provisions of this Agreement, prior to any other Utilisation of any Facility on the first Utilisation Date, the following Utilisation of the Facilities shall occur:
(i)

the Company shall issue a Global Note in respect of a Utilisation in an amount of €250,000,000, such Global Note to be expressed as having a Maturity Date of that Utilisation Date (the Day One Global Note), and, for the purposes of this Utilisation only, the Domestic Facility shall be deemed to form part of the Revolving Facility and to be available on the same terms and for the same purposes as the Revolving Facility and the Lenders shall be deemed to be Purchasers;

(ii) provided that the conditions precedent specified in Clause 4 (Conditions of Utilisation) are satisfied, the Creditors shall all subscribe for such Global Note to the full extent of their Commitment;
(iii) the proceeds of such Global Note shall then be applied by the Company:
(A)

firstly, to purchase CB3 Bonds from Alpha Bank AE in a nominal amount of €250,000,000 issued by Bidco pursuant to the CB3 Bond Programme, provided that such CB3 Bonds shall immediately be returned to Bidco pursuant to the exercise by

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Bidco of its call option in respect thereof and the Company shall receive €250,000,000 in return;

(B)

(subject to the accession of the Target as an Additional Borrower in accordance with this Agreement) secondly, to purchase CB4 Bonds from Alpha Bank AE in a nominal amount of €250,000,000 issued by Target pursuant to the CB4 Bond Programme, provided that such CB4 Bonds shall immediately be returned to Target pursuant to the exercise by Target of its call option in respect thereof and the Company shall receive €250,000,000 in return; and

		(C)	the Company shall redeem the Day One Global Note on the first Utilisation Date by returning €250,000,000 to the Agent for the Creditors; and
(iv)

thereafter, the Facilities shall be available for drawing on the terms of this Agreement and, for the avoidance of doubt, the Facilities shall be divided into the Domestic Facility and the Revolving Facility in accordance with the provisions of Clause 2 (The Facilities).

3.2	Domestic Facility

Utilisations under the Domestic Facility may be used by any Borrower other than the Company and may be drawn for the working capital and general corporate purposes (including capital expenditure and payment of interest) of Bidco and its Subsidiaries, provided that, for the avoidance of doubt, Utilisations under the Domestic Facility may not be applied at any time to finance any principal amount of consideration payable in connection with the Acquisition.

3.3	No unlawful purpose

No part of the Facilities may be used for any purpose which would result in the provision of unlawful financial assistance or for any other unlawful purpose.

3.4	Clean down period

By no later than the date falling 12 months after the Closing Date, the Company must ensure that for a period of at least 5 consecutive Business Days the aggregate amount of Notes outstanding under the Revolving Facility shall be reduced to zero, to the extent those Notes were drawn at the Closing Date and ignoring for this purpose any Drawing in accordance with Clause 3.1(e) (Revolving Facility).

3.5	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed or utilised pursuant to this Agreement.

4.	Conditions of Utilisation
4.1	Initial conditions precedent:
(a)	The Creditors shall not be obliged to make any Utilisation available until:
(i)

the Agent has received (or is satisfied that that immediately on making the first Utilisation hereunder it will receive) all of the documents and other evidence listed in Parts 1 and 2 of Schedule 2 (Conditions Precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Parent and the Creditors promptly upon being so satisfied; and

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	(ii)	the Agent (acting reasonably) is satisfied that:
		(A)	the Block Purchase has been (or will immediately on the making of the first Utilisation hereunder be) completed; and
(B)

the Agent has received confirmation from Bidco that all conditions precedent to the initial utilisation of the Bridge Facilities or the issuance of HY Bonds have been satisfied and that the proceeds of the Bridge Facilities or of the issuance of HY Bonds are available for application as described in the Tax Structuring Paper.

(b)	No Utilisation may occur unless the Agent has given the notification envisaged in, and is satisfied of the matters set out in, Clause 4.1(a) above.
4.2	Further conditions precedent:

The Creditors and the Issuing Bank will only be obliged to comply with Clause 5.5 (Creditors’ participation) if on the date of the Utilisation Request or Renewal Request and on the proposed Utilisation Date:

(a) in the case of a Rollover Note or a Rollover Obligation, the Agent has not given notice under Clause 24.1 (Acceleration);
(b)

in the case of the first Utilisation, subject to Clause 4.3 (Certain Funds Period), no Default is continuing or would result from the proposed Utilisation and all representations set out in Clause 20 (Representations) to be made by each relevant Obligor are true and accurate in all material respects by reference to the facts and circumstances then existing;

(c)

in the case of any other Utilisation, subject to Clause 4.3 (Certain Funds Period), no Default is continuing or would result from the proposed Utilisation and the Repeating Representations to be made by each Obligor are true and accurate in all material respects, by reference to the facts and circumstances then existing; and

(d)

the first Utilisation and the first Ancillary Utilisation may not be made unless at the same time the Bridge Facilities are drawn or the HY Bonds are issued and the proceeds of drawing or (as applicable) issuance thereof are applied as described in the Tax Structuring Paper.

4.3	Certain Funds Period

All amounts made available under this Agreement either on the Closing Date or for the purposes of financing a payment of interest under the Finance Documents, the Bridge Facilities or the HY Bonds shall be made available on the Certain Funding Basis, except to the extent disapplied in accordance with the definition thereof.

4.4	Maximum number of Utilisations

No Utilisation Request may be delivered if as a result of the proposed Utilisation 12 or more Utilisations would be outstanding.

5.	Utilisation
5.1	Delivery of a Utilisation Request
(a)	A Drawing may be made available to the Company by way of subscription from the Purchasers under the Revolving Facility by delivery to the Agent of a duly completed Utilisation Request no

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later than the Specified Time or such shorter period as may be agreed with the Agent for the first Drawing (in which case EURIBOR shall be determined in accordance with paragraph (b) of the definition thereof). Only one Utilisation may be requested in each Utilisation Request.

(b)

A Borrower may utilise the Domestic Facility by delivery to the Agent of a duly completed Utilisation Request no later than the Specified Time. Only one Utilisation may be requested in each Utilisation Request.

5.2	Completion of a Utilisation Request

Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)	it is signed by an authorised signatory on behalf of the relevant Borrower;
(b) in respect of all Utilisations:
(i) (in the case of a Utilisation under the Revolving Facility) it gives details of the account to which the Company wishes the proceeds of the issuance of the requested Note to be made available;
(ii) it identifies the Facility to be utilised;
(iii) (in the case of a Utilisation under the Revolving Facility) it specifies the relevant Interest Period; and
(iv) (in the case of a Utilisation under the Revolving Facility) the proposed Interest Period complies with Clause 11 (Interest Periods);
(c)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility; and
(d) the amount of the Utilisation complies with Clause 5.4 (Amount).
5.3	Completion of a Utilisation Request for Obligations

In addition, a Utilisation Request in respect of the proposed issue of an Obligation will not be regarded as having been duly completed unless:

(a)

it specifies that it is for an Obligation and, in the case of a Letter of Credit, requests that such Letter of Credit be in the form of Schedule 10 (Form of Letter of Credit) or, in the case of any other Obligation, attaches the form of that Obligation which shall be reasonably satisfactory to the Agent and the Issuing Bank;

(b)

the Expiry Date of the Obligation falls less than one year from the Utilisation Date relevant to it (save in the case of the NTPC Letter of Credit, which Expiry Date may fall up to three years from the Utilisation Date relevant to it) and, in any event, on or before the Termination Date (save that the Expiry Date may extend beyond the Termination Date on provision of full cash cover by the relevant Borrower for such Obligation on or prior to the Termination Date);

(c)	the delivery instructions for the Obligation are specified; and
(d)	it also identifies the proposed beneficiary.

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5.4	Amount

The amount of the proposed Drawing must be in a minimum amount of €1,000,000 (and integral multiples of €100,000 in excess thereof) or, if less, the Available Facility.

5.5	Creditors' participation
(a)	If the conditions set out in this Agreement have been met:
(i) each Purchaser shall make its participation in each Note available by the Utilisation Date through its Facility Office; and
(ii) the Issuing Bank will issue each Obligation on the Utilisation Date.
(b)

The amount of each Purchaser's share of a Drawing will be equal to the proportion borne by its Available Commitment in respect of the Revolving Facility to the Available Facility in respect of the Revolving Facility immediately prior to subscribing for the Note. The amount of each Lender's participation in each Obligation will be equal to the proportion borne by its Available Commitment in respect of the Domestic Facility to the Available Facility in respect of the Domestic Facility immediately prior to the issue of the Obligation. If the Commitment of a Creditor in respect of a Facility has been reduced to zero after receipt of a Utilisation Request, the amount of the proposed Utilisation shall be reduced accordingly.

5.6	Maintenance of Register
(a)

The Company hereby designates the Agent to serve as its agent solely for the purposes of this Subclause to maintain a register (the Register) on which it will record the Commitments of an the outstanding amount of the Notes issued to each of the Purchasers.

(b)	Any failure to make or update any such Register, or any error in such Register, shall not affect the Company's or any Obligor's obligations in respect of those Notes.
(c)

Notwithstanding any other provision of this Clause, no transfer shall be effective until that transfer is recorded on the Register maintained by the Agent and prior to such recording all amounts owing by the Obligors under the Finance Documents to the transferor with respect to the rights transferred shall remain owing to the transferor.

(d)

Notwithstanding any other provision of this Clause, the registration of any transfer shall be recorded by the Agent on the Register only upon the delivery to and acceptance by the Agent or a properly executed and delivered Transfer Certificate pursuant to this Agreement and no transfer shall be effective until so recorded.

(e)

The Agent will promptly update the Register upon receipt by it of any such Transfer Certificate. The Register shall be available for inspection by any Obligor or any Purchaser at any reasonable time and from time to time upon reasonable prior notice. The Agent who keeps the Register will promptly inform the Company of any changes, registrations and transfers with respect to the Register. In the case of discrepancy between the Register and the register kept by the Company at its registered office, the registrations in the register held by the Company shall prevail for Luxembourg law purposes.

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5.7	Registered form
(a)

Each Note shall be in registered form and title thereof shall pass upon the execution and delivery to the Agent of a Transfer Certificate in relation thereto in accordance with Clause 25 (Changes to the Creditors) and the transfer of that Note being recorded in the Register.

(b)

The registered holder of a Note shall be recognised by each Obligor as entitled to that Note free from any equity, set-off or counterclaim on the part of any Obligor against the original or intermediate holder of that Note.

5.8	Agent to hold blank Global Notes

The Company shall procure that a sufficient quantity of executed but unauthenticated blank Global Notes is at all times available to the Agent for the purpose of issue hereunder, provided that the Agent shall notify the Company promptly if its supply of blank Global Notes in respect of the Company falls below 30. If the Agent does not have a sufficient supply of blank Global Notes of the right form for the purpose of any particular Utilisation Request it shall immediately notify the Company accordingly.

5.9	Completion of blank Global Notes

The receipt by the Agent from the Company of a Utilisation Request shall be sufficient authority for the Agent to complete the relevant Note by inserting the following details in the appropriate place in each Global Note with respect to the Notes represented by it:

(a)	the Maturity Date of such Notes;
(b)	the date of issue of such Notes;
(c)	the principal amount of such Notes; and
(d)	the provisions of such Notes relating to the calculation of interest payable in connection with such Notes,

and to authenticate and deliver such Global Note on the relevant Utilisation Date.

5.10	Authentication

The Agent shall arrange for the authentication certificate on each Global Note to be duly signed by two of its authorised signatories. Within 10 Business Days after the date of issue of any Notes, the Agent shall deliver to the Company a copy of such Global Note.

5.11	Cancellation, destruction and records

All Notes which mature and are paid shall be cancelled forthwith by the Agent. The Agent shall, as soon as reasonably practicable after each Maturity Date, furnish the Company with a certificate signed by two duly authorised officers of the Agent stating (i) the aggregate principal amount of the Notes which have been paid and cancelled on such Maturity Date and (ii) that the cancelled Notes in its possession have been destroyed (unless otherwise previously instructed by the Company). The Agent shall keep a full and complete record of all Notes and of their issue, payment, cancellation and destruction and of all replacement Notes issued in substitution for lost, stolen, mutilated, defaced or destroyed Notes. The Agent may cause to be issued replacement Notes in place of Notes which have been lost, stolen, mutilated, defaced or destroyed and the Company will cause replacement Notes to

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be delivered to the Agent for this purpose upon the provision to the Company of such evidence and indemnity in favour of the Company as the Company shall reasonably require.

5.12	Documents and forms
(a) The Agent shall maintain in safe custody all forms of Notes delivered to and held by it under this Agreement and ensure that Notes are only issued in accordance with the provisions of this Agreement.
(b) The Notes shall be represented by a single Global Note held by the Agent in accordance with Clause 5.13 (Deposit of Notes).
5.13	Deposit of Notes

The Agent shall hold each Note in safe custody for and on behalf of the Purchasers and shall not part with possession of such Notes without the consent of all the Purchasers. The Agent shall not be responsible for any loss incurred in connection with any such deposit.

5.14	Renewal of an Obligation
(a)	A Borrower may request the renewal of any Obligation issued on its behalf by delivery to the Agent of a Renewal Request by the Specified Time.
(b)

The Finance Parties shall treat any Renewal Request in the same way as a Utilisation Request for an Obligation except that the Borrower need not supply the form of the Obligation or the details of the beneficiary under paragraphs (a) and (d) of Clause 5.3 (Completion of a Utilisation Request for Obligations).

(c)	The terms of each Rollover Obligation shall be the same as those of the relevant Obligation immediately prior to its renewal, except that:
(i) its amount may be less; and
(ii) its Term shall start on the date which was the Expiry Date of the Obligation immediately prior to its renewal, and shall end on the proposed Expiry Date specified in the Renewal Request.
(d)	If the conditions set out in this Agreement have been met, the Issuing Bank shall amend and re-issue any Obligation pursuant to a Renewal Request.
6.	Ancillary Facilities
6.1	Establishment of Ancillary Facilities

Subject to the provisions of this Agreement, the Parent may, at any time at least 35 days prior to the end of the Availability Period in respect of the Domestic Facility, request the establishment of Ancillary Facilities in place of all or part of the Domestic Facility by serving not less than five Business Days' written notice on the Agent. Such notice must be accompanied by a copy of the proposed Ancillary Document(s) and must specify:

(a)	the proposed commencement and expiry dates for the proposed Ancillary Facilities;
(b)	the types of the proposed Ancillary Facilities;
(c)	the identity of the proposed Ancillary Lender;

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(d)

the Ancillary Limit requested to apply to the proposed Ancillary Facilities being in an amount equal to the Available Commitment under the Domestic Facility of such Ancillary Lender or, if less, equal to or more than €1,000,000; and

(e)	such other details as to the nature, amount, fees for and operation of the proposed Ancillary Facilities as the Agent and the proposed Ancillary Lender may require,

and the Agent shall promptly notify each Lender upon receipt of any such notice. No Lender is obliged to consent to becoming an Ancillary Lender.

6.2	Approval

If the Agent receives notification from the nominated Lender that it agrees to become an Ancillary Lender, that nominated Lender shall become an Ancillary Lender authorised to make the proposed Ancillary Facilities available with effect on and from the date agreed between the Parent and that Ancillary Lender.

6.3	Type

Ancillary Facilities may comprise facilities for forward foreign exchange, trade or standby letters of credit, overdraft, short term loans, automated payment, cheque drawing and other current account facilities and such other facilities of a bilateral nature as may be required in connection with the business of the Group as any Ancillary Lender may, subject to the terms of this Agreement and the relevant Ancillary Document, from time to time agree to make available.

6.4	Nature

Ancillary Facilities may be committed or uncommitted. If uncommitted, they may be terminated or cancelled and the repayment in respect thereof demanded by that Ancillary Lender at any time. Clause 6.13 (Cross default) will apply if any such demand is made.

6.5	Currency

The currency of any Ancillary Facility may only be the Base Currency.

6.6	Limits

The Agent and the proposed Ancillary Lender must agree an Ancillary Limit which must not at any time be capable of exceeding the Available Commitment of the proposed Ancillary Lender under the Domestic Facility. Each Ancillary Lender may only make the Ancillary Facilities available in a maximum amount of the applicable Ancillary Limit. Any Ancillary Lender may, without liability, return cheques unpaid if the payment of such cheques would result in a breach of these limits.

6.7	Availability

Without prejudice to the uncommitted nature of any of the Ancillary Facilities, the Ancillary Facilities shall only be available during the Availability Period in respect of the Domestic Facility.

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6.8	Terms

The terms governing the operation of any Ancillary Facilities (including the terms of any counter-indemnity required in connection with such facilities) shall be those determined by agreement between the Ancillary Lender and the Parent, provided that such terms are based upon normal commercial terms.

6.9	Charges

The fees and other remuneration in respect of each of the Ancillary Facilities shall be determined by agreement between the Ancillary Lender and the Parent provided that such fees and remuneration are based upon normal market rates and terms and do not include a margin over costs of funds greater than the applicable Spread for the Domestic Facility or a commitment fee greater than that payable on the Domestic Facility.

6.10	Information

Each Borrower and each Ancillary Lender will, promptly upon request by the Agent, supply the Agent with such information relating to the operation of each Ancillary Facility provided by such Ancillary Lender (including the Ancillary Outstandings) as the Agent may from time to time reasonably request. Each Borrower consents to all such information being released to the Finance Parties.

6.11	Miscellaneous
(a)	The relevant Borrower shall complete such mandates and other like documents in relation to the Ancillary Facilities as any Ancillary Lender shall reasonably require.
(b)	If any term of any Ancillary Document is inconsistent with this Agreement, the terms of this Agreement shall prevail.
(c)	Any amendment, variation or supplement made to any Ancillary Facilities after the establishment thereof must be notified to the Agent.
6.12	Available Commitment

For the purposes of calculating:

(a)

the amount of a Lender's share in, or in respect of, a Utilisation under the Domestic Facility, the Available Commitment of a Lender under the Domestic Facility will be reduced by the aggregate amount of its Ancillary Limit in force at the time of the Utilisation; and

(b)

the commitment fees due to a Lender which is providing an Ancillary Facility, the Available Commitment of the Lender under the Domestic Facility will be reduced by the amount of its Ancillary Limit in force from day to day.

6.13	Cross default
(a)

The Creditors agree that if any Ancillary Lender makes a demand under the terms of an Ancillary Document, that demand shall not be an Event of Default for the purposes of Clause 24 (Events of Default) if, but only if, in each case such demand is satisfied in full within three Business Days of the date of such demand.

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(b)

If any Ancillary Facility is made available on a committed basis, the relevant Ancillary Lender agrees that it will not make demand under the terms of any Ancillary Document forming part of those committed facilities unless:

(i)

an Event of Default has occurred under section 6.01(a)(i) or (ii) (Failure to pay) of Schedule 13 (Events of Default) in relation to that Ancillary Document (and then the preceding provisions of this Clause 6.13 shall apply); or

(ii) all or part of the outstanding Utilisations and Ancillary Outstandings have been declared due and payable under Clause 24.1 (Acceleration).
(c)

If any Ancillary Lender makes a demand in the circumstances envisaged in Clause 6.13(b) above, the Lenders and each Ancillary Lender shall make such adjustments as are necessary in accordance with Clause 31.6 (Ancillary Facilities).

7.	Obligations
7.1	Immediately payable

If an Obligation or any amount outstanding under an Obligation is expressed to be immediately payable, the Borrower that requested the issue of that Obligation shall repay or prepay that amount immediately.

7.2	Claims under Obligations
(a)

Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under an Obligation requested by it and which appears on its face to be in order (a claim).

(b)	Each Borrower shall immediately on demand pay to the Agent for the Issuing Bank an amount equal to the amount of any claim.
(c)	Each Borrower acknowledges that the Issuing Bank:
	(i)	is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and
	(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.
(d)	The obligations of a Borrower under this Clause 7 will not be affected by:
	(i)	the sufficiency, accuracy or genuineness of any claim or any other document; or
	(ii)	any incapacity of, or limitation on the powers of, any person signing a claim or other document.
7.3	Indemnities
(a)

Each Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Obligation requested by that Borrower.

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(b)

Each Lender shall (according to its Obligation Proportion) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank's gross negligence or wilful misconduct) in acting as the Issuing Bank under any Obligation (unless the Issuing Bank has been reimbursed by an Obligor pursuant to a Finance Document).

(c)

If any Lender is not permitted (by its constitutional documents or any applicable law) to give the indemnity in paragraph (b) above, then that Lender will not be obliged to comply with paragraph (b) and shall instead be deemed to have taken, on the date the Obligation is issued (or if later, on the date the Lender's participation in the Obligation is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Obligation in an amount equal to its Obligation Proportion of that Obligation. On receipt of demand from the Agent, that Lender shall pay to the Agent (for the account of the Issuing Bank) an amount equal to its Obligation Proportion of the amount demanded under paragraph (b) above.

(d)	The Borrower which requested an Obligation shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 7.3 in respect of that Obligation.
(e)

The obligations of each Lender under this Clause 7.3 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Obligation, regardless of any intermediate payment or discharge in whole or in part.

(f)

The obligations of each Lender and each Borrower under this Clause 7.3 will not be affected by any act, omission, matter or thing which, but for this Clause 7.3, would reduce, release or prejudice any of its obligations under this Clause 7.3 (without limitation and whether or not known to it or any other person) including:

	(i)	any time, waiver or consent granted to, or composition with, any Obligor, any beneficiary under an Obligation or other person;
	(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor or any member of the Group;
(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor, any beneficiary under an Obligation or any other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor, any beneficiary under an Obligation or any other person;
	(v)	any amendment (however fundamental) or replacement of a Finance Document, any Obligation or any other document or security;
	(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Obligation or any other document or security; or
	(vii)	any insolvency or similar proceedings.

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7.4	Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause 7.

8.	Repayment
8.1	Repayment of Notes
(a)	The Company shall repay each Note on the last day of its Interest Period.
(b)

Without prejudice to the Company’s obligation to repay the full amount of each Note on the last day of its Interest Period, where, on the same day on which the Company is due to repay a Note the Company has also requested that a Rollover Note be made to it, the amount to be so repaid and the amount to be so drawn down shall be netted off against each other so that the amount which the Company is actually required to repay shall be the net amount remaining after such netting off.

(c)	On a repayment in full of a Note, that Note shall be returned to the Company and the repayment of that Note shall be recorded in the Register.
8.2	Termination Date

For the avoidance of doubt, any amounts then outstanding under the terms of this Agreement shall be repaid on the Termination Date.

9.	Prepayment and Cancellation
9.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Creditor to perform any of its obligations as contemplated by this Agreement or to subscribe for the Notes or to fund or to maintain its share or participation in any Utilisation:

(a)	that Creditor shall promptly notify the Agent on becoming aware of that event;
(b)	upon the Agent notifying the Parent, the Commitments of that Creditor will be immediately cancelled; and
(c)

each Borrower shall repay, and the Parent shall procure that there is repaid, that Creditor's participation in the Utilisations made to that Borrower on the last day of the Interest Period for each Utilisation occurring after the Agent has notified the Parent or, if earlier, the date specified by the Creditor in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and shall procure that the Ancillary Outstandings in respect of that Creditor are fully repaid.

9.2	Change of Control

If a Change of Control occurs, the Facilities shall be immediately cancelled and all Commitments reduced to zero, and each Borrower shall promptly prepay its share of all outstanding Utilisations together with all other amounts payable by the Borrowers under this Agreement and shall procure that all Obligations and Ancillary Outstandings are fully repaid.

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9.3	Prepayment of Bridge Facilities or HY Bonds
(a)

Immediately upon the repayment of any of the Bridge Facilities other than from the proceeds of corresponding HY Bonds in respect of which the Mandated Lead Arrangers (or their affiliates) are exclusive lead managers (save where a refinancing fee is paid in accordance with the terms of the Fee Letter or where no refinancing fee is payable under the Fee Letter), the Facilities shall be immediately cancelled and all Commitments reduced to zero, and each Borrower shall promptly prepay its share of all outstanding Utilisations together with all other amounts payable by the Borrowers under this Agreement and shall procure that the Obligations and Ancillary Outstandings are fully repaid.

(b)

Except as provided in (c) below, once amounts applied in prepayment of the Senior Secured Facility Agreement and the Senior Unsecured Bridge Facility (and any HY Bonds that refinance them) exceed €275,000,000 or its Foreign Currency Equivalent (for the avoidance of doubt, disregarding for this purpose any amounts reinvested in the business of the Group and any amounts of prepayment declined by the purchasers/lenders under those facilities or notes), the Facilities shall also be cancelled and prepaid from the categories of proceeds required to be applied to prepay the Senior Secured Facility Agreement and the Senior Unsecured Bridge Facility (and any notes that refinance them), pro rata with amounts applied to prepay those facilities or notes.

(c)

For so long as an Event of Default is outstanding, proceeds otherwise required to be applied in prepayment of the Senior Secured Facility Agreement or the Senior Unsecured Bridge Facility (or any HY Bonds that refinance them) shall be applied in cancellation and prepayment of the Facilities in priority to prepayment of any other indebtedness.

9.4	Prepayment of corresponding Bond

In the event that a Bond that was purchased by the Company with the proceeds of a Note becomes due and payable under the CB3 Bond Programme or, as the case may be, the CB4 Bond Programme, then the corresponding Note issued under this Agreement shall immediately become due and payable and the Company shall apply any amounts it receives in prepayment of the relevant Bond in immediate prepayment of the corresponding Note hereunder.

9.5	Voluntary cancellation

The Parent may, if it gives the Agent not less than three Business Days' (or such shorter period as the Majority Creditors may agree) prior notice, cancel the whole or any part of an Available Facility (but if in part, being in an amount that reduces the amount of such Facility by a minimum amount of €5,000,000 or an integral multiple of €1,000,000). Any cancellation under this Clause 9.5 shall reduce the Commitments of the Creditors rateably under that Facility.

9.6	Mandatory cancellation
(a)	Any part of a Facility undrawn at the end of its Availability Period shall be cancelled.
(b)	The Facilities will be automatically cancelled in full at close of business on 31st July, 2005 if the first Utilisation has not been made on or before that date.
(c)

Upon the completion of a Merger, the Revolving Facility shall be automatically reduced by €50,000,000. Upon such reduction the Commitments of the Creditors under the Revolving Facility shall be rateably reduced.

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9.7	Voluntary prepayment

A Borrower to which a Utilisation has been made may, if it gives the Agent not less than 3 Business Days' (or such shorter period as the Majority Creditors in respect of the relevant Utilisation may agree) prior notice, prepay the whole or any part of any Utilisation (but, if in part, being in an amount that reduces the amount of the relevant Utilisation by a minimum amount of €5,000,000 and an integral multiple of €1,000,000).

9.8	Right of repayment and cancellation in relation to a single Creditor
(a)	If:
	(i)	any sum payable to any Creditor by an Obligor is required to be increased under paragraph (c) of Clause 14.2 (Tax gross-up);
	(ii)	any Creditor claims indemnification from the Company under Clause 14.3 (Tax indemnity) or Clause 15.1 (Increased Costs);
	(iii)	any Creditor notifies the Agent of any amount which becomes payable under paragraph 2 or 3 of Schedule 4 (Mandatory Cost Formula),

the Parent may, whilst (in the case of subparagraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of subparagraph (iii) above) that amount is greater than zero, give the Agent notice of cancellation of all (but not part of) the Commitments of that Creditor and its intention to procure the repayment of all (but not part of) that Creditor's participation in the Utilisations and (if such Creditor is an Ancillary Lender), all (but not part of) the Ancillary Utilisations made available by that Creditor.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitments of that Creditor shall immediately be reduced to zero.
(c)

On the last day of each Interest Period which ends after the Parent have given notice under paragraph (a) above (or, if earlier, the date specified by the Parent in that notice), the Parent shall procure the repayment that Creditor's participation in the Utilisations and Ancillary Utilisations.

9.9	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 9 shall be irrevocable and the relevant Party shall be bound, to the extent this Agreement permits, to prepay or repay in accordance with that notice. Unless a contrary indication appears in this Agreement, the notice shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)

Any prepayment under this Agreement shall be made together with accrued interest to the date of actual payment on the amount prepaid and any other sums then due and payable to the Finance Parties under this Agreement (including any additional amount payable under Clause 16.2 (Miscellaneous indemnities)).

(c)	No mandatory or involuntary prepayment of any Facility may be redrawn or reborrowed.
(d)

Any mandatory or involuntary prepayment of the Facilities shall be applied first against amounts outstanding under the Revolving Facility and thereafter against amounts outstanding under the Domestic Facility.

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(e)	Any mandatory or involuntary cancellation of the Facilities shall be applied first against the Revolving Facility and thereafter against the Domestic Facility.
(f)	No Borrower shall repay or prepay all or any part of the Utilisations or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.
(g)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.
(h)	If the Agent receives a notice under this Clause 9, it shall promptly forward a copy of that notice to either the Parent or the affected Creditor, as appropriate.
10.	Interest
10.1	Calculation of interest
(a)

Subject to Clauses 10.3 (Default interest) and 12 (Changes to the calculation of interest) and this Clause 10.1, the rate of interest on each Note for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(i)	prevailing Spread;
(ii)	EURIBOR; and
(iii)	Mandatory Cost Rate.
(b)

Following the completion of the earlier of the Cash-out Merger or the Fallback Plan (in each case, in accordance with the Tax Structuring Paper) and, in any event, not prior to the date falling one year after the Signing Date, and subject to the provisos below, on the date falling five Business Days after each Business Day on which the Agent receives (i) the consolidated quarterly financial statements and accompanying Compliance Certificate delivered to it under Clause 21.2(b) (Quarterly financial statements) and (ii) in the case of a downward adjustment only, a request from the Parent to make the adjustment, the Spread shall be adjusted (up or down as appropriate) to the percentage set out under the column entitled "Applicable Spread" in the following table to the extent that such Compliance Certificate and consolidated quarterly financial statements show that the ratio of Net Senior Secured Debt t o EBITDA for the previous twelve month period (both calculated in accordance with Clause 22 (Financial Covenant)) falls within the relevant range set out opposite such percentage, under the column entitled "Net Senior Secured Debt to EBITDA Ratio":

Spread Grid Table
Net Senior Secured Debt to EBITDA Ratio		Applicable Spread
Greater than 4.0:1		2.25% per annum
Equal to or less than 4.0:1 but greater than 3.5:1		2.00% per annum
Equal to or less than 3.5:1 but greater than 3.0:1		1.75% per annum
Equal to or less than 3.0:1		1.50% per annum

Provided that as an overriding stipulation:

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(i)

the Spread shall be immediately reinstated to 2.25 per cent. per annum on the occurrence of an Event of Default or in the event that the relevant quarterly financial statements are not delivered to the Agent by the due date therefore. After such Event of Default ceases to be continuing or, as the case may be, the relevant quarterly financial statements have been delivered, the Spread shall immediately revert to the rate which would otherwise have applied in accordance with this Clause 10.1 provided no other Event of Default has occurred and is continuing at such time;

(ii)

if the figures used in calculating a Spread reduction are shown to be incorrect (as a result of the figures shown in the audited consolidated accounts delivered to the Agent under Clause 21.2(a) (Audited financial statements) or otherwise), the ratio shall be recalculated using the correct figures; and

(iii)	if, as a result of subclause (ii) above, the Spread applied in respect of any Interest Period should have been:
	(A)	higher than the Spread actually applied, the Company shall pay to the Agent on demand, by way of interest, an amount equal to such shortfall; or
(B)

lower than the Spread actually applied, the amounts payable by the Company at the end of the then current Interest Period shall be reduced so as to put the Creditors and the Company in the position they would have been in had the correct Spread been applied.

10.2	Payment of interest

The Company shall pay accrued interest on each Note on the last day of each Interest Period (and, if the Interest Period is longer than six months, on the dates falling at six monthly intervals after the first day of the Interest Period) (subject to payment of Break Costs).

10.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 1 per cent. higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Note in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 10.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Note which became due on a day which was not the last day of an Interest Period relating to that Note:
	(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Note; and
	(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be 1 per cent. higher than the rate which would have applied if the overdue amount had not become due.
(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

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10.4	Notification of rates of interest

The Agent shall promptly notify the Creditors and the relevant Borrower of the determination of a rate of interest under this Agreement.

11.	Interest Periods
11.1	Selection of Interest Periods
(a)

The Company may select an Interest Period for a Note in the Utilisation Request for that Note. Until the completion of Syndication as determined in accordance with the definition thereof, no Interest Period shall exceed one month (or such longer period as the Agent may agree (acting reasonably)).

(b)

Subject to this Clause 11, the Company may select an Interest Period of one, two, three or six Months or any other period agreed between the Parent and the Agent (acting on the instructions of all the Purchasers).

(c)	An Interest Period for a Note shall not extend beyond the Termination Date.
(d)	Each Note shall have one Interest Period only.
11.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12.	Changes to the Calculation of Interest
12.1	Absence of quotations

Subject to Clause 12.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by one hour after the Specified Time on the relevant Quotation Day, the applicable EURIBOR or shall be determined on the basis of the quotations of the remaining Reference Banks.

12.2	Market disruption
(a)

If a Market Disruption Event occurs in relation to a Note for any Interest Period, then the rate of interest on each Purchaser’s portion of that Note for the Interest Period shall be the rate per annum which is the sum of:

(i) the applicable Spread;
(ii)

the rate notified to the Agent by that Purchaser as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Purchaser of funding its portion of that Note from whatever source it may reasonably select; and

(iii) the Mandatory Cost Rate, if any, applicable to that Creditor's participation in the Note.
(b)	In this Agreement Market Disruption Event means:

39

(i)

at or about noon on the Quotation Day for the relevant Interest Period, the Screen Rate is not available and none, or if more than one exists only one, of the Reference Banks supplies a rate to the Agent to determine EURIBOR for the relevant Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Purchaser or Purchasers (whose portion of the relevant Note exceeds 50 per cent. of that Note) that the cost to it of obtaining matching deposits in the European interbank market would be in excess of EURIBOR.

12.3	Alternative basis of interest or funding
(a)

If a Market Disruption Event occurs and the Agent or the Parent so requires, the Agent and the Parent shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Purchasers and the Parent, be binding on all Parties.
12.4	Break Costs
(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Note or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Note or Unpaid Sum.

(b)	Each Creditor shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.
13.	Fees
13.1	Underwriting and arrangement fees

The Company shall pay or procure that there is paid to the Agent for the benefit of the Mandated Lead Arrangers underwriting and arrangement fees in the amount, manner and at the time set out in the relevant Fee Letter.

13.2	Commitment fee
(a)

The Company shall pay or procure that there is paid to the Agent for the account of each Creditor a fee computed at the rate of 0.75 per cent. per annum on that Creditor's Available Commitment under the Facilities for the Availability Period.

(b)

The commitment fee shall accrue from the Closing Date and shall be payable on each Quarter Day during the Availability Period, on the last day of the Availability Period and, if cancelled in full, on the cancelled amount of the relevant Creditor's Commitments at the time the cancellation is effective.

13.3	Agency fee

The Company shall pay, or procure that there is paid, to the Agent and the Security Agent (for their own account) an agency fee and a security agency fee in the amount, manner and at the times set out in the relevant Fee Letter.

13.4	Obligation fees
(a)	Each Borrower shall pay to the Issuing Bank (for its own account) a fronting fee in respect of each Obligation requested by it of 0.125 per cent. per annum on the outstanding amount of each

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Obligation (excluding any part counter-indemnified by the Issuing Bank in its capacity as a Lender) for the period from that Obligation's issue until its Expiry Date (the Fronting Fee).

(b)

Each Borrower shall pay to the Agent (for the account of each Lender) an obligation fee computed at the rate per annum equal to the prevailing Spread on the outstanding amount (which for these purposes shall be calculated net of any amount provided by way of cash cover) of each Obligation requested by it for the period from the issue of that Obligation until its Expiry Date. This fee shall be distributed according to each Lender's Obligation Proportion of that Obligation.

(c)

The Fronting Fee and the accrued obligation fee on an Obligation shall be payable in arrears on each Quarter Day and on the Expiry Date for that Obligation and shall accrue from the date of issue of that Obligation. The accrued obligation fee is also payable to the Agent on the cancelled amount of any Lender's Domestic Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Obligations (to that extent) prepaid or repaid in full.

14.	Tax Gross Up and Indemnities
14.1	Definitions

In this Agreement:

Protected Party means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under Clause 14.2 (Tax gross-up) or a payment under Clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this Clause 14 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination acting reasonably.

14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Creditor shall promptly notify the Agent on becoming so aware in respect of a payment payable to that Creditor. If the Agent receives such notification from a Creditor it shall promptly notify the Parent and the relevant Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)

An Obligor is not required to make a Tax Payment under sub-paragraph (c) above if (i) the Tax Deduction to which the Tax Payment would relate is required to be made pursuant to European Council Directive 2003/48/EC from a payment made or received by the Agent and (ii) such Tax Deduction arises as a result of a failure by the Agent to comply with the terms of Clause 14.7 (Location of Paying Agent).

14.3	Tax indemnity
(a)

The Borrowers shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a payment under a Finance Document.

(b)	Paragraph (a) above shall not apply:
(i) with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

	(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)

to the extent a loss, liability or cost is compensated for by an increased payment under Clause 14.2 (Tax gross-up) or would have been compensated for by an increased payment under Clause 14.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (f) of Clause 14.2 (Tax gross-up) applied.

(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall promptly notify the Parent.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 14.3, promptly notify the Agent.
14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

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(a)	a Tax Credit is attributable to that Tax Payment or to the increased payment of which the Tax Payment forms a part; and
(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (other than any Transfer Certificate, unless such Transfer Certificate is entered into at the request of the Parent or any Borrower).

14.6	Value added tax
(a)

All amounts set out, or expressed to be payable under a Finance Document by a Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

if VAT is chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any Party (the Relevant Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)

Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

14.7	Location of Paying Agent

The Agent will not, for the purposes of European Council Directive 2003/48/EC and in relation to payments made or received under any Finance Document by it in its capacity as Agent, be established in, change its place of establishment to, act through any office situated or established in, maintain any account used for making or receiving payments in relation to the Finance Documents in, or delegate any of its duties, trusts, powers, authorities and discretions vested in it under the Finance Documents to, any person established in or acting from, Austria, Belgium or Luxembourg or in any other jurisdiction that might elect or be directed to operate a withholding tax system under European Council Directive 2003/48/EC.

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15.	Increased Costs
15.1	Increased Costs
(a)

Subject to Clause 15.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay and the Parent will procure that there is paid for the account of the relevant Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or
(ii)	compliance with any law or regulation,

made, enacted or imposed after the Signing Date.

(b)	In this Agreement Increased Costs means:
	(i)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Affiliate's) overall capital;
	(ii)	an additional or increased cost; or
	(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

15.2	Increased Cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 15.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Parent.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions
(a)	Clause 15.1 (Increased Costs) does not apply to the extent any Increased Cost is:
(i) attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)

compensated for by Clause 14.3 (Tax indemnity) (or would have been compensated for under Clause 14.3 (Tax indemnity) but was not so compensated solely because the exclusion in paragraph (b) of Clause 14.3 (Tax indemnity) applied);

(iii) compensated for by any other provision of this Agreement; or
(iv) attributable to the wilful or grossly negligent breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In this Clause 15.3, a reference to a Tax Deduction has the same meaning given to the term in Clause 14.1 (Definitions).

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16.	Other Indemnities
16.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i) making or filing a claim or proof against that Obligor;
(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Miscellaneous indemnities

The Borrowers shall within three Business Days of demand indemnify each Finance Party against any funding or other reasonable costs, loss, expense or liability sustained by such Finance Party (other than by reason of the gross negligence or wilful misconduct of such Finance Party) as a consequence of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date including any reasonable cost, loss or liability arising as a result of Clause 31 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in a Utilisation requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	a Utilisation (or part of a Utilisation) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Parent;
(e)

the receipt by the Agent of any part of a Note, or an Unpaid Sum, otherwise than on the last day of its Interest Period (from which shall be deducted any sum paid by an Obligor in respect of the same event under Clause 12.4 (Break Costs));

(f)

its taking any steps under Clause 17 (Mitigation by the Creditors) (from which shall be deducted any sum paid by an Obligor in respect of the same event under Clause 17.2 (Limitation of liability)); or

(g)	the taking, holding, protection or enforcement of the Security constituted by the Security Documents (including any liability under Environmental Laws) or the exercise of any of the

45

rights, powers and remedies vested in any Finance Party by the Finance Documents or by law or which otherwise relate to any of the Security Documents or the performance by the Security Agent of the terms of the Finance Documents.

16.3	Indemnity to the Agents

The Borrowers shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by them (acting reasonably) as a result of:

	(a)	investigating any event which it reasonably believes is a Default; or
	(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.
16.4	Acquisition financing indemnity
(a)

The Borrowers shall, within five Business Days of demand, indemnify each Finance Party, each of their respective Affiliates and each of their respective directors, officers, employees or agents (each an Indemnified Party) against any cost, expense, loss or liability (including legal fees) incurred by that Indemnified Party (otherwise than by reason of the gross negligence or wilful misconduct of that Indemnified Party or breach of this Agreement by that Indemnified Party) related to, arising out of or in connection with any investigation, litigation, arbitral or other proceeding (collectively, Proceeding) in each case made by a person who is not a party to a Finance Document arising out of or in connection with:

	(i)	the Block Purchase, any Market Purchase, any Merger and/or the Fallback Plan (whether or not completed); or
	(ii)	the use of proceeds of any Utilisation.
(b)	An Indemnified Party shall notify the Parent as soon as reasonably practical of any circumstances of which it is aware and which would be reasonably likely to give rise to any Proceeding.
(c)

An Indemnified Party will provide the Parent on request (and, to the extent practicable without any waiver of legal professional privilege or breach of confidentiality obligation) with copies of material correspondence in relation to a Proceeding and allow the Parent to attend all material meetings in relation to a Proceeding, receive copies of material legal advice obtained by the Indemnified Party in relation to the Proceeding and consult with the Parent, taking into account the Parent's views in relation to the Proceeding and any decision whether or not to settle any Proceeding.

(d)

The Obligors will keep strictly confidential all information received by it in connection with a Proceeding and will not disclose any information to any third party without the prior written consent of the Indemnified Party unless required to do so by law.

(e)	No Obligor shall be liable for any settlement of any Proceeding unless the Parent has been consulted in relation to that settlement.
(f)

No Indemnified Party shall be required to comply with paragraph (b) or (c) nor shall paragraph (e) apply unless the Indemnified Party is and continues to be indemnified on a current basis for its costs and expenses.

(g)

Notwithstanding the provisions of Clause 1.3 (Third party rights), to the extent that any Indemnified Party is not a party to this Agreement, such Indemnified Party shall have the benefit of, and shall be entitled to enforce, any provision of this Clause 16, as if such Indemnified Party were a Party.

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17.	Mitigation by the Creditors
17.1	Mitigation
(a)

Each Finance Party shall (in consultation with the Parent), take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to any of Clause 9.1 (Illegality), Clause 14 (Tax gross up and indemnities), Clause 15 (Increased costs) or Schedule 4 (Mandatory Cost Formula) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.
17.2	Limitation of liability
(a)	The Borrowers shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 17.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under this Clause 17 if in the opinion of the Finance Party (acting reasonably), to do so might be prejudicial to it.
18.	Costs and Expenses
18.1	Transaction expenses

The Borrowers shall (and the Parent shall procure that the Obligors shall), within five days of demand (on a full indemnity basis), pay the Agent and each Mandated Lead Arranger the amount of all reasonable costs and expenses in any relevant jurisdiction (including legal fees and out-of-pocket expenses, subject to agreed limits, if any, on such legal fees and out-of-pocket expenses) reasonably incurred by any of them in connection with:

(a)	the negotiation, preparation, execution, printing, completion, registration and syndication of the Finance Documents;
(b)	the transactions contemplated by the Finance Documents; and/or
(c)	any Finance Document executed after the Signing Date,

provided that any demand for costs and expenses submitted prior to the Closing Date shall be paid on the earlier of the Closing Date and 31st July, 2005.

18.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent; or
(b)

an amendment is required pursuant to Clause 32.9 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

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18.3	Enforcement costs

The Borrowers shall, within three Business Days of demand, pay to each Finance Party on a full indemnity basis the amount of all costs and expenses (including legal, valuation, accountancy and consulting fees and commission and out-of-pocket expenses) incurred by such Finance Party in connection with the enforcement of, or the preservation of its rights under any of the Finance Documents or any of the documents referred to in such documents in any jurisdiction.

19.	Guarantee and Indemnity
19.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(i)	guarantees to each Finance Party punctual performance by the Obligors of all their obligations under the Finance Documents;
(ii)

undertakes with each Finance Party that whenever an Obligor does not pay any amount when due under or in connection with any Finance Documents, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(iii)

indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and
(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.
19.4	Waiver of defences

The obligations of each Guarantor under this Clause 19 will not be affected by any act, omission, matter or thing which, but for this Clause 19.4, would reduce, release or prejudice any of its obligations under this Clause 19 (whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any legal limitation, incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
	(e)	any amendment (however fundamental and whether or not involving an increase in liability of any Obligor) or replacement of a Finance Document or any other document or security;
	(f)	any unenforceability, illegality, invalidity or frustration of any obligation of any person under any Finance Document or any other document or security; or
	(g)	any insolvency, liquidation, dissolution or similar proceedings.
19.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 19. This waiver applies irrespective of any law, regulation or any provision of a Finance Document to the contrary.

19.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

	(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 19.
19.7	Deferral of Guarantors' rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;
(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or
(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

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19.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee, indemnity or security now or subsequently held by any Finance Party.

19.9	The Target

The obligations of the Target under Clause 19.1 (Guarantee and indemnity) and Clause 18 (Cost and Expenses) extend only to the obligations of the Company and not of any other Obligor and are limited to an amount equal to the outstanding amount from time to time of the Bonds issued by the Target and which were purchased by the Company with the proceeds of Notes.

19.10	Luxembourg Guarantors

Any guarantee or indemnity provided by a Luxembourg entity (the Luxembourg Guarantor) under this Clause 19.1 (Guarantee and indemnity) for any obligations under any Finance Document of any direct or indirect Holding Company of the Luxembourg Guarantor, shall be limited, at any time, to an aggregate amount not exceeding ninety per cent (90%) of the greater of:

(a)

the Luxembourg Guarantor's own funds (capitaux propres; as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) as reflected in its last annual accounts (approved at a general meeting of its shareholders) available on the date of payment under this Agreement; and

(b)

the Luxembourg Guarantor's own funds (capitaux propres; as referred to in article 34 of the Luxembourg act dated 19 December 2002 concerning the trade and companies register and the accounting and annual accounts of undertakings) as reflected in its last annual accounts (approved at a general meeting of its shareholders) available as at the Signing Date, provided that the limitation contained in this Clause shall not apply to:

(i)

any guarantee or indemnity provided under this Clause 19.1 (Guarantee and indemnity) for any obligations under any Finance Document of any member of the Group as at the Signing Date that is not, at such time, a direct or indirect Holding Company of the Guarantor; or

	(ii)	the obligations of any Holding Company of the Guarantor owed in respect of the Domestic Facility after the occurrence of a Merger.
19.11	Limitation of Directors' Liability

No past, present or future director of any Obligor incorporated in Luxembourg shall have any liability to the any Finance Party by reason of the provision by such Obligor of any guarantee or indemnity of or collateral for amounts outstanding under the Finance Documents (as defined in the Intercreditor Agreement) or for any claim based on, in respect of, or by reason of, such obligations or security or their creation. Each Finance Party, by signing this Agreement, waives and releases all such liability.

20.	Representations

The Parent (for itself and to the extent expressed to be applicable to them all other members of the Group) and each other Obligor (for itself and, to the extent expressed to be applicable to them, its

50

Subsidiaries) makes the representations and warranties set out in Schedule 12 (Representations) to each Finance Party on the dates stated therein.

21.	Information Undertakings

Unless the Agent shall have previously agreed otherwise each Obligor shall and the Parent shall procure that each other member of the Group shall comply with each of the following undertakings.

21.1	Budget

Deliver to the Agent (in sufficient numbers for each of the Finance Parties):

(a)

not later than the beginning of each financial year of the Parent, commencing with the financial year beginning on 1st January, 2006, an itemised consolidated budget for the Group as a whole for such financial year in a format and with a level of information reasonably satisfactory to the Agent (acting on the instructions of the Majority Creditors);

(b)

no later than 30 days after the beginning of each financial year the final itemised consolidated budget approved by the directors of the Parent to include, for each financial quarter, consolidated statements of forecast profit and loss, turnover, cash flow and capital expenditure and a balance sheet, together with a written analysis concerning the basic assumptions of such projected financial statements; and

(c)

promptly and in any event within five Business Days of its approval or adoption, any updated or amended version of a budget delivered under paragraphs (a) and (b) above, together with an explanation of the main change to that budget.

21.2	Financial Statements

Deliver to the Agent (in sufficient numbers for each of the Finance Parties) copies of:

(a)	Audited financial statements:

the audited consolidated profit and loss account, balance sheet and cash flow statement (together, the financial statements) of the Group for each financial year of the Parent and the Borrowers ending after the Signing Date, as soon as approved by the directors (but not later than 120 days from the end of such financial year other than in the case of the first such financial year ending after the Closing Date which shall be delivered not later than 150 days from the end of such financial year). The Parent shall procure the delivery with the audited financial statements of a Compliance Certificate signed by two directors (one of whom must be the chief financial officer) and by the Auditors. The Compliance Certificate to be provided under this Clause 21.2(a) shall be in addition to the Compliance Certificate required by Clause 21.2(b) (Quarterly financial statements). The Parent shall also provide, with such Compliance Certificate, a report by the finance director explaining any material changes against the budget supplied under Clause 21.1 (Budget) for the financial year to which the relevant audited financial statements relate.

(b)	Quarterly financial statements:

consolidated interim financial statements for the Group as soon as the same become available after the Closing Date, but in any event within 45 days after the end of each financial quarter (or within 60 days after the end of each financial quarter, in respect of the first two financial quarters ending after the Closing Date). Such interim financial statements shall be on a quarter-to-quarter and cumulative basis and in a form reasonably acceptable to

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the Agent and shall include a balance sheet, profit and loss account and cash flow statements and a written discussion and analysis of the relevant balance sheet and cash flow statements with regard to variances between actual and projected numbers; such aforementioned consolidated interim financial statements shall also contain a comparison of actual performance by the Group with the performance in the corresponding period in the previous financial year and the performance projected by the budget (delivered in accordance with Clause 21.1 (Budget)) for such period. Each set of financial statements delivered pursuant to this Clause 21.2(b) shall be accompanied by a Compliance Certificate signed by two directors (one of whom must be the chief financial officer of the Parent); and

(c)	Other information:

such other information concerning the business, assets, operations or financial condition of the Group (or any part of it) as the Agent may reasonably request (and promptly notify the Agent if it has actual knowledge of any material infringement or suspected material infringement or any challenge to the validity, enforceability or ownership of any material Intellectual Property Right necessary for the business of the Group and supply the Agent with all such other information required by the Security Agent in relation to it).

21.3	Consistent application

Ensure that all budgets and financial statements submitted to the Agent have been prepared using accounting bases, policies, practices and procedures consistent with the Accounting Policies and are consistent with the Approved Accounting Principles applied in the preparation of the Original Financial Statements, except with the prior approval of the Majority Creditors or where the Approved Accounting Principles requires an amendment to be made to the Accounting Policies or where the Parent elects or is obliged to change the Accounting Policies to reflect International Financial Reporting Standards, and, in each such case:

(a)

the Parent shall promptly so advise the Agent, providing a full description of the relevant change and sufficient information, in such detail and format as may be reasonably requested by the Agent, to enable a proper comparison to be made between the financial statements delivered and those which would have been delivered had no such change occurred;

(b)

the Parent and the Agent shall negotiate in good faith (for no more than 30 days from the date on which the Parent notified the Agent of such changes) with a view to agreeing such amendments to Clauses 22 (Financial Covenant) and 10 (Interest) and/or the definitions of any terms used in those Clauses as are necessary to give the Creditors and the Obligors comparable protection to that contemplated at the Signing Date (and in the case of agreement within such 30 day period, such amendments shall take immediate effect); and

(c)

if amendments are not so agreed as provided in paragraph (b) above, the Parent shall deliver to the Agent with each set of financial statements or accounts required to be delivered under this Agreement another set (or appropriate reconciliation statement) prepared using the existing Accounting Policies which shall be used for the purposes of calculating the financial covenant and for any calculation of Spread.

21.4	Financial year

Ensure that:

(a)

no member of the Group alters its financial year to end other than on the Accounting Reference Date (and in giving approval to such alteration the Agent may require such changes to the financial covenant as reflect the change notified to it); and

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(b) the Accounting Reference Date of each member of the Group is the same.
21.5	Litigation/labour disputes

Advise the Agent promptly of details of any litigation, arbitration, administrative or regulatory proceedings current, pending or threatened against any member of the Group or of any labour disputes affecting it or any member of the Group which would be reasonably likely to result in the Group suffering loss or, if adversely determined, to have a Material Adverse Effect.

21.6	Defaults
(a)

Notify the Agent of any Default promptly upon becoming aware of it and, if so requested by the Agent, supply to the Agent a certificate of the Parent certifying that no Default is continuing or, if it is, specifying the Default and the steps being taken to remedy it.

(b)	Promptly upon becoming aware of the same, notify the Agent of any material breach of any of the provisions of the Acquisition Documents.
21.7	General information

Supply to the Agent copies of all documents despatched by the Parent to its shareholders, in their capacity as shareholders generally (or any class of them), or by any member of the Group to its creditors generally (or any class of them), or to the holders of the HY Bonds, at the same time as they are despatched.

21.8	Presentations

If the Agent so requests, the Parent shall give a presentation (at a time and venue agreed with the Agent) to the Finance Parties once in each financial year about the business and financial performance of the Group and incorporating any other matter which a Finance Party may reasonably request.

21.9	Websites

Any Obligor may satisfy its obligation under this Agreement to deliver any information in relation to those Creditors (the Website Creditors) who accept this method of communication by posting this information onto an electronic website designated by the Parent and the Agent (the Designated Website) if:

(a)	the Agent expressly agrees (after consultation with each of the Creditors) that it will accept communication of the information by this method;
(b)	both the Parent and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and
(c)	the information is in a format previously agreed between the Parent and the Agent.

If any Creditor (a Paper Form Creditor) does not agree to the delivery of information electronically then the Agent shall notify the Parent accordingly and the Obligors shall supply the information to the Agent (in sufficient copies for each Paper Form Creditor) in paper form. In any event the Obligors shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

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(a)	The Agent shall supply each Website Creditor with the address of and any relevant password specifications for the Designated Website following designation of that website by the Parent and the Agent.
(b)	The Parent shall promptly upon becoming aware of its occurrence notify the Agent if:
	(i)	the Designated Website cannot be accessed due to technical failure;
	(ii)	the password specifications for the Designated Website change;
	(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;
	(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or
	(v)	the Parent becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Parent notifies the Agent under paragraph (b)(i) or paragraph (b)(v) above, all information to be provided by an Obligor under this Agreement after the date of that notice shall be supplied in paper form unless and until the circumstances giving rise to the notification are no longer continuing.

(c)

Any Website Creditor may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Parent shall procure that any such request is complied with within 10 Business Days.

21.10	Know your customer requirements
(a)

Each Obligor shall promptly upon the request of the Agent or any Creditor, and each Creditor shall promptly upon the request of the Agent, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Creditor) or any Creditor (for itself or on behalf of any prospective New Creditor) in order for the Agent, such Creditor or any prospective New Creditor to carry out and be satisfied with the results of all necessary "know your customer" or other checks in relation to the identity of any person that it is required (in order to comply with applicable money laundering laws and regulations) to carry out in relation to the transactions contemplated in the Finance Documents and/or any Additional Obligor.

(b)

The Parent shall, by not less than 10 Business Days' written notice to the Agent, notify the Agent (which shall promptly notify the Creditors) that one of its Subsidiaries shall become an Additional Borrower or Additional Guarantor pursuant to Clause 26 (Changes to the Obligors).

(c)

Following the giving of any notice pursuant to paragraph (b) above, the Parent shall promptly upon the request of the Agent or any Creditor supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Creditor) or any Creditor (for itself or on behalf of any prospective New Creditor) in order for the Agent, such Creditor or any prospective New Creditor to carry out and be satisfied with the results of all necessary "know your client" or other checks in relation to the identity of any person that it is required to carry out in relation to the accession of such Additional Borrower or Additional Guarantor to this Agreement.

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22.	Financial Covenant
22.1	Financial covenant

The Parent shall comply with the following covenant:

Net Senior Secured Debt to EBITDA Ratio:

The ratio of Net Senior Secured Debt to EBITDA of the Group for each test date set out below shall not exceed the corresponding ratio specified below:

	Test Date	Ratio
	31st December, 2005	6:1
	31st March, 2006	6:1
	30th June, 2006	6:1
	30th September, 2006	6:1
	31st December, 2006	6:1
	31st March, 2007	6:1
	30th June, 2007	6:1
	30th September, 2007	5.75:1
	31st December, 2007	5.75:1
	31st March, 2008	5.5:1
	30th June, 2008	5.5:1
	30th September, 2008	5.5:1
	31st December, 2008	5.5:1
	31st March, 2009	5.5:1
	30th June, 2009 and thereafter	5.25:1
22.2	Testing of covenant
(a)

The financial quarterly and annual covenant set out in Clause 22.1 (Financial covenant) shall be tested by reference to each of the Financial Statements and each Compliance Certificate delivered pursuant to Clause 21 (Information Undertakings) with the first test date being 31st December, 2005.

(b)

EBITDA shall be adjusted on a pro forma basis to include or, as the case may be, exclude any net income from operating activities attributable to such acquisition or disposal, calculated on the same basis of any acquired or disposed (as permitted under the Transaction Documents), as if such

55

      acquisition or, as the case may be, such disposal had taken place on the first day of the relevant period.

(c)	EBITDA shall be calculated on the basis of a twelve month period ending on each test date referred to in Clause 22.1 (Financial Covenant).
(d)	For the avoidance of doubt, when calculating the financial covenant in Clause 22.1 (Financial covenant) no amount shall be double-counted in arriving at the relevant figures.
22.3	Definitions

In this Agreement the following terms shall have the meanings set out below:

Cash means, at any time, the aggregate of cash at bank, in hand or on deposit denominated in Euro or any currency freely convertible into Euro to which the relevant member of the Group is alone beneficially entitled at that time and which is capable of being applied against the Group’s consolidated Indebtedness;

Cash Equivalent Investments means:

(a)

securities denominated in Euro or any currency freely convertible into Euro issued or unconditionally guaranteed by the government of the United States, Switzerland, Japan or any Participating Member State or by any agency of such a government having an equivalent credit rating;

(b)

commercial paper denominated in Euro or any currency freely convertible into Euro not issued or guaranteed by a member of the Group, for which a recognised trading market exists and maturing within one year of being acquired and having a rating of at least A-1 from Standard and Poor’s Corporation or at least P-1 from Moody’s Investor Services Inc. or, if unrated, whose issuer has an equivalent rating in respect of its long term debt obligations;

(c)

certificates of deposit or bankers’ acceptances denominated in Euro or any currency freely convertible into Euro maturing within one year of being acquired issued by any bank or financial institution having a long term unsecured debt rating of at least A-1 from Standard and Poor’s Corporation or at least P-1 from Moody’s Investor Services Inc;

(d)	investments in money market funds which invest substantially all their assets in securities of the type described in paragraphs (a) – (c) above; and
(e)	such other securities (if any) as are approved in writing by the Agent.

EBITDA means for any relevant testing period, the consolidated profits of the Group on ordinary activities before taking into account:

(a)	Total Net Interest;
(b)	Taxes on income or gains (including any provision on account of taxation);
(c)	depreciation or amortisation of tangible or intangible assets;
(d)	any other non-cash gains or losses arising on the disposal or revaluation or fair value adjustment of assets including amounts attributable to goodwill or step up written-off during

56

such period or charged to the profit and loss account of the Group during such period and any unrealised exchange gains or losses;

(e)	Exceptional Items, extraordinary items, redundancy, reorganisation and restructuring costs;
(f)

management fees paid to the Sponsors and amounts paid to holding companies of the Parent in respect of administration costs (including directors' fees) incurred in acting as holding companies of the Group; provided that the aggregate amount not taken into account pursuant to this paragraph (f) shall not exceed €5,000,000 (or its Foreign Currency Equivalent) in any financial year of the Group;

(g)	costs of the Acquisition and any fees, expenses or charges related to any equity financing, debt financing, investments or acquisitions whether or not successful;
(h)	any realised exchange gains or exchange losses related to balance sheet hedging of the Group;
(i)	licence payments to the Vendor in year 2010 of up to a maximum of 0.75 per cent. of the cumulative telecom service revenues of the Group in 2005, 2006, 2007, 2008, 2009 and 2010;
(j)	any management fees payable to Telecom Italia S.p.A. or its Subsidiaries; and
(k)	any costs in the period to the delisting of the Group, which are related to the Target being a publicly listed company and which will not recur post delisting,

and after adding back rebranding costs incurred in 2005 of up to €10,000,000 (or its Foreign Currency Equivalent), which costs (to the extent not already added back) may be added back at any time.

For this purpose:

(i)

Exceptional Items means those items which are material items, are derived from events or transactions which fall within the ordinary activities of the Group, but which either individually or, if of a similar type, in aggregate, are unusual or occur infrequently;

(ii)	extraordinary items shall be determined in accordance with US GAAP;

Net Senior Secured Debt means, at any time, the aggregate amount of all obligations of the Group outstanding under the Finance Documents, the Senior Secured Facility Agreement and/or the Senior Secured Notes but:

(a)	excluding any such obligations to any other member of the Group;
(b)	deducting the aggregate amount of Cash and Cash Equivalent Investments held by any member of the Group at such time; and
(c)	deducting any payments of capital duty incurred in connection with the capitalisation of Bidco under the Fallback Plan contemplated by the Tax Structuring Paper;

Total Net Cash Interest Expense means in respect of any relevant period, the aggregate amount of the consolidated cash interest, commission, fees, discounts and other finance payments payable by any member of the Group, in respect of such period in respect of Total Net Debt excluding any capitalised interest but deducting:

57

(a)	any commission, fees, discounts and other finance payments receivable by any member of the Group under any interest rate hedging instrument permitted by this Agreement;
(b)	any interest receivable by any member of the Group on any deposit including from time deposit investments and credit balances on bank accounts; and
(c)	all fees incurred by any member of the Group in connection with this Agreement.

Total Net Debt means at the relevant date, the aggregate of the Group’s consolidated Indebtedness minus the aggregate of Cash and Cash Equivalent Investments held by any member of the Group; and

Total Net Interest for any period means Total Net Cash Interest Expense plus capitalised interest payable in that period by any member of the Group to any person which is not a member of the Group.

22.4	Auditors

The Parent must not change the Auditors except to any of KPMG, Deloitte & Touche, PricewaterhouseCoopers or Ernst & Young (or their successor firms).

23.	Undertakings

Each Obligor shall, and the Parent shall procure that each other member of the Group shall, comply with each of the undertakings set out in Schedule 13 (Undertakings).

24.	Events of Default

Each of the events or circumstances set out in Schedule 14 (Events of Default) is an Event of Default.

24.1	Acceleration

Subject to Clause 4.3 (Certain Funds Period), on and at any time after the occurrence of an Event of Default which is continuing, the Agent may and shall, if so directed by the Majority Creditors, by notice in writing to the Parent:

(a)	declare any undrawn amount to be cancelled after which the Total Commitments shall be reduced to zero; and/or
(b)

declare all or part of the outstanding Utilisations and Ancillary Outstandings to be immediately due and payable together with all interest, fees and other amounts payable, accrued or outstanding under the Finance Documents (including any amount payable under Clause 16.2 (Miscellaneous indemnities)) after which such sums shall become due without further demand or other notice of any kind, all of which are expressly waived by each Borrower; and/or

(c)	declare that full cash cover in respect of each Obligation and for all Ancillary Outstandings is immediately due and payable whereupon it shall become immediately due and payable; and/or
(d)	exercise or direct the Security Agent to exercise any rights and remedies to which the Finance Parties may be entitled.

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24.2	Notice of Default

As an alternative to making any declaration referred to in Clause 24.1 (Acceleration), the Agent may and shall, if so directed by the Majority Creditors, give notice of the occurrence of an Event of Default to the Parent and declare that all or part of the outstanding Utilisations and Ancillary Outstandings together with all interest, fees and other amounts payable accrued or outstanding under the Finance Documents shall at all times be due and payable on demand (and the Agent may select the duration of each Interest Period which begins after such declaration) and the continuing availability of the Facilities shall be at the discretion of the Majority Creditors.

25.	Changes to the Creditors
25.1	Assignments and transfers by the Creditors

Subject to this Clause 25, a Creditor (the Existing Creditor) may:

(a)	assign any of its rights; or
(b)	transfer by novation any of its rights and obligations

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in a diversified portfolio of loans, securities or other financial assets (the New Creditor) provided that:

(i)

prior to the Closing Date, the Existing Creditor shall obtain the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed and to be deemed given five Business Days after the Parent is given notice of the request unless it is expressly refused by the Parent within that time), to the identity of the proposed New Creditor; and

(ii) at any time following the Closing Date, the Existing Creditor shall have consulted the Parent prior to the proposed assignment or transfer, as to the identity of the proposed New Creditor.
25.2	Conditions of assignment or transfer
(a)

No prior consent or consultation with the Parent shall be required if the assignment or transfer is to another Creditor or an Affiliate of a Creditor or if an Event of Default has occurred and is continuing.

(b)

A transfer of a Creditor's rights and obligations under the Domestic Facility may only be made to a bank or financial institution having its head office in Greece or which is entitled to issue letters of credit and provide loans into Greece, either through a permanent establishment in Greece or cross-border.

(c)

Unless the Parent and the Agent agree otherwise, no assignment or transfer shall transfer a share of any Facility of less than €1,000,000, provided that nothing in this Clause shall prevent a Creditor from transferring the whole of its share in a Facility.

(d)	An assignment will only be effective on:
(i)

receipt by the Agent of written confirmation from the New Creditor (in form and substance satisfactory to the Agent) that the New Creditor will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Creditor; and

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(ii)

the satisfaction of the Agent with the results of "know your client" or other checks relating to the identity of any person that it is required to carry out in relation to such assignment to a New Creditor, which the Agent shall promptly notify to the Creditor and the New Creditor.

(e)

A transfer will only be effective if the procedure set out in Clause 25.5 (Procedure for transfer) is complied with and the transfer is recorded in the Register (as defined in Clause 5.6 (Maintenance of Register)).

(f)	If:
	(i)	a Creditor assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and
(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Creditor or Creditor acting through its new Facility Office under Clause 14 (Tax Gross up and Indemnities) or Clause 15 (Increased Costs),

then the New Creditor or Creditor acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Creditor or Creditor acting through its previous Facility Office as if such assignment, transfer or change had not occurred.

(g)

Notwithstanding any other provision of this Agreement, the consent of the Issuing Bank is required for any assignment or transfer of any Creditor's rights and/or obligations under the Domestic Facility.

(h)

If paragraph (a) above and the conditions and procedure for transfer specified in the rest of this Clause 25 are satisfied, then on the Transfer Date the Issuing Bank and the New Creditor shall acquire the same obligations between themselves as they would have acquired and assumed had the New Creditor been an Original Creditor with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Issuing Bank and the Existing Creditor shall each be released from further obligations to each other under this Agreement in relation to the amount assigned or transferred.

25.3	Assignment or transfer fee

The New Creditor shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €1,000.

25.4	Limitation of responsibility of Existing Creditors
(a)	Unless expressly agreed to the contrary, an Existing Creditor makes no representation or warranty and assumes no responsibility to a New Creditor for:
	(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;
	(ii)	the financial condition of any Obligor;
	(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or
	(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

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and any representations or warranties implied by law are excluded.

(b)	Each New Creditor confirms to the Existing Creditor and the other Finance Parties that it:
(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Creditor in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Creditor to:
	(i)	accept a re-transfer from a New Creditor of any of the rights and obligations assigned or transferred under this Clause 25; or
	(ii)	support any losses directly or indirectly incurred by the New Creditor by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.
25.5	Procedure for transfer
(a)

Subject to the conditions set out in Clause 25.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Creditor and the New Creditor. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Creditor and the New Creditor upon its satisfaction with the results of all "know your client" or other checks relating to the identity of any person that it is required to carry out in relation to the transfer to such New Creditor.

(c)	On the Transfer Date:
(i)

to the extent that in the Transfer Certificate the Existing Creditor seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Creditor shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another shall be cancelled (being the Discharged Rights and Obligations);

(ii)

each of the Obligors and the New Creditor shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Creditor have assumed and/or acquired the same in place of that Obligor and the Existing Creditor;

(iii)

the Agent, the Mandated Lead Arrangers, the Security Agent, the Bookrunners, the Issuing Bank, the New Creditor and other Creditors shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Creditor been an Original Creditor with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Mandated Lead

61

Arrangers, the Security Agent, the Bookrunners, the Issuing Bank and the Existing Creditor shall each be released from further obligations to each other under this Agreement; and

(iv) the New Creditor shall become a Party as a "Creditor".
25.6	Confidentiality and Disclosure of information

The Finance Parties will keep confidential all Finance Documents and all information relating to any Obligor, the Group and the Finance Documents which they acquire under or in connection with the Finance Documents save that any Finance Party may, subject to applicable laws, disclose such information as that Finance Party considers appropriate to any of its Affiliates or to any other person:

(a)	to (or through) whom that Finance Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under any Finance Document;
(b)

with (or through) whom that Finance Party enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, any Finance Document or any Obligor;

(c)	if so required by law or regulation, or if requested by any regulator with jurisdiction over any Finance Party or any Affiliate of any Finance Party;
(d)	if it comes into the public domain (other than as a result of a breach of this Clause 25.6);
(e)	to its auditors, professional advisors or to any rating agencies; or
(f)	in connection with any legal proceedings,

provided that in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has first entered a Confidentiality Undertaking and that Finance Party has delivered to the Parent a notification (identifying the recipient and giving notice of the information to be disclosed).

25.7	Sub-participations
(a)

Any Creditor may, without the consent of the Parent, sub-participate or sub-contract all or part of its rights and obligations under this Agreement provided that, subject to paragraph (b) below, the prior written consent of the Parent shall be required if voting rights are being transferred by such Creditor to the person to whom it is sub-participating or sub-contracting such rights and obligations.

(b)

No consent of the Parent is required if (i) an Event of Default has occurred and is continuing or (ii) if the sub-participation or sub-contracting is to another Creditor or to an Affiliate of a Creditor.

25.8	Obligors' undertakings
(a)	The Obligors agree to take reasonable steps to assist and co-operate with the Mandated Lead Arrangers, the Agent and the Original Creditors in Syndication by, among other things:
(i)

co-operating with a site visit by the banks and persons invited by the Agent, the Mandated Lead Arrangers or any Original Creditors to participate (in this Clause 25.8 only, together the Participants);

(ii) participating (and ensuring its management will participate) in presentations to the Participants concerning the Group and its activities;

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	(iii)	providing the Participants with such information relating to the members of the Group and Luxco1 and their respective activities as the Participants may reasonably request;
	(iv)	assisting in the preparation and review of the Information Memorandum;
	(v)	passing on to the Agent any enquiries received by the Group from any Participants; and
	(vi)	agreeing to amendments to the Finance Documents of a mechanical, administrative or technical nature or to correct typographical, clerical or manifest errors.
(b)

The Company and each other Obligor incorporated under the laws of Luxembourg, expressly accepts and confirms for the purposes of articles 1281 to 1278 of the Luxembourg civil code that, notwithstanding any assignment, transfer and/or novation made pursuant to this Agreement, the guarantee given by it guarantees all obligations of each the obligors and Guarantors (including without limitation, all obligations with respect to all rights and/or obligations so assigned, transferred or novated) and that any Security created to which it is a party shall be preserved for the benefit of any New Creditor.

25.9	New Issuing Bank
(a)

The Issuing Bank may (with the consent of the Agent and subject to finding a replacement Issuing Bank approved by the Parent, such consent not to be unreasonably withheld or delayed) resign on giving one month’s notice (or such shorter period as the Agent and the Issuing Bank may agree) to the Parent and the Agent. In this event, the Agent may, with the consent of the Lender concerned, designate any Lender as a replacement Issuing Bank for future Obligations (subject to the prior approval of the Parent, such approval not to be unreasonably withheld or delayed). Any such resignation will not extend to or affect Obligations issued before the resignation.

(b)	The relevant Lender will only become an Issuing Bank when:
	(i)	it delivers an Issuing Bank Accession Agreement to the Agent;
	(ii)	the Agent notifies the other Finance Parties and the Parent that the Issuing Bank Accession Agreement is in form and substance satisfactory to it; and
	(iii)	the Agent executes the Issuing Bank Accession Agreement.

The Agent must give this notification as soon as reasonably practicable.

26.	Changes to the Obligors
26.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

26.2	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraph (b) and (c) of Clause 21.10 (Know your customer requirements), the Parent may request that (before a Merger) any Wholly-Owned Subsidiary of Bidco or (following a Merger), the Surviving Entity or any Wholly-Owned Subsidiary of the Surviving Entity becomes an Additional Borrower of the Domestic Facility. That Subsidiary shall become an Additional Borrower if:

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	(i)	(if it is not incorporated in the same jurisdiction as an existing Borrower or Greece) the Majority Creditors have approved the addition of that Subsidiary as an Additional Borrower;
	(ii)	the Parent delivers to the Agent a duly completed and executed Obligor Accession Letter;
(iii)

the Parent confirms that no Default (or, in the case of the Target acceding as an Additional Borrower, no Major Default) is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)

the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent, acting reasonably.

(b)

The Agent shall notify the Parent and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it acting reasonably) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)

The Parent shall procure that the Target shall become an Additional Borrower (in accordance with the provisions of paragraphs (a) and (b) above) and a Guarantor under each Bridge Facility on the Closing Date.

26.3		Additional Guarantors
(a)

The Parent shall procure that any member of the Group which is a guarantor of, or grants any Security in respect of, the Bridge Facilities (or any notes which refinance them) or the HY Bonds (other than in the case of Security granted by Luxco 3 in respect thereof) becomes an Additional Guarantor by:

	(i)	the Parent delivering to the Agent a duly completed and executed Obligor Accession Letter; and
(ii)

the Agent receiving all of the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent, acting reasonably.

(b)

The Agent shall notify the Parent and the Creditors promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 2 (Conditions Precedent).

(c)

The Obligors shall procure that any Additional Borrower shall at the same time as it becomes an Additional Borrower become an Additional Guarantor, subject to any provision of law prohibiting the relevant person from becoming an Additional Guarantor and otherwise in accordance with the Agreed Security Principles.

(d)	Where any such prohibition as is referred to in paragraph (c) above exists, each Obligor shall use its reasonable endeavours lawfully to overcome the prohibition.
26.4		Repetition of representations

Delivery of an Obligor Accession Letter constitutes confirmation by the relevant Subsidiary acceding to this Agreement at the relevant time that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

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26.5	Parent as agent
(a)

Each Obligor irrevocably appoints the Parent as its agent for the purposes of the Finance Documents (including the execution of any amendments or waivers contemplated under the terms of Clause 38 (Amendments and Waivers)).

(b)	Each Additional Borrower and Additional Guarantor shall be deemed to appoint the Parent as its agent for the purposes of the Finance Documents by its execution of an Obligor Accession Letter.
(c)	The Finance Parties may rely on a document signed by the Parent as if each other Obligor had signed it.
(d)	The Parent may give a good receipt for any sum payable by a Finance Party to each other Obligor.
(e)	Any communication made by the Parent to any Finance Party shall be deemed to have been made with the consent of each other member of the Group.
27.	Security
27.1	Closing Date Obligors

The Parent shall procure that the Original Security Documents are executed and delivered to the Security Agent on or before the Closing Date.

27.2	Security Memorandum
(a)

The Parent shall procure that the Security specified in the Security Memorandum shall be provided at each stage specified in the Security Memorandum and the Security Agent agrees that the relevant Security shall be released (and, if required, subsequently retaken) at the appropriate stages as specified in the Security Memorandum.

(b)	The Parent shall procure that the Target provides the appropriate Security specified in the Security Memorandum within 30 days of the Closing Date.
27.3	Further assurance

Subject to the Agreed Security Principles, the Obligors shall at their own expense execute and do all such assurances, acts and things as the Security Agent may reasonably require for (a) perfecting or protecting the Security intended to be afforded by the Security Documents (and shall deliver to the Security Agent such directors and shareholders resolutions, title documents and other documents as the Security Agent may reasonably require), or (b) facilitating the realisation of all or any part of the assets which are subject to the Security constituted by the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets.

28.	ROLE OF THE AGENT, THE MANDATED LEAD ARRANGERS AND THE BOOKRUNNERS
28.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

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(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

28.2	Duties of the Agent
(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.
(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.
(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.
(d)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent, the Security Agent, the Mandated Lead Arrangers or the Bookrunners) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(f)	Each Finance Party confirms that:
(i)

the Agent has authority to accept on its behalf the terms of any reliance letter or engagement letter relating to the Reports or any other reports or letters provided in connection with the Finance Documents or the transactions contemplated by the Finance Documents, to bind it in respect of those Reports, reports or letters and to sign that reliance letter or engagement letter on its behalf and to the extent that reliance letter or engagement letter has already been entered into ratifies those actions; and

(ii) it accepts the terms and qualifications set out in that reliance letter or engagement letter.
28.3	Role of the Mandated Lead Arrangers and the Bookrunners

Except as specifically provided in the Finance Documents, neither the Mandated Lead Arrangers nor the Bookrunners have any obligations of any kind to any other Party under or in connection with any Finance Document.

28.4	No fiduciary duties
(a)

Nothing in the Finance Documents constitutes the Mandated Lead Arrangers or the Bookrunners or (except as specifically provided for in a Finance Document) the Agent as a trustee or fiduciary of any other person.

(b)

Neither the Agent, the Mandated Lead Arrangers nor the Bookrunners shall be bound to account to any Party or any other person for any sum or the profit element of any sum received by it for its own account.

28.5	Business with the Group
(a)	The Agent, the Mandated Lead Arrangers and the Bookrunners may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

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(b)

If it is also a Creditor, the Agent, the Mandated Lead Arrangers or the Bookrunners have the same rights and powers under the Finance Documents as any other Creditor and may exercise those rights and powers as though it were not an Agent, Mandated Lead Arranger or Bookrunner (as the case may be).

28.6	Rights and discretions of the Agent
(a)	The Agent may rely on:
	(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and
	(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Finance Parties) that:
	(i)	no Default has occurred (unless it has actual knowledge of a Default arising under section 6.01 and/or 6.02 (Failure to pay) of Schedule 14 (Events of Default));
	(ii)	any right, power, authority or discretion vested in any Party or the Majority Creditors has not been exercised; and
	(iii)	any notice or request made by the Parent is made on behalf of and with the consent and knowledge of all the Obligors.
(c)	The Agent may:
	(i)	engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts; and
(ii)

agree with the Auditors and the providers of any report or professional advice to any Finance Party the terms on which the benefit of such advice is obtained and conferred on the Finance Parties and bind the Finance Parties to such terms and conditions.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.
(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under the Finance Documents.
(f)	The Agent may execute on behalf of the Finance Parties any document expressed by any Finance Document to be executed by the Agent on their behalf.
(g)

 Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent, any Mandated Lead Arranger nor any Bookrunner is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty or duty of confidentiality.

28.7	Majority Creditors' Instructions
(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Creditors (or, if so instructed by the Majority Creditors, refrain from exercising any

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right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Creditors.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Creditors will be binding on all the Finance Parties.
(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Creditors (or, if appropriate, the Creditors) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)

In the absence of instructions from the Majority Creditors, (or, if appropriate, the Creditors) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Creditors.

(e)	The Agent is not authorised to act on behalf of a Creditor (without first obtaining that Creditor's consent) in any legal or arbitration proceedings relating to any Finance Document.
28.8	Responsibility for documentation

Neither the Agent, any Mandated Lead Arranger nor any Bookrunner:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Mandated Lead Arranger, any Bookrunner, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

28.9	Exclusion of liability
(a)

Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to the provisions of the Third Parties Act.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Mandated Lead Arrangers to carry out any "know your client" or other checks in relation to the identity of any person on behalf of any Creditor and each Creditor confirms to the Agent and the Mandated Lead Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by any other person.

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28.10	Creditors' indemnity to the Agent

Each Creditor shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

28.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties and the Parent.
(b)

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Parent, in which case the Majority Creditors (after consultation with the Parent) may appoint a successor Agent.

(c)

If the Majority Creditors have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Parent) may appoint a successor Agent.

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.
(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 28. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Parent, the Majority Creditors may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

28.12	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.
28.13	Relationship with the Creditors
(a)

The Agent may treat each Creditor as a Creditor, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Creditor to the contrary in accordance with the terms of this Agreement.

(b)	Each Creditor shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Costs Rate in accordance with Schedule 4 (Mandatory Cost Formula).

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28.14	Credit appraisal by the Creditors

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Creditor confirms to the Agent, each Mandated Lead Arranger and each Bookrunner that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

	(a)	the financial condition, status and nature of each member of the Group;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Creditor has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

28.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Creditor, the Creditor of which it is an Affiliate) ceases to be a Creditor, the Agent shall (in consultation with the Parent) appoint another Creditor or an Affiliate of a Creditor to replace that Reference Bank.

28.16	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.17	Role of the Issuing Bank
(a)	Nothing in this Agreement constitutes the Issuing Bank as a trustee or fiduciary of any other person.
(b)	The Issuing Bank may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.
(c)	The Issuing Bank may rely on:
(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.
(d)	The Issuing Bank may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.
(e)	The Issuing Bank may act in relation to the Finance Documents through its respective personnel and agents.
(f)	The Issuing Bank shall not be responsible for:
(i)

the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Issuing Bank, the Agent, a Mandated Lead Arranger, a Bookrunner, the Security Agent, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document (including any Obligation or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document).

28.18	Exclusion of liability
(a)

Without limiting paragraph (b) below, the Issuing Bank will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Issuing Bank) may take any proceedings against any officer, employee or agent of the Issuing Bank in respect of any claim it might have against the Issuing Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Issuing Bank may rely on this Clause subject to the provisions of the Third Parties Act.

28.19	Credit appraisal by the Creditors

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Creditor confirms to the Issuing Bank that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including but not limited to, those listed in paragraphs (a) to (d) of Clause 28.14 (Credit appraisal by the Creditors).

28.20	Ancillary Lenders
(a)

Each Ancillary Lender shall be bound by decisions of the Agent, the Majority Creditors or the Creditors (as the case may be) except insofar as relates to the operating details of, the making of any demand for repayment under, or the continuance of, the Ancillary Facilities.

(b)	Decisions relating to the operating details of the Ancillary Facilities shall be made solely by each Ancillary Lender but subject to the provisions of this Agreement.
(c)	Each Ancillary Lender shall notify the Agent forthwith if it is considering withdrawing or issuing a demand under the Ancillary Facilities and shall, without prejudice to any demand nature of the

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Ancillary Facilities, consult the Agent to the extent practicable over any applicable arrangements for the refinancing (subject to the terms of this Agreement) of the Ancillary Facilities.

(d)	The provisions of Clause 6 (Ancillary Facilities) shall limit and define the discretion of each Ancillary Lender in respect of the Ancillary Facilities made available by it.
29.	The Security Agent and the Security

Each other Finance Party appoints the Security Agent to act as its agent and trustee under and in connection with the Finance Documents in accordance with the terms and conditions set out in the Intercreditor Agreement.

30.	Conduct of Business by the Finance Parties

No provision of any Finance Document will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
31.	Sharing among the Finance Parties
31.1	Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with Clause 32 (Payment Mechanics) and applies that amount to a payment due under the Finance Documents then:

	(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;
(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 32 (Payment Mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made in accordance with Clause 32.5 (Partial payments).

31.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 32.5 (Partial payments).

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31.3	Recovering Finance Party's rights
(a)

On a distribution by the Agent under Clause 31.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)

If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

31.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 31.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with any amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)

that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

31.5	Exceptions

This Clause 31 shall not:

(a)	apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor;
(b)

oblige a Recovering Finance Party to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and
(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings;

(c)	oblige the Issuing Bank to account to any Finance Party for any sum or the profit element of any sum received by it for its own account; or
(d)

oblige the Issuing Bank to share any sums standing to the credit of an account which have been deposited for the purpose of cash collateralising the liability of the Issuing Bank in respect of an Obligation. Such sums may be utilised by the Issuing Bank for the purpose of meeting its liability under such Obligation.

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31.6	Ancillary Facilities
(a)	Subject to the rest of this Clause 31.6, this Clause 31 shall not apply to the extent that the Recovering Finance Party is an Ancillary Lender:
	(i)	receiving fees and remuneration for its own account in accordance with Clause 6.9 (Charges); or
	(ii)	exercising any rights of set-off and/or combination of accounts as it then may have under the relevant Ancillary Document.
(b)	Such rights of set-off or combination of account shall not extend to:
	(i)	credit balances to the extent that they arise from the collection of amounts which are, as at the time of collection, impressed with a trust in favour of the Security Agent; or
	(ii)	any amount received by an Ancillary Lender in the course of operating the clearing accounts of any member of the Group after that Ancillary Lender has ceased to make available Ancillary Facilities.
(c)	Any amounts received by an Ancillary Lender after the making of a declaration by the Agent under Clause 24.1 (Acceleration) shall be treated in accordance with the rest of this Clause 31.
(d)

If an amount outstanding under an Ancillary Facility is a contingent liability and that contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under paragraph (a) above then each Lender and Ancillary Lender will make a further adjustment by corresponding transfers (to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.

32.	Payment Mechanics
32.1	Payments to the Agent
(a)

On each date on which an Obligor or a Creditor is required to make a payment under a Finance Document, that Obligor or Creditor shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to Euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

32.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 32.3 (Distributions to an Obligor) and Clause 32.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Creditor, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to Euro, in the principal financial centre of a Participating Member State or London).

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32.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 33 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

32.4	Clawback
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

32.5	Partial payments
(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall, subject to the provisions of the Intercreditor Agreement, apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

	(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses to the Agent, the Security Agent and the Issuing Bank under the Finance Documents;
	(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under the Notes, this Agreement and the Ancillary Documents;
	(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under the Notes, this Agreement and the Ancillary Documents; and
	(iv)	fourthly in or towards payment of any other sum due but unpaid under the Finance Documents.
(b)	The Agent shall, if so directed by the Majority Creditors, vary the order set out in paragraphs (a)(ii) to (iv) above.
(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
32.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

32.7	Business Days
(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

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(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
32.8	Currency of account
(a)	Subject to paragraphs (b) to (f) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of a Utilisation or Unpaid Sum or a part of a Utilisation or Unpaid Sum shall be made in the currency in which that Utilisation or Unpaid Sum is denominated on its due date.
(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.
(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.
(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.
(f)

Unless otherwise stated and whether a payment is due from an Obligor or Creditor any payment in respect of an Ancillary Utilisation shall be made in the currency in which such Utilisation is denominated.

32.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Parent); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Parent) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the European interbank market and otherwise to reflect the change in currency.

33.	Set-Off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. No security interest is created by this Clause 33.

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34.	Notices
34.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax, letter or telex.

34.2	Addresses

The address, fax number and telex number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Parent or the Company, that identified with its signature below;
(b)

in the case of each Finance Party that identified with its signature below, or in the case of a Finance Party that becomes a party to this Agreement after the date hereof, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of any Additional Obligor, that set out in the relevant Obligor Accession Letter relating to such Additional Obligor,

or any substitute address, fax number, telex number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

34.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
	(i)	if by way of fax, when received in legible form; or
	(ii)	if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or
	(iii)	if by way of telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender's copy of the notice;

and, if a particular department or officer is specified as part of its address details provided under Clause 34.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the relevant agent and then only if it is expressly marked for the attention of the department or officer identified with the relevant agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Parent in accordance with this Clause will be deemed to have been made or delivered to each of the members of the Group.
(e)

In the case of any communication or document made or delivered to an Obligor in connection with the Finance Documents and made pursuant to this Clause 34 (Notices), copies must be provided to each of the Sponsors at the following addresses:

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(i)	in the case of	Apax Partners Europe Managers Ltd.
	Address:	15 Portland Place London W1B 1PT
	Fax Number:	+44 20 7666 6577
	Attention:	Dawood Khan
(ii)	in the case of	Texas Pacific Group Europe LLP:
	Address:	Stirling Square, 5-7 CarltonGardens, London SW1Y 5AD

	Fax Number:	+44 20 7544 6565
	Attention:	Matthias Calice
34.4	Notification of address, fax number and telex number

Promptly upon receipt of notification of an address, fax number and telex number or change of address, fax number or telex number pursuant to Clause 34.2 (Addresses) or changing its own address, fax number or telex number, the Agent shall notify the other Parties.

34.5	Electronic communication
(a)

Any communication to be made between the Agent and another Finance Party under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Finance Party:

	(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;
	(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and
	(iii)	notify each other of any change to their electronic mail address or any other such information supplied by them.
(b)

Any electronic communication made between the Agent and a Finance Party will be effective only when actually received in readable form and in the case of any electronic communication made by a Finance Party to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

34.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
	(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

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34.7	Working day convention

Any communication received on a non-Business Day or after business hours in the place of receipt will only be deemed to be given on the next Business Day in that place (subject to its having been delivered in accordance with the terms of this Agreement).

35.	Calculations and Certificates
35.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

35.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate, amount or other matter under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

35.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days (in the case of amounts denominated in Sterling) or 360 days (in the case of amounts denominated in Euro) or, in any case where Market Conventions differ in the European interbank market, in accordance with those Market Conventions.

35.4	Days in a period

In determining the number of days in a period, the first day shall be included but not the last.

36.	Partial Invalidity

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

37.	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

38.	Amendments and Waivers
38.1	Majority Creditor Decisions

Except as provided in Clause 38.2 (Unanimous Consent) and subject to the provisions of Clause 28.7 (Majority Creditors' Instructions), any term of the Finance Documents may be amended or waived only with the agreement of the Parent (for itself and on behalf of the other Obligors) and the Majority Creditors. The Agent or the Security Agent (as appropriate) may effect, on behalf of any

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Finance Party, any amendment or waiver (whether prospective or retrospective) permitted by this Clause 38. The Agent or Security Agent (as the case may be) must promptly notify the other Parties of any amendment or waiver effected by it in accordance with this subclause. Any such amendment or waiver is binding on all of the Parties.

38.2	Unanimous Consent
(a)	Unless all the Creditors give their consent, no waiver or amendment shall be made that has the effect of changing or which relates to:
	(i)	the definition of "Majority Creditors" in Clause 1.1 (Definitions);
(ii)

an extension to the date of any scheduled payment of any amount under the Finance Documents, save for mandatory prepayments in accordance with Clause 9.3(b) (Prepayment of Bridge Facilities or HY Bonds);

(iii)

a reduction in any applicable Spread except as provided in Clause 10.1 (Calculation of interest) or a reduction in the amount of any payment of principal, interest, fees or other amount payable to a Creditor under the Finance Documents (other than under Clause 12.3 (Alternative basis of interest or funding) or in respect of any fees payable solely to the Agent, the Issuing Bank, any Mandated Lead Arranger or any Ancillary Lender, each of which shall only require the consent of the relevant Party entitled thereto);

	(iv)	an increase in or an extension of any Commitment;
	(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 26 (Changes to the Obligors) and paragraph (b) below;
	(vi)	any provision in a Finance Document which requires the consent of all the Creditors;
	(vii)	the ranking of the Creditors' claims under the Intercreditor Agreement;
	(viii)	the definitions of "Availability Period", "Certain Funding Basis", "Major Default" or "Base Currency";
(ix)

any provision of Clause 2.4 (Finance Parties' rights and obligations), Clause 4.3 (Certain Funds Period), Clause 9.6 (Mandatory cancellation), Clause 25 (Changes to the Creditors), Clause 28 (Role of the Agent, the Mandated Lead Arrangers and the Bookrunners), Clause 29 (The Security Agent and the Security), Clause 31 (Sharing among the Finance Parties), Clause 32 (Payment Mechanics) or this Clause 38; and

	(x)	any extension of an Availability Period.
(b)

Unless Creditors whose Commitments aggregate 90 per cent. or more of the aggregate of the Total Commitments of all the Creditors (being the Super Majority Creditors) give their consent, no Obligor shall be released from its obligations and none of the assets charged by an Obligor under the Security Documents may be released from the Security, other than in respect of a disposal permitted under section 5.01 (Restriction on disposals) of Schedule 13 (Undertakings) or as contemplated under Clause 27.2 (Security Memorandum).

(c)

Notwithstanding any other provision in this Agreement, any amendment or waiver which relates to the rights or obligations of the Agent, the Mandated Lead Arrangers, the Bookrunners, the Security Agent, the Issuing Bank or an Ancillary Lender under any Finance Document may not be effected without the consent of such person.

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38.3	Replacement of a Creditor
(a)	If at any time any Creditor becomes a Non-Consenting Creditor (as defined below) or a Non-Funding Creditor (as defined below) then the Parent may:
(i)

on not less than ten Business Days’ prior notice to the Agent and that Creditor, replace that Creditor by causing it to (and that Creditor shall) transfer pursuant to Clause 25 (Changes to the Creditors) all (but not part only) of its rights and obligations under this Agreement to a Creditor or other person selected by the Parent and acceptable to the Agent (acting reasonably) for a purchase price equal to the outstanding principal amount of such Creditor’s participation in the outstanding Utilisations and all accrued interest and fees and other amounts payable under this Agreement (and, if such Creditor was also an Ancillary Lender, then all its Ancillary Outstandings shall be repaid in full); or

(ii)

with the prior written consent of the Agent (acting on the instructions of the Super Majority Creditors), give the Agent at least ten Business Days’ notice of cancellation of the Commitment of that Creditor and its intention to procure the repayment of that Creditor’s participation in the Utilisations.

On the last day of each Interest Period which ends after the Parent has given notice under (ii) above (or, if earlier, the date specified by the Parent in that notice), each Borrower to which a Utilisation is outstanding shall repay that Creditor’s participation in the Utilisation, and following the final payment the Commitment of that Creditor shall immediately be reduced to zero.

(b)

The Parent shall have no right to replace the Mandated Lead Arrangers, the Agent, the Security Agent or the Issuing Bank each in that capacity only and none of the foregoing, nor any Creditor, shall have any obligation to the Parent to find a replacement Creditor or other such entity. No member of the Group may make any payment or assume any obligation (whether by way of fees, expenses or otherwise) to or on behalf of the replacement Creditor as an inducement for the replacement Creditor to become a Creditor.

(c)

The Parent may only replace a Non-Consenting Creditor or a Non-Funding Creditor if that replacement takes place no later than 90 days after the date on which the relevant Creditor becomes a Non-Consenting Creditor or a Non-Funding Creditor.

(d)	No Creditor replaced under this Clause 38.3 may be required to pay or surrender to that replacement Creditor or other entity any of the fees received by it.
(e)	For the purposes of this Clause 38.3:
	(i)	a “Non-Consenting Creditor” is a Creditor which does not agree to a consent to, or a waiver or amendment of, any provisions of the Finance Documents where:
		(A)	the Parent or the Agent has requested the Creditors to consent to a departure from or waiver of any provision of the Finance Documents or to agree to an amendment thereto;
		(B)	the consent or amendment in question requires the agreement of all Creditors;
		(C)	the Majority Creditors have agreed to such consent or amendment; and
		(D)	the Parent has notified the Creditor it will treat it as a Non-Consenting Creditor; and

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(ii)	a “Non-Funding Creditor” is a Creditor which fails to comply with its obligation to participate in any Utilisation where:
(A)

all conditions to the relevant Utilisation (including without limitation, delivery of a Utilisation Request) have been satisfied or waived by the Majority Creditors in accordance with the terms of this Agreement;

	(B)	where the Majority Creditors have agreed to comply with their obligations to participate in such Utilisation; and
	(C)	the Parent has notified the Creditor that it will treat it as a Non-Funding Creditor.
39.	Counterparts

Each Finance Document may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but all of which when taken together shall constitute a single instrument.

40.	Governing Law

This Agreement is governed by and shall be construed in accordance with English law.

41.	Enforcement
41.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, validity or termination of any Finance Document) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

This Clause 41.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)

irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX (or such other address in England or Wales as the Parent may notify to the Agent in writing) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)	also consents:
(i) to the service of process in any proceedings brought in the English courts by the mailing of copies by registered or certified mail, postage prepaid; and

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(ii)

where required to effect such service of any proceedings in any relevant jurisdiction, to service of proceedings by bailiff or other duly appointed official or otherwise as the law of such jurisdiction requires at the relevant time.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1

THE ORIGINAL PARTIES

PART 1

THE ORIGINAL GUARANTORS

Name	Registration Number (or equivalent, if any)
A.C.V. Finance Consulting Services, Buying and Selling of Real Property, Agencies, Holdings Société Anonyme (to be renamed Troy GAC Telecommunications SA	55017/01/B/03/446
Troy II	N/A
Troy IV S.àr.l.	N/A
Troy V S.àr.l.	N/A

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PART 2

THE ORIGINAL PURCHASERS

Name	Revolving Commitment
Deutsche Bank AG London JPMorgan Chase Bank, N.A.	€105,000,000 €105,000,000
€210,000,000

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 PART 3

THE ORIGINAL LENDERS

Name	Domestic Commitment
Deutsche Bank AG London J.P. Morgan Europe Limited	€20,000,000 €20,000,000
€40,000,000

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SCHEDULE 2

CONDITIONS PRECEDENT

PART 1

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY SIGNING DATE

1.	COMPANY DOCUMENTS
1.1	Constitutional documents: Certified copies of the following in respect of each Original Obligor:
	(a)	certificate of incorporation, certificate of incorporation on change of name (if any) and current constitutional documents;
	(b)	extract of relevant trade/commercial registry or notary's certificate;
	(c)	shareholder register; and
	(d)	solvency certificate in relation to the companies incorporated in Luxembourg.

1.2	Board resolutions: To the extent required or advisable as a matter of local law, for each Original Obligor a certified copy of the board resolutions:
	(a)	approving the terms of, and the transactions contemplated by, the Transaction Documents to which it is a party;
	(b)	resolving that it execute, deliver and perform the Transaction Documents to which it is a party;
	(c)	authorising a specified person or persons on its behalf, to execute (where appropriate, as a deed) the Transaction Documents to which it is a party; and
(d)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

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1.3	Formalities certificate: a Formalities Certificate, duly executed.
2.	LEGAL OPINIONS
2.1	English: A legal opinion of Allen & Overy LLP, legal advisers to the Mandated Lead Arrangers and the Agent with respect to matters of English law.
2.2	English: A legal opinion of Shearman & Sterling LLP, legal advisers to the Sponsors with respect to matters of English law.
2.3	Greek: A legal opinion of Karatzas & Partners, legal advisers to the Sponsors with respect to matters of Greek law.
2.4	Luxembourg: A legal opinion of Arendt & Medernach, legal advisers to the Sponsors with respect to matters of Luxembourg law.
2.5	United States: A legal opinion of Shearman & Sterling LLP, legal advisers to the Sponsors with respect to matters of US law.
3.	FINANCIAL STATEMENTS AND REPORTS
3.1	Fairness Opinion: The agreed form of a fairness opinion from KPMG and written confirmation from KPMG addressed to the Finance Parties that they are prepared to issue it in connection with the Merger.
3.2

Accountants' Report: A copy of the Accountants' Report, any engagement letter recording the terms on which the Accountants' Report is made available and a reliance letter dated on or before the Signing Date addressed to the Finance Parties.

3.3	Legal Due Diligence Report: A copy of the Legal Due Diligence Report and a reliance letter dated on or before the Signing Date addressed to the Finance Parties.
3.4	Tax Structuring Paper: A copy of the Tax Structuring Paper and a reliance letter dated on or before the Signing Date addressed to the Finance Parties.
3.5	Market Report: A copy of the Market Report, and a reliance letter dated on or before the Signing Dated addressed to the Finance Parties.
3.6	Funds flow statement: A copy of the funds flow statement issued by KPMG.
4.	BRIDGE FACILITIES
Bridge Facilities: Certified copies of the duly executed:
(a) Senior Secured Facility Agreement;
(b) Senior Unsecured Facility Agreement; and.
(c) PIK Bridge Facility.
5.	FINANCE DOCUMENTS
5.1

Security Documents: The Original Security Documents and all notices, share certificates and stock transfer forms relating thereto to be delivered pursuant to the Original Security Documents, duly executed by the relevant Obligor, and in the case of the notice in respect of the Acquisition Documents, the Vendor.

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5.2	Intercreditor Agreement: The Intercreditor Agreement, duly executed by all intended parties to it.
5.3	Fee Letters: Each Fee Letter, duly executed.
5.4	Syndication Letter: The Syndication Letter, duly executed.
5.5	Security Memorandum: The Security Memorandum, duly executed.
6.	BLOCK PURCHASE
6.1	Acquisition Documents: A certified copy of each Acquisition Document duly executed.
7.	INTERCOMPANY TRANSACTIONS

CB Documents: A certified copy of each of the CB1 Bond Documents, the CB2 Bond Documents and the CB3 Bond Documents, duly executed and a copy of the CB4 Bond Documents in agreed form.

8.	MISCELLANEOUS
8.1	Process Agent: Evidence that each Original Obligor has appointed the process agents specified in Clause 41 (Enforcement).
8.2	"Know Your Customer": compliance with "Know your customer" retirements in relation to each Obligor.

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PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY CLOSING DATE

1.	FINANCE DOCUMENTS

Security Documents: The Security Documents listed under the section headed “Additional Security to be granted at Closing Date” in the Security Memorandum, duly executed in the agreed form and all notices, share certificates and stock transfer forms relating thereto to be delivered pursuant to such Security Documents, duly executed by the relevant Obligor.

2.	BLOCK PURCHASE

Completion of Block Purchase: A certificate from an officer of Bidco confirming that the Block Purchase has been completed (subject only to payment of the purchase price) in accordance with the Acquisition Documentation and the conditions precedent thereunder satisfied or waived (or will be satisfied on payment of the purchase price).

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 PART 2

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY AN ADDITIONAL OBLIGOR

1.	OBLIGOR Accession Letter

An Obligor Accession Letter, duly executed by the Additional Obligor and the Parent.

2.	Parent Documents
2.1	Constitutional documents

Certified copies of the certificate of incorporation, certificate of incorporation on change of name (if any) and current constitutional documents of the Additional Obligor.

2.2	Board resolutions

To the extent required as a matter of local law, for the Additional Obligor, a certified copy of the board resolutions:

	(a)	approving the terms of, and the transactions contemplated by, the Obligor Accession Letter and the Transaction Documents to which it is a party;
	(b)	resolving that it execute, deliver and perform the Obligor Accession Letter and the Transaction Documents to which it is a party;
	(c)	authorising a specified person or persons to execute (where appropriate, as a deed) the Obligor Accession Letter and the Transaction Documents to which it is a party on its behalf; and
(d)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

2.3	Specimen signatures

A specimen of the signature of each person authorised by the resolutions referred to in paragraph 2.2 above.

2.4	Members' resolutions

To the extent required as a matter of local law, a certified copy of the resolution signed by all of the holders of the issued shares in the Additional Obligor approving the terms of, and the transactions contemplated by, the Obligor Accession Letter and the Transaction Documents to which the Additional Guarantor is party.

2.5	Indebtedness and guarantees

A certificate of the Additional Obligor confirming that:

(a)

the aggregate of its Indebtedness does not or, as the case may be, would not if fully drawn, exceed any borrowing limit in its constitutional documents or any trust deed or other agreement or instrument to which it is a party; and

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(b)

the amounts guaranteed by it under the Finance Documents do not or, as the case may be, would not if fully called, exceed any limit in such Additional Obligor’s constitutional documents or any trust deed or other agreement or instrument to which it is a party.

2.6	Certificate

A certificate of the Additional Obligor certifying that each copy document relating to it specified in this paragraph 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Obligor Accession Letter and has not been varied.

3.	Legal Opinions
3.1	English

A legal opinion of Allen & Overy LLP, legal advisers to the Mandated Lead Arrangers and the Agent with respect to matters of English law.

3.2	Other

If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Mandated Lead Arrangers and the Agent (or, if customary in the relevant jurisdiction, to the Additional Obligor) in the relevant jurisdiction.

4.	Financial Statements

Save in the case of Target acceding as an Additional Obligor, the latest audited and unaudited financial statements and the latest available management accounts (in each case, if available) of the Additional Obligor.

5.	Finance Documents
5.1	Security Documents

An Obligor Accession Letter and any Security Documents required by the Agent, acting reasonably, in accordance with the Agreed Security Principles, to be executed by the Additional Obligor and all notices to be delivered thereunder, in each case executed by the Additional Obligor (provided that, in the case of Target acceding as an Additional Obligor, it shall be obliged to provide the Security specified in the Security Memorandum within 30 days of its accession as an Additional Obligor).

5.2	Intercreditor Agreement

A deed of accession, in the Agreed Terms, to the Intercreditor Agreement, executed by all intended parties to it.

5.3	Share Certificates

If customary to do so in the relevant jurisdiction, share certificates and stock transfer forms executed in blank as required by any Security Document (such stock transfer forms to be completed in respect of the relevant shares and executed by two directors or a director and the secretary of the shareholder of that Additional Obligor that owns the relevant shares but with the sections relating to the consideration and the transferee left blank).

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5.4	Requirements of Security Documents

Any document or information required to be delivered to the Agent or Security Agent on or prior to the date of the Obligor Accession Letter pursuant to the terms of any Security Document and not otherwise specifically referred to in this Schedule.

6.	Miscellaneous
6.1	Authorisations

A certificate of the Parent that all necessary material Authorisations from any Governmental Authority or other regulatory body in connection with the entry into and performance of the transactions contemplated by the Obligor Accession Letter and Transaction Document to which the Additional Obligor is party or for the validity or enforceability of any of those documents have been obtained and are in full force and effect.

6.2	Process agent

If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 41 (Enforcement), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

6.3	Certificate

A certificate of the Parent confirming that no Event of Default (or, in the case of Target acceding as an Additional Obligor, no Major Default) is continuing or would occur as a result of the Additional Obligor executing the Obligor Accession Letter or Transaction Documents to which it is party.

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SCHEDULE 3

REQUESTS

PART 1

NOTES

From:	Troy V S.à r.l.
Société à responsabilité limitée
Capital social EUR 12,500
31-33, boulevard du Prince Henri
L – 1724 Luxembourg
R.C.S. Luxembourg pending
To:	J.P. Morgan Europe Limited

Dated:

Dear Sirs,

Senior Subscription Agreement dated [•] April, 2005 and made between among others, Troy II, Troy V Sarl, Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

1.		We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We wish to issue Notes represented by a Global Note on the following terms:
	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
	Amount:	[•] or, if less, the Available Facility
	Interest Period:	[•]
	Purpose:	[•]
3.

We confirm that each condition specified in Clauses 5 (Utilisation) and 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request or will simultaneously with drawdown be satisfied on the date of the Utilisation.

4.	The payment instructions for the proceeds of this Note are:
	Payment to:	[•]
	Account number:	[•]
	Bank:	[•]
	Bank Address:	[•]

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	Sort Code:	[•]
	Account Name:	[•]
5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Troy V S.à r.l.

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PART 2

OBLIGATIONS

From:	[Borrower]
To:	J.P. Morgan Europe Limited

Dated:

Dear Sirs,

Senior Subscription Agreement dated [•] April, 2005 and made between among others, Troy II, Troy V Sarl, Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.
2.	We request the Issuing Bank to issue an Obligation as follows:
	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)
	Facility to be used:	Domestic
	Term/Expiry Date:	[•][1]
	Details of the Beneficiary:	[•]
	Amount:	[•] or, if less, the Available Facility
	Purpose:	[•]
	Issue instructions:	[•]
	Type of Obligation:	[•]
3.

We confirm that each condition specified in Clauses 5 (Utilisation) and 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request and will be satisfied on the date of the Utilisation.

4.	We hereby represent and warrant that the purpose for which this Obligation is requested is as stated in the table above.
5.	We attach a copy of the proposed Obligation.
6.	This Utilisation Request is irrevocable.

Yours faithfully

_________________________

1	Not to be later than the Termination Date.

96

SCHEDULE 4

MANDATORY COST FORMULA

1.	On the first day of each Interest Period or Term (or as soon as possible thereafter) the Agent shall determine:
	(a)	for each Creditor the percentage rate per annum for such Interest Period or Term which is the applicable Additional Costs Rate (as calculated in paragraph 2 or 3 below); and
(b)

the Mandatory Costs Rate for such period, which shall be the rate per annum which is the weighted average of the Creditors' Additional Costs Rates (weighted in proportion to the percentage participation of each Creditor in the Utilisation to which such Interest Period or Term relates).

2.

The Additional Costs Rate for a Creditor lending or subscribing from a Facility Office in a Participating Member State shall be the percentage certified by that Creditor to the Agent as being its reasonable determination of the cost (expressed as a percentage of that Creditor's participation in all Utilisations made from that Facility Office) to such Creditor of complying with the minimum reserve requirements of the European Central Bank in respect of Utilisations made from that Facility Office.

3.	The Additional Costs Rate for a Creditor lending or subscribing from a Facility Office in the United Kingdom shall be calculated as follows:
	E x 0.01 300	per cent. per annum

where:

E

is designed to compensate Creditors for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 5 below and expressed in pounds per £1,000,000.

4.

For the purposes of this Schedule, Fees Rules means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.

5.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

97

6.	For the purposes of paragraph 5 of this Schedule:
(a)

Fee Tariffs means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

	(b)	Tariff Base has the meaning given to it, and is calculated in accordance with, the Fees Rules.
7.

Each Creditor shall supply any information required by the Agent for the purposes of calculating the Additional Costs Rate, including the following information which such Creditor shall provide to the Agent on or before the date on which it becomes a Creditor:

	(a)	the jurisdiction of its Facility Office; and
	(b)	any other information that the Agent may reasonably require for such purpose,

and shall promptly notify the Agent in writing of any change to the information provided by it pursuant to this paragraph 7.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 5 and 7 above.
9.

The Agent shall have no liability to any person if any determination by it of an Additional Costs Rate and/or a Mandatory Costs Rate over or under compensates a Creditor and shall be entitled to assume that the information provided by any Creditor or Reference Bank pursuant to paragraphs 2, 5 and 7 above is true and correct in all respects.

10.

The Agent shall distribute amounts received by it in respect of an Interest Period or Term and attributable to the Mandatory Costs Rate to the Creditors on the basis of the Additional Costs Rate for each such Interest Period or Term and each Creditor determined by the Agent pursuant to the provisions of this Schedule.

11.

Any determination by the Agent pursuant to this Schedule in relation to a formula, an Additional Cost Rate or a Mandatory Costs Rate or any amount payable to a Creditor shall, in the absence of manifest error, be conclusive and binding on all the Parties.

12.

The Agent may from time to time, after consultation with the Parent and the Creditors, specify any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all the parties to this Agreement.

98

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	J.P. Morgan Europe Limited

[insert address]

Attention:

From:	[The Existing Creditor] (the Existing Creditor) and [The New Creditor] (the New Creditor)

Dated:

Senior Subscription Agreement dated [•] April, 2005 and made between among others, Troy II, Troy V S.à r.l., Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

1.

We refer to the Agreement. This is a Transfer Certificate. This Transfer Certificate also constitutes a Deed of Accession as defined in and for the purposes of the Intercreditor Agreement. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 25.5 (Procedure for transfer).
3.

The Existing Creditor and the New Creditor agree to the Existing Creditor transferring to the New Creditor by novation all or part of the Existing Creditor's Commitments, right and obligations referred to in the Schedule in accordance with Clause 25.5 (Procedure for transfer).

[OR]2

Each Existing Creditor listed in Part 1 of the Schedule transfers by novation to each New Creditor listed in Part 2 of the Schedule that portion of the Commitments, rights and obligations in accordance with Clause 25.5 (Procedure for transfer) such that:

	(a)	each New Creditor will become a Creditor under the Agreement with the respective Commitments, rights and obligations set out opposite its name in Part 3 of the Schedule; and
	(b)	each Existing Creditors' Commitments, rights and obligations will be reduced to the amounts set out opposite its name in Part 3 of the Schedule.
4.	The proposed Transfer Date is [•].
5.	The Facility Office and address, fax number and attention details for notices of the New Creditor for the purposes of Clause 34 (Notices) are set out in the Schedule.
6.

[The/Each] New Creditor expressly acknowledges the limitations on the Existing Creditor(s) obligations and liabilities contained in paragraph (c) of Clause 25.4 (Limitation of responsibility of Existing Creditors).

7.	[The/Each] New Creditor hereby agrees with each other person who is or becomes a party to the Intercreditor Agreement that with effect on and from the date of this Transfer Certificate it will be

_________________________

2	This alternative form of "global" Transfer Certificate may be used for Syndication.

99

bound by the Intercreditor Agreement as a Super Priority Creditor as if it had been party originally to the Intercreditor Agreement in that capacity and that it will perform all of the undertakings and agreements set out in the Intercreditor Agreement and given by a Super Priority Creditor. The address for service of notices to [the/each] New Creditor for the purposes of the Intercreditor Agreement should be as set out in the Schedule to this Transfer Certificate.

8.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.
9.	This Transfer Certificate is governed by English law and Clause 41 (Enforcement) of the Agreement is hereby incorporated in this Transfer Certificate by reference, mutatis mutandis.
10.	The parties to this Transfer Certificate intend it to take effect as a deed and this Transfer Certificate shall be treated as having been duly executed and delivered as a deed only upon being dated.

IN WITNESS WHEREOF the authorised signatories of the parties have executed this agreement on the day and year first above written.

100

Schedule to Transfer Certificate

Details of Participation to be transferred

Existing Creditor's Commitment Under	Amount	Portion of Commitment Transferred
Domestic Facility	●	●
Revolving Facility	●	●
Existing Creditor's Share of Note Under	Amount	Portion of Notes Transferred
Revolving Facility	● (interest period ●)	●

Administrative Details of New Creditor

Name:

Facility Office:

Address for service of notices (if different):

Account for payments:

Telephone:

Facsimile:

Attention:

101

[Existing Creditor]	)
By:	)	Authorised Signatory
Dated:
[New Creditor]	)
By:	)	Authorised Signatory

Dated:

The Transfer Certificate is accepted by the Agent (for itself and on behalf of the other Finance Parties) and the Transfer Date is confirmed by the Agent as [●].

J.P. Morgan Europe Limited acting by:	)
)

Print Name	Print Name

Dated:

[OR]3

Part 1

The Existing Creditors

Part 2

The New Creditors

Part 3

Details of portion of outstanding Utilisations and Commitment for each Facility

Name	[●]	[●]	[●]
Domestic Commitment
Domestic Utilisations
Revolving Commitment
Revolving Utilisations

_________________________

3	Alternative form of Schedule for use with a global Transfer Certificate.

102

New Creditor's Administrative Details

New Creditor	Facility Office Address, Tel. No. and Fax. No.	Address for Service of Notices (if different)	Account for Payment

[Each Existing Creditor]	)
By:	)	Authorised Signatory
Dated:
[Each New Creditor]	)
By:	)	Authorised Signatory

Dated:

The Transfer Certificate is accepted by the Agent (for itself and on behalf of the other Finance Parties) and the Transfer Date is confirmed by the Agent as [●].

J.P. Morgan Europe Limited acting by:	)
)

Print Name	Print Name

Dated:

103

SCHEDULE 6

ACCESSION LETTERS

FORM OF OBLIGOR ACCESSION LETTER

From:	[Subsidiary] and Troy II
To:	J.P. Morgan Europe Limited

Dated:

Dear Sirs,

Senior Subscription Agreement dated [●] April, 2005 and made between among others, Troy II, Troy V S.à r.l., Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

1.	Introduction

We refer to the Agreement. This is an Obligor Accession Letter. Terms defined in the Agreement have the same meaning in this Obligor Accession Letter unless given a different meaning in this Obligor Accession Letter.

2.	Accession

[Subsidiary] agrees to become an Additional [Borrower/Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower/Guarantor] pursuant to Clause [26.2 (Additional Borrowers)/26.3 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Guarantee Limitation][4]

[●]

4.	Administrative Details

[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

5.	Governing Law

This Obligor Accession Letter is governed by English law [insert appropriate additional language if Additional [Borrower/Guarantor] is incorporated outside of England and Wales].

_________________________

4	Insert any necessary limitation language applicable to the relevant jurisdiction.

104

6.	Deed

This Obligor Accession Letter is entered into as a deed by those parties who executed it as such, notwithstanding that other parties may execute it under hand.

Yours faithfully	Yours faithfully
EXECUTED as a DEED[5]	EXECUTED as a DEED[6]
for and on behalf of	for and on behalf of
[Subsidiary]	[the Parent]

Print Name	Print Name

J.P. Morgan Europe Limited	)
By:	)
(for itself and on behalf of the other)
Finance Parties acting by:	)

_________________________

5	Amend execution block as appropriate.
6	Amend execution block as appropriate.

105

PART 1

FORM OF ISSUING BANK ACCESSION AGREEMENT

To:	J.P. Morgan Europe Limited as Agent
From:	[Proposed Issuing Bank]
Date:	[	]

Senior Subscription Agreement dated [●] April, 2005 and made between among others, Troy II Troy V S.à r.l., Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

We refer to the Agreement. This is an Issuing Bank Accession Agreement.

1.	[Name of Lender/Affiliate of Lender] of [address/registered office] agrees to become:
	(a)	the Issuing Bank under the Agreement and to be bound by the terms of the Agreement as an Issuing Bank; and
	(b)	a [Senior Creditor under the Intercreditor Agreement and to be bound by the Intercreditor Agreement as a Senior Creditor.]
2.	It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.
3.	This Issuing Bank Accession Agreement has been executed and delivered as a deed on the date stated at the beginning of this Issuing Bank Accession Agreement and is governed by English law.
[		]
By [		]]

106

SCHEDULE 7

AGREED SECURITY PRINCIPLES

1.	Agreed Security Principles
1.1

The guarantees and security to be provided will be given in accordance with certain agreed security principles (the Agreed Security Principles). This Schedule 7 addresses the manner in which the Agreed Security Principles will impact on the guarantees and security proposed to be taken in relation to the Facilities.

1.2

The Agreed Security Principles embody a recognition by all parties that there may be certain legal and practical difficulties in obtaining effective guarantees and/or security from all members of the Group in every jurisdiction in which members of the Group are located. In particular:

(a)

general statutory limitations, financial assistance, corporate benefit or interest, fraudulent preference, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee be limited by an amount or otherwise (it is agreed however that (1) the guarantees and security provided by Luxco 2, Luxco 3, Luxco 4, Luxco 5, Bidco and the Surviving Entity will not contain any limitations (save for those limitations provided for in the Finance Documents on the Signing Date) and (2) the guarantees and security provided by the Target will be limited to amounts owing by it to Luxco 5 and the Lenders (under the Domestic Facility and the Ancillary Facilities) and Notes issued by Luxco 5 for the purpose of funding purchases by Luxco 5 of Bonds from the Target);

(b)

a factor in determining whether or not security shall be taken is the applicable cost which shall not be disproportionate to the benefit to the Creditors (or other beneficiary of the security) of obtaining such security;

(c)

any assets subject to third party arrangements (including shareholder agreements or joint venture agreements) which prevent those assets from being charged will be excluded from any relevant security document; provided that reasonable endeavours to obtain consent to charging any such assets shall be used by the Group if the relevant asset is material;

	(d)	members of the Group will not be required to give guarantees or enter into security documents if:
(i) it is not within the legal capacity of the relevant members of the Group to do so (and if the legal capacity cannot be changed to enable such guarantees and security to be given);
(ii) to do so would contravene any applicable legal prohibition; or
(iii)

if the same would conflict with the fiduciary duties of the directors of the relevant Group member and the same would be reasonably likely to result in a risk of personal or criminal liability on the part of any such director; provided that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle; and

	(e)	the giving of a guarantee, the granting of security or the perfection of the security granted will not be required if:

107

(i)	it would have a material adverse effect on the ability of the relevant obligor to conduct its operations and business in the ordinary course as otherwise permitted by the Finance Documents; or
(ii)	it would have a material adverse effect on the tax arrangements of the Group or any member of the Group;

provided, in each case, that the relevant member of the Group shall use reasonable endeavours to overcome any such obstacle.

2.	Guarantors and Security
2.1

Each guarantee will be an upstream, cross-stream and downstream guarantee and each guarantee and security will be for all liabilities of the Obligors under the Finance Documents in accordance with, and subject to, the requirements of the Agreed Security Principles.

2.2

Where an Obligor pledges shares, the relevant Security Document will (subject to agreed exceptions) be governed by the law of the company whose shares are being pledged and not by the law of the country of the pledgor.

3.	Terms of Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)	security will not be enforceable until an acceleration of the Facilities following the occurrence of an Event of Default which is continuing;
(b)

notification of pledges over bank accounts will be given to the bank holding the account; provided that this is not inconsistent with the Group retaining control over the balance and operation of the account;

(c)

notification of receivables security to debtors which are not members of the Group will only be given if an Event of Default has occurred and notice of such Event of Default and of intention to enforce has been given by the Agent;

(d)	notification of any security interest over insurance policies will be served on any insurer of the Group assets (other than in respect of any run-off insurance policy maintained by the Vendor);
(e)

the Security Documents should only operate to create security rather than to impose new commercial obligations. Accordingly, representations shall not be included and undertakings (such as in respect of insurance, information or the payment of costs) shall be strictly limited to those necessary for the creation or perfection of the security and shall not be included to the extent the subject matter thereof is the same as a corresponding undertaking in this Agreement;

(f)

in respect of the share pledges, until an Event of Default has occurred and notice of acceleration has been given, the pledgor should be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to pay dividends upstream on pledged shares to the extent permitted under the Agreement with the proceeds to be available to the Parent and its Subsidiaries; and

108

(g)

the Finance Parties should only be able to exercise any power of attorney granted to them under the Security Documents following an Event of Default in respect of which notice of enforcement has been given by the Agent or in the event of failure to comply with a further assurance or perfection obligation or in order to remedy a breach of covenant by the relevant Obligor in the relevant Security Document.

For the avoidance of doubt the Agreed Security Principles are not included to override the specific guarantee and security structure as proposed in this Agreement and the Tax Structure Paper.

109

SCHEDULE 8

FORM OF COMPLIANCE CERTIFICATE

From:	Troy II
Société à responsabilité limitée
Capital social EUR 12,500
31-33, boulevard du Prince Henri
L – 1724 Luxembourg
R.C.S. Luxembourg B.93.039
To:	J.P. Morgan Europe Limited

Dated:

Dear Sirs,

Senior Subscription Agreement dated [●], 2005 and made between among others, Troy II, Troy V S.à r.l., Deutsche Bank AG London and J.P. Morgan plc (the Agreement, which expression shall include any amendments in force from time to time)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant testing date] for the period ending [●], Net Senior Secured Debt was [●] and EBITDA was [●]; therefore, the ratio of Net Senior Secured Debt to EBITDA was [●];
3.	We set out below the calculations establishing the figures in paragraph 2 above:

[●]

4.	We confirm that no Default was outstanding as at [relevant testing date][7].
Signed by	)
the finance director,	)
for and on behalf of the Parent	)

Signed by	)
a director,	)
for and on behalf of the Parent	)

[insert applicable Auditor’s certification language if delivered with the audited financial statements]

_________________________

7	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

110

SCHEDULE 9

TIMETABLES

PART 1

NOTES

D-x refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Utilisations in Euro
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request) and Clause 5.2 (Completion of a Utilisation Request)	D-3 9.30 a.m.
Agent notifies the Purchasers of the Utilisation in accordance with Clause 5.5 (Creditors' participation)	D-3 3.00 p.m.
EURIBOR is fixed	Quotation Day as of 11.00 a.m. (Brussels time)

Part 2

111

OBLIGATIONS

Utilisations in Euro

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request), Clause 5.2 (Completion of a Utilisation Request) and Clause 5.3 (Completion of a Utilisation Request for Obligations))

D-3 9.30 a.m.
Agent notifies the Issuing Bank and the Lenders of the Obligation in accordance with Clause 5.5 (Creditors' participation)	D-3 Noon
Delivery of a duly completed Renewal Request (Clause 5.1 (Delivery of a Utilisation Request and Clause 5.14 (Renewal of an Obligation))	D-3 9.30 a.m.

112

SCHEDULE 10

FORM OF LETTER OF CREDIT

To:	[Beneficiary] (the Beneficiary)

[Date]

Irrevocable Standby Letter of Credit no.[●]

At the request of [●], [Issuing bank] ●the Issuing Bank) issues this irrevocable standby letter of credit ●Letter of Credit) in your favour on the following terms and conditions:

1.	DEFINITIONS

In this Letter of Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London].

Demand means a demand for a payment under this Letter of Credit in the form of the schedule to this Letter of Credit.

Expiry Date means [●].

Total L/C Amount means €[●].

2.	ISSUING BANK'S AGREEMENT
2.1

The Beneficiary may request a drawing or drawings under this Letter of Credit by giving to the Issuing Bank a duly completed Demand. A Demand must be received by the Issuing Bank by [●] p.m. ([London] time) on the Expiry Date.

2.2

Subject to the terms of this Letter of Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [10] Business Days of receipt by it of a Demand, it must pay to the Beneficiary the amount demanded in that Demand.

2.3

The Issuing Bank will not be obliged to make a payment under this Letter of Credit if as a result the aggregate of all payments made by it under this Letter of Credit would exceed the Total L/C Amount.

3.	EXPIRY
3.1

The Issuing Bank will be released from its obligations under this Letter of Credit on the date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Letter of Credit are released.

3.2

Unless previously released under paragraph 3.1 above, on [●] p.m. ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Letter of Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under the Letter of Credit that remains unpaid.

3.3	When the Issuing Bank is no longer under any further obligations under this Letter of Credit, the Beneficiary must return the original of this Letter of Credit to the Issuing Bank.

113

4.	PAYMENTS

All payments under this Letter of Credit shall be made in [●] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.	DELIVERY OF DEMAND

Each Demand shall be in writing, and, unless otherwise stated, may be made by letter, fax or telex and must be received in legible form by the Issuing Bank at its address and by the particular department or officer (if any) as follows:

[●]

6.	ASSIGNMENT

The Beneficiary's rights under this Letter of Credit may not be assigned or transferred.

7.	UCP

Except to the extent it is inconsistent with the express terms of this Letter of Credit, this Letter of Credit is subject to the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590).

8.	GOVERNING LAW

This Letter of Credit is governed by English law.

9.	JURISDICTION

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Letter of Credit.

Yours faithfully,

[Issuing Bank]

By:

114

Schedule to letter of credit

Form of Demand

To:	[Issuing Bank]

[Date]

Dear Sirs

Standby Letter of Credit no. [●] issued in favour of [Beneficiary] (the Letter of Credit)

We refer to the Letter of Credit. Terms defined in the Letter of Credit have the same meaning when used in this Demand.

1.		We certify that the sum of [●] is due [and has remained unpaid for at least [●] Business Days] [under [set out underlying contract or agreement]]. We therefore demand payment of the sum of [●].
2.	Payment should be made to the following account:

Name:

Account Number:

Bank:

3.	The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[Beneficiary]

115

SCHEDULE 11

FORM OF GLOBAL NOTE

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE SECURITIES ACT) AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHERWISE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS

Troy V S.àr.l.

31-33, boulevard du Prince Henri

L-1724 Luxembourg

R.C.S. Luxembourg B.[●]

Euro [●]

Floating Rate Registered Note (the "Global Note")

Maturity Date [●]

issued subject to the terms and conditions set out below

[London] [date]

Terms and Conditions

1.	Form and denomination

This Global Note is issued in registered form. The holder of this Global Note is the Agent (being the "Holder") who holds the benefit of this Global Note on behalf of the Purchasers pursuant to the terms of the Finance Documents and as recorded in the Register and who shall be entitled to exercise the rights specified hereunder. The nominal amount of this Global Note is Euro [multiples of Euro 100,000] and it represents [●] Notes in registered form with a denomination of Euro 100,000 each.

For the purposes of the Subscription Agreement (defined below), this Global Note represents the Notes.

2.	No Exchange for definitive Notes

The Purchasers shall not be permitted to demand the issue of physical Notes.

3.	Defined terms

This Global Note has been issued pursuant to the provisions set out in a Senior Subscription Agreement dated [●] April, 2005 (as from time to time amended, varied, restated or replaced, the Subscription Agreement) made between Troy V S.à.r.l. as the Company (1), Troy II as the Parent (2), Deutsche Bank AG London and J.P. Morgan plc as Mandated Lead Arrangers (3), Deutsche Bank AG London and J.P. Morgan plc as Bookrunners (4), Deutsche Bank AG London and JPMorgan Chase Bank, N.A. as Original Purchasers (5), Deutsche Bank AG London and JPMorgan Chase Bank, N.A. as Original Lenders (6) and J.P. Morgan Europe Limited as Agent and Security Agent (9).

116

The words and expressions defined in the Subscription Agreement shall have the same meanings when used in this Global Note unless the context otherwise requires.

The provisions of the Subscription Agreement shall apply in respect of this Global Note and the Notes represented by it as if expressly set out herein, mutatis mutandis.

4.	Term and final maturity

Subject to the provisions of the Subscription Agreement, the Notes represented by this Global Note shall be redeemed in full on [●].

5.	Interest

The Company shall pay interest on the Notes represented by this Global Note at the times and at the rate per annum specified in the Subscription Agreement, with the Agent as paying agent for payments of interest to the Purchasers.

6.	Registered Form

This Note is issued in registered form and is transferable only in accordance with the terms and conditions of the Subscription Agreement.

7.	Governing law and enforcement

This Global Note and the Notes represented by it are governed by English law and Clause 41 of the Subscription Agreement is hereby incorporated into this Global Note by reference, mutatis mutandis.

Signed on behalf of

TROY V S.àr.l.

Authentication:

Completed under instructions from the Company by the Agent.

Signed for and on behalf of J.P. Morgan Europe Limited by:

.................................................	and	.................................................

117

SCHEDULE 12

REPRESENTATIONS

The Parent (for itself and to the extent expressed to be applicable to them all other members of the Group) and each other Obligor (for itself and, to the extent expressed to be applicable to them, its Subsidiaries) makes the representations and warranties set out in this Schedule to each Finance Party on the dates referred to in paragraph 31 (Repetition).

1.	Status:

It is a limited liability company duly incorporated, validly existing under the laws of its jurisdiction of incorporation and has the power to own its assets and carry on its business in all material respects as it is now being conducted.

2.	Powers:

It has (or will at the time of entry into such documents have) power to enter into, deliver, exercise its rights and perform its obligations under the Transaction Documents to which it is a party, and has taken all necessary action to authorise the entry into and performance of each of those documents to which it is a party and the transactions contemplated by those documents.

3.	Due authorisation:

All material Authorisations required by it in connection with the entry into, exercise of its rights under, performance, validity and enforceability of and admissibility in evidence in the jurisdiction of its incorporation of and the transactions contemplated by, the Transaction Documents to which it is a party have been obtained or effected or will have been obtained or effected and are or will be in full force and effect (as appropriate) on or before the Closing Date or, if later, the date of entry into such Transaction Documents (save for (a) any Authorisation required in relation to the security constituted by the Security Documents which Authorisation will be made promptly after execution of the relevant Security Documents and in any event within applicable time limits and (b) any Authorisation required in relation to the Block Purchase which is not required to be obtained as a condition under the Acquisition Agreement).

4.	No Filing or Stamp Taxes

Under the laws of its jurisdiction of incorporation and if different, England, in force at the Signing Date, it is not necessary that any of the Transaction Documents to which it is party be filed, recorded or enrolled with any court or other authority in such jurisdiction or that any stamp, registration or similar tax be paid on or in relation to any of them, other than the Merger Documents and those filings which are necessary to perfect the Security created pursuant to the Security Documents and as otherwise expressly provided in the relevant Transaction Documents and save as stated in the Reservations.

5.	Obligations binding:

Its obligations under the Transaction Documents to which it is a party constitute or will constitute its legal, valid and binding obligations and the Security Documents to which it is a party create the Security which they purport to create (subject to all necessary registrations or filings in respect of the Security Documents) enforceable and in the proper form for enforcement in accordance with their

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terms under the laws of the jurisdiction governing each such Transaction Document, save as stated in the Reservations.

6.	Winding-up:

No administrator, examiner, receiver, liquidator or similar officer has been appointed with respect to it or any of its Subsidiaries or its or any of their respective assets nor is any petition or proceeding for any such appointment pending nor, as far as it is aware, has any resolution for any such appointment been passed.

7.	Non-contravention:

Neither the execution nor delivery of any Transaction Document to which it is a party, nor the exercise of any rights or performance of any of its obligations under any such document will result in any:

(a)	violation of any law or regulation to which it is subject to an extent which would or would be reasonably likely to be materially adverse to the interests of the Finance Parties;
(b)	breach of its constitutional documents; or
(c)

breach of any deed, agreement, instrument or obligation binding upon it or affecting any of its assets or upon any of its Subsidiaries or affecting any of its Subsidiaries' assets to an extent which would have a Material Adverse Effect.

8.	Ranking of liabilities:

Its payment obligations under the Finance Documents to which it is a party rank at least pari passu with all of its other present and future unsecured and unsubordinated indebtedness except for indebtedness mandatorily preferred by law applying to companies generally.

9.	Governing Law and Jurisdiction
(a)

Subject to the Reservations, in any legal proceedings taken in its jurisdiction of incorporation in relation to any of the Transaction Documents to which it is party, the choice of law expressed in such documents to be the governing law of it and any judgment obtained in the jurisdiction of such governing law will be recognised and enforced.

(b) Its irrevocable submission under the Finance Documents to the jurisdiction of the courts of England and New York are legal, valid and binding under the laws of its jurisdiction of incorporation.
10.	Transaction Documents:

The Transaction Documents contain all the material terms of the Block Purchase and of the agreements and arrangements between Luxco 1 and the Group.

11.	Authorisations:

All Authorisations necessary for carrying on the business of any member of the Group as currently carried on have been obtained and are in full force and effect, and there are no circumstances of which it is aware which indicate that any such Authorisations are likely to be revoked, amended or unavailable to the Parent or the relevant member of the Group save in each case to the extent that the absence or amendment of any such Authorisation does not constitute a Material Adverse Effect.

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12.	Security:

There is no Security affecting any of its assets except Permitted Liens.

13.	No default:
(a)

No Event of Default is continuing or is reasonably likely to result from the making of any Utilisation (save when this representation is repeated after the Signing Date and the Agent has been given prior written notification of such Event of Default setting out such details relating to the Event of Default as the Agent may reasonably require).

(b)

No member of the Group is in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which constitutes a Material Adverse Effect.

14.	Indebtedness:

No member of the Group has or owes any Indebtedness other than permitted by section 4.06 of Schedule 13 (Undertakings).

15.	Title to assets:
(a)

Bidco will, upon the Closing Date, become the legal and beneficial owner of 80.87 per cent. of the issued share capital of Target (being the part thereof which is the subject of the Block Purchase) free from any Security, claims or competing interests whatsoever other than pursuant to the Transaction Documents.

	(b)	On the Closing Date, members of the Group will have good title to or valid leases or licences of or otherwise be entitled to use all material assets necessary to conduct the business of the Group.
16.	Share capital interests:
(a)

The Tax Structuring Paper shows each member of the Group and in all material respects accurately represents the corporate ownership structure of, and all loans to and all loans from members of the Bid Group as will be the case immediately after the Block Purchase.

(b)

No member of the Bid Group nor, to its knowledge, the Target has an interest in the share capital of any other person other than as described in the Tax Structuring Paper and all of the shares in each member of the Bid Group and, to its knowledge, the Target are fully paid up.

	(c)	No person has any interest in the issued share capital of any member of the Bid Group nor, to its knowledge, the Target except in respect of interests:
(i) held by the Security Agent under the Security Documents;
	(ii)	held by the Security Agent under the Bridge Documents or the security agent under the HY Bonds, as the case may be; or
(iii) held by minority interests in the Target.
17.	No other liabilities:

No member of the Bid Group has traded or incurred any liabilities or commitments (actual or contingent, present or future) before the Signing Date, except for liabilities arising in relation to or

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contemplated by the transactions contemplated by the Transaction Documents or (in the case of Bidco) as disclosed in in the legal due diligence report of Karatzas & Partners dated 29th March, 2005.

18.	Information Package:
(a)

To the best of the knowledge and belief of the Parent after due and careful consideration, the material factual information contained in the Information Package was true and accurate in all material respects at the date thereof or as at the date (if any) at which it is stated and did not contain any untrue statement of a material fact or omit to state any material fact or information necessary in order to make not misleading in any material respect the information or statements contained therein.

(b)

The financial projections contained in the Agreed Business Plan have been prepared on the basis of recent historical information and on the basis of assumptions that were, in the opinion of the Parent (acting reasonably), reasonable at the time they were made and were arrived at after due and careful consideration by the Parent.

(c)

To the best of the knowledge and belief of the Parent after due and careful consideration, nothing has occurred since the date of any Report forming part of the Information Package which, if included in that Report, would result in that Report, taken as a whole, presenting a position worse in any material respect than that actually presented in it.

19.	Information Memorandum:
(a)

To the best of the knowledge and belief of the Parent after due and careful consideration, the material factual information contained in the Information Memorandum was true and accurate in all material respects at the date thereof or as at the date (if any) at which it is stated and did not contain any untrue statement of a material fact or omit to state any material fact or information necessary in order to make not misleading in any material respect the information or statements contained therein.

(b)

The financial projections contained in the Agreed Business Plan (which are incorporated in the Information Memorandum) have been prepared on the basis of assumptions that were in the opinion of the Parent (acting reasonably), reasonable at the time they were made and were arrived at after due and careful consideration by the Parent.

(c)

Nothing has occurred since the date of the Information Memorandum which results in any of the material information in respect of the Group contained in the Information Memorandum being untrue or misleading in any material respect.

20.	Financial Statements:

The most recent Financial Statements (excluding for the avoidance of doubt the Original Financial Statements) (including their notes) (in the case of the annual audited consolidated financial statements) give a true and fair view of the state of affairs or, (in the case of the quarterly or monthly unaudited consolidated financial statements, fairly present the financial position) of the Group at the date to which they were made up and have been prepared in accordance with Approved Accounting Principles consistently applied.

21.	No litigation:

No member of the Group is involved in any litigation, arbitration or other litigious or administrative proceedings or labour disputes which are reasonably likely to be adversely determined and, if so

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adversely determined, would constitute a Material Adverse Effect nor are any such proceedings to its knowledge pending or threatened, subject as disclosed in the Legal Due Diligence Report.

22.	Intellectual property rights:

Each member of the Group owns or is entitled to use all material Intellectual Property Rights used in its business and so far as the Parent is aware, there is no challenge or objection by any third party to the use by the Target of any such rights, or infringement of any such rights by any third party save where such challenges, objections or infringement, if upheld, would not constitute a Material Adverse Effect.

23.	Tax liabilities:

(a) No member of the Group is overdue in the filing of any Tax returns or the payment of any Tax to the extent that failure to pay or file would constitute a Material Adverse Effect.

(b) To the best of its knowledge, information and belief, no claims or investigations are or are reasonably likely to be made by any Tax authority which, if adversely determined, would constitute a Material Adverse Effect.

24.	Material Adverse Change:

To the best of its knowledge, information and belief, there has been no change in the financial condition, business or assets of the Group since 31 December 2004 which has or is reasonably likely to have a Material Adverse Effect.

25.	Acquisition Documents

All material terms and conditions of the Block Purchase are set out in the Acquisition Documents and there have been no amendments, variations or waivers of any terms of the Acquisition Documents save as approved (by prior written consent) by the Agent (acting on the instructions of the Majority Creditors) or which could not reasonably be expected to be prejudicial to the Creditors in any material respect.

26.	Environmental compliance:
(a)

It and each of its Subsidiaries is in compliance with all Environmental Laws, and all Environmental Permits necessary in connection with the ownership and operation of its business are in full force and effect, in each case where failure to do so would constitute a Material Adverse Effect.

(b)

To the best of its knowledge and belief, there are no circumstances which are reasonably likely to result in any person (including, without limitation, a regulatory authority) taking any legal proceedings or other action against it or any of its Subsidiaries (and no such proceedings or other action is pending or threatened) under any Environmental Laws including, without limitation, remedial action or the revocation, suspension, variation or non renewal of any Environmental Permits where any such proceedings would constitute a Material Adverse Effect.

27.	Centre of Main Interests

Where such Obligor is incorporated in a Member State, its Centre of Main Interests is the place in which its registered office is situated.

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28.	Compliance

No member of the Group is in breach of any law or regulation which has or is reasonably likely to have a Material Adverse Effect.

29.	Documents

As at the Signing Date and at the Closing Date, the documents delivered to the Agent by or on behalf of any Obligor under Clause 4.1 (Conditions precedent documents) of this Agreement are genuine (or, in the case of copy documents, are true, complete and accurate copies of originals which are genuine), are up-to-date and in full force and effect (or if a copy, the original is up-to-date and in full force and effect) and have not been amended.

30.	Representations and warranties in the Acquisition Documents

To the best of its knowledge, as at the date of this Agreement, no representation or warranty (as qualified by any related disclosure letter or schedule to the Acquisition Documents) given by any party in the Acquisition Documents is untrue or misleading in any material respect.

31.	Repetition:
(a)

The Obligors make every representation and warranty in this Schedule (Representations) on the date of this Agreement and on the Closing Date by reference to the facts and circumstances then existing, other than (i) the representations and warranties in paragraph 18 which shall be made on the Signing Date only and (ii) the representations in paragraph 19 (Information Memorandum), which shall be given on the dates referred to in paragraph (b) below.

(b)	The representations in paragraph 19 (Information Memorandum) are deemed to be made by reference to the facts and circumstances then existing on:
(i) the date on which the Information Memorandum is approved by the Parent; and
(ii)

the date on which the Agent notifies the Parent that the Information Memorandum is to be issued in connection with general syndication of the Facilities (subject to written disclosures by the Parent in respect of matters which have occurred, or of which the Parent has become aware, after the date referred to in paragraph (i) above) provided that such date shall not be more than 5 Business Days after the date on which the Information Memorandum is approved by the Parent.

(c)	The Repeating Representations are deemed to be made by each Obligor by reference to the facts and circumstances then existing on:
(i) the date of each Utilisation Request or Renewal Request and on each date on which an Ancillary Utilisation is requested;
(ii) each Utilisation Date;
(iii) the first day of each Interest Period;
(iv) in the case of an Additional Obligor, the day on which the company becomes (or it is proposed that the company becomes) an Additional Obligor; and

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(v)

in respect of the representation and warranty contained in paragraph 20(Financial Statements) only, each date on which the most recent Financial Statements are delivered to the Agent (and then only in respect of the most recent Financial Statements so delivered).

For the purposes of this Schedule:

Repeating Representations means each of the representations set out in paragraphs 1 (Status) to 9 (Governing law and jurisdiction) (inclusive), 13 (No default) and 20 (Financial Statements) (in respect of the accounts most recently delivered pursuant to this Agreement)

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SCHEDULE 13

UNDERTAKINGS

Save where specified to the contrary, defined terms used in this Schedule 13 (other than in "Equal Treatment of Facilities" below) shall bear the meaning given to them in Schedule 16 (Covenant/Default Definitions) and the following terms shall bear the meaning given to them in the Agreement, "Additional Guarantor", "Finance Parties" and "Finance Documents".

The provisions of this Schedule (other than in "Equal Treatment of Facilities" below) are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

For consistency with the provisions of the Notes, the numbering of this Schedule 13 is deliberately retained.

Equal Treatment of Facilities. If under the terms of any of the Bridge Facilities, the HY Bonds or any refinancing thereof, any Obligor grants the creditors thereunder (or any agent, trustee or other representative thereof) any representation, warranty, undertaking, covenant or event of default (howsoever described) that is more favourable to such creditors than the terms of the representations, warranties, undertakings, covenants and/or events of default contained in (or incorporated by reference in) the Finance Documents (such improved term being a Relevant Benefit), then the Obligors will promptly make an unconditional offer in writing to the Finance Parties (which offer shall remain open for acceptance for at least 30 days) to amend the terms of the relevant Finance Documents to include each Relevant Benefit in favour of the Finance Parties on terms which are no less favourable to the Finance Parties.

ARTICLE FOUR

SECTION 4.01.   Payment. (a) The Company and the Guarantors covenant and agree for the benefit of the Finance Parties that they shall duly and punctually pay the principal of, premium, if any, interest and any other amounts, if any, due under the Finance Documents on the dates and in the manner provided in the Finance Documents.

SECTION 4.02.             Corporate Existence. Subject to Article Five of this Schedule 13, the Parent Guarantor, the Company and each other Restricted Subsidiary shall do or cause to be done all things necessary to preserve and keep in full force and effect their corporate existence and the rights (charter and statutory), licenses and franchises of the Parent Guarantor, the Company and each other Restricted Subsidiary; provided that the Parent Guarantor, the Company and each other Restricted Subsidiary shall not be required to preserve any such existence, right, license or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor, the Company and the other Restricted Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Creditors.

SECTION 4.03.	[INTENTIONALLY LEFT BLANK]

SECTION 4.04.    Taxes. The Parent Guarantor will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Creditors.

SECTION 4.05.    Stay, Extension and Usury Laws. Each of the Parent Guarantor, the Subsidiary Guarantors and the Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay,

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extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of any Finance Document; and each of the Parent Guarantor, the Subsidiary Guarantors and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Finance Parties, but will suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.06.    Limitation on Indebtedness. (a) The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to Incur any Indebtedness (including Acquired Indebtedness); provided, however, that:

(i)   the Parent Guarantor, the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Leverage Ratio for the Parent Guarantor is less than 4.75 to 1.00; and

(ii)                 if the Indebtedness to be Incurred is Senior Indebtedness, the Parent Guarantor, the Company or any Subsidiary Guarantor may Incur such Senior Indebtedness only if on the date of such Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof), the Consolidated Senior Leverage Ratio for the Parent Guarantor is less than 4.00 to 1.00.

(b)	Section 4.06(a) will not prohibit the Incurrence of the following Indebtedness:

(i)   the Incurrence by the Parent Guarantor, the Company or any Subsidiary Guarantor of Indebtedness under the Finance Documents in an aggregate principal amount at any one time outstanding not to exceed €250 million minus the amount of any permanent repayments or prepayments of such Indebtedness with the proceeds of Asset Dispositions made in accordance with Section 4.09;

(ii)                 (A)any guarantees by the Parent Guarantor of Indebtedness of the Company or any Subsidiary Guarantor so long as the Incurrence of Indebtedness by the Company or such Subsidiary Guarantor is permitted under the terms of this Agreement;

(B)

any guarantees by the Company or any other Restricted Subsidiary of Indebtedness of the Parent Guarantor or any other Subsidiary Guarantor so long as the Incurrence of such Indebtedness is permitted under the terms of this Agreement; or

(C)

without limiting the provisions of Section 4.08, Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary so long as the Incurrence is permitted under the terms of this Note Purchase Agreement;

(iii)                Indebtedness of the Parent Guarantor owing to and held by the Company or any other Restricted Subsidiary or Indebtedness of the Company or a Restricted Subsidiary owing to and held by the Parent Guarantor or any other Restricted Subsidiary; provided, however, that:

(A)	any subsequent issuance or transfer of Capital Stock or any other event which results in any such Indebtedness being beneficially held by a Person

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other than the Parent Guarantor, the Company or a Restricted Subsidiary; and

(B)	any sale or other transfer of any such Indebtedness to a Person other than the Parent Guarantor or a Restricted Subsidiary;

shall be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Parent Guarantor or such Restricted Subsidiary, as the case may be; provided, further, that, if a Restricted Subsidiary that is not a Guarantor owns or holds such Indebtedness and the Parent Guarantor, the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full of all obligations with respect to the Finance Documents, as the case may be, or is a Working Capital Intercompany Loan;

(iv)                Indebtedness represented by: (A) the Notes; (B) the Guarantees; (C) the Security Documents; (D) any Indebtedness (other than the Indebtedness described in subsections (b)(i) and (b)(iii) of this Section 4.06) outstanding on the Issue Date; (E) any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this subsection (iv) or subsection (b)(v) of this Section 4.06 or Incurred pursuant to subsection (a) of this Section 4.06; and (F) any Management Advances;

(v) Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness Incurred (A) to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Parent Guarantor or a Restricted Subsidiary or (B) otherwise in connection with or contemplation of such acquisition); provided, however, that at the time of such acquisition or other transaction (Y) the Parent Guarantor would have been able to Incur €1.00 of additional Indebtedness pursuant to Section 4.06(a) after giving effect to the Incurrence of such Indebtedness pursuant to this subsection (v) or (Z) the Consolidated Leverage Ratio would not be greater than it was immediately prior to giving effect to such acquisition or other transaction;

(vi)                Indebtedness under Hedging Obligations entered into for bona fide hedging purposes of the Parent Guarantor or its Restricted Subsidiaries and not for speculative purposes (as determined in good faith by the Board of Directors or senior management of the Parent Guarantor);

(vii)               Indebtedness represented by Capital Lease Obligations or Purchase Money Obligations of the Parent Guarantor, the Company or any other Restricted Subsidiary, and, in each case, any Refinancing Indebtedness in respect thereof, in an aggregate outstanding principal amount which, when taken together with the principal amount of all other Indebtedness Incurred pursuant to this subsection (vii) and then outstanding, will not exceed at any time outstanding the greater of €20 million and 2% of Total Assets.

(viii)              Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary Incurred in respect of (A) workers’ compensation claims, self-insurance obligations, performance, surety, judgment, appeal, advance payment, customs, VAT or other tax guarantees or other similar bonds instruments or obligations and completion guarantees and warranties or relating to liabilities or obligations Incurred in the ordinary course of business, (B) letters or credit, bankers’ acceptances or other similar instruments or

127

obligations issued or relating to liabilities or obligations Incurred in the ordinary course of business and (C) the financing of insurance premiums in the ordinary course of business;

(ix)                Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary arising from agreements of the Parent Guarantor, the Company or any other Restricted Subsidiary providing for customary guarantees, indemnification, obligations in respect of earnouts or other adjustments of purchase price or similar obligations, in each case, Incurred or assumed in connection with the acquisition or disposition of any business or assets or any Person or any Capital Stock of a Subsidiary (other than guarantees of Indebtedness Incurred by any Person acquiring or disposing of such business or assets or such Subsidiary for the purpose of financing such acquisition or disposition); provided that the maximum liability of the Parent Guarantor, the Company and the other Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the fair market value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Parent Guarantor, the Company and any other Restricted Subsidiary in connection with such disposition;

(x) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of Incurrence;

(xi)                Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this subsection (xi) and then outstanding, will not exceed €25 million;

(xii)               Indebtedness of the Parent Guarantor, the Company or any Subsidiary Guarantor the proceeds of which are used to finance an acquisition (or is Incurred as a result of the assumption of Indebtedness in the consummation of the acquisition) of a Related Business in an aggregate outstanding principal amount which, when taken together with any Refinancing Indebtedness in respect thereof and the principal amount of all other Indebtedness Incurred pursuant to this subsection (xii) and then outstanding, will not exceed €200 million; provided that at the time of such acquisition (A) the Consolidated Leverage Ratio, calculated on a pro forma basis to give effect to such acquisition, would not be greater than it was immediately prior to giving effect to such acquisition but in no event greater than 5.25 to 1.00 and (B) if the Indebtedness to be Incurred is Senior Indebtedness, the Parent Guarantor, the Company or any Subsidiary Guarantor may Incur such Senior Indebtedness only if on the date of such Incurrence and after giving pro forma effect thereto (including, pro forma application of the proceeds thereof) the Consolidated Senior Leverage Ratio for the Parent Guarantor would be less than 4.00 to 1.00; and provided, further, however, that (x) the aggregate amount of Indebtedness Incurred in connection with any such acquisition shall not exceed 85% of the purchase price and (y) the Mandated Lead Arrangers shall have been engaged to place such financing as provided in the Engagement Letter; and

(xiii)              Indebtedness under daylight borrowing facilities incurred in connection with the Acquisition so long as any such Indebtedness is repaid within three days of the date on which such Indebtedness is Incurred.

(c) The Parent Guarantor shall not grant any Liens with respect to any Collateral to secure any Indebtedness unless: (1) the lenders with respect to such Indebtedness shall have entered into an Intercreditor Agreement with the Finance Parties on terms satisfactory to the Finance Parties, acting reasonably (which

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will, among other things, provide for, (i) in the case where the Liens on the Collateral granted to such other Indebtedness rank pari passu with the Liens securing the Notes, (A) pro rata sharing of the proceeds of enforcement and (B) pro rata voting in connection with the disposition or enforcement with respect to the Collateral and (ii) in the case where the Liens on the Collateral granted to such other Indebtedness rank junior to the Liens securing the Finance Documents, a standstill on enforcement actions by such junior Lien holders and (iii) the Liens on the Collateral granted to such other Indebtedness to rank junior to the Liens securing the Finance Documents]; (2) any Lien granted in respect of any such Indebtedness is granted pursuant to the Security Documents; and (3) the Collateral Agent in respect of such Indebtedness shall be the Collateral Agent in respect of the Notes.]

(d) Indebtedness incurred pursuant to subsection (b)(i) (and no other Indebtedness) shall be permitted to be secured by a Lien that ranks senior to the Lien securing the Notes. In no circumstances may Indebtedness be incurred that is secured by a Lien that ranks pari passu or senior to the Lien securing the Finance Documents. Liens securing other Indebtedness permitted to be secured hereunder may rank pari passu with or junior to the Lien on the Collateral securing the Notes and, in each case, junior to the Lien on the Collateral securing the Finance Documents.

(e) No Indebtedness (other than Indebtedness Incurred pursuant to subsection (b)(vii) or Additional Notes) may be secured by a Lien on the Collateral unless the aggregate principal amount of such Indebtedness as of the time of Incurrence exceeds €15 million, unless such Indebtedness is revolving Indebtedness, in which case the commitments with respect thereto shall exceed €15 million.

(f)  The Parent Guarantor will not incur, and will not permit the Company or any Subsidiary Guarantor to Incur, any Indebtedness (including any Indebtedness incurred pursuant to Section 4.06(b) above) that is contractually subordinated in right of payment to any other Indebtedness of the Parent Guarantor, the Company or any Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the Finance Documents and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Parent Guarantor, the Company or any other Restricted Subsidiary solely by virtue of being unsecured or by virtue of being guaranteed or secured on a first or junior Lien basis.

(g) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 4.06:

(i)   in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this Section 4.06, the Parent Guarantor, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such subsections;

(ii)                 all Indebtedness under any Credit Facility shall be deemed Incurred under subsection (b)(i) of this section 4.06, and shall not be reclassified pursuant to clause (i) of this subsection (d);

(iii)                guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness that is otherwise included in the determination of a particular amount of Indebtedness shall not be included;

(iv)                the principal amount of any Disqualified Stock of the Parent Guarantor, the Company or any other Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary, will be equal to the greater of the maximum mandatory redemption or repurchase price (not

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including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(v) Subject to subsection (ii) above, Indebtedness permitted by this Section 4.06 need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.06 permitting such Indebtedness; and

(vi)                the amount of Indebtedness issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined on the basis of GAAP.

Accrual of interest, accrual of dividends, the accretion of accreted value, the accretion or amortization of original issue discount, the payment of interest in the form of additional Indebtedness and the payment of dividends in the form of additional shares of Preferred Stock or Disqualified Stock will not be deemed to be an Incurrence of Indebtedness for purposes of this Section 4.06. The amount of any Indebtedness outstanding as of any date shall be (a) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (b) the principal amount, or liquidation preference thereof, in the case of any other Indebtedness.

If at any time an Unrestricted Subsidiary becomes a Restricted Subsidiary, any Indebtedness of such Subsidiary shall be deemed to be Incurred by a Restricted Subsidiary as of such date (and, if such Indebtedness is not permitted to be Incurred as of such date as described under this Section 4.06, the Parent Guarantor shall be in Default of this Section 4.06).

For purposes of determining compliance with any euro-denominated restriction on the Incurrence of Indebtedness, the Euro Equivalent of the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of Indebtedness Incurred under a revolving credit facility, provided that (a) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a currency other than euros, and such refinancing would cause the applicable euro-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such euro-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced; (b) the Euro Equivalent of the principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date; and (c) if and for so long as any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal and interest on such Indebtedness, the amount of such Indebtedness, if denominated in euros, will be the amount of the principal payment required to be made under such Currency Agreement and, otherwise, the Euro Equivalent of such amount plus the Euro Equivalent of any premium which is at such time due and payable but is not covered by such Currency Agreement.

Notwithstanding any other provision of this Section 4.06, the maximum amount of Indebtedness that the Parent Guarantor may Incur pursuant to this Section 4.06 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 4.07.    Limitation on Restricted Payments. (a) The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to, directly or indirectly, make a Restricted Payment.

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(b)	The preceding provisions shall not prohibit:

(i)   any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent issuance or sale of, or made by exchange for, Capital Stock or Subordinated Shareholder Funding of the Parent Guarantor (other than in each case Disqualified Stock, Designated Preferred Stock and Capital Stock issued or sold to a Restricted Subsidiary or an employee stock ownership plan or to a trust established by the Parent Guarantor or any Restricted Subsidiary for the benefit of their employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) or a substantially concurrent cash capital contribution received by the Parent Guarantor from its shareholders;

(ii)                 any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Parent Guarantor or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Refinancing Indebtedness of such Person which is permitted to be Incurred pursuant to Section 4.06;

(iii)                dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this Section 4.07;

(iv)                the repurchase, redemption or other acquisition (including in exchange for the cancellation of Indebtedness), or dividends, distributions or loans to a Parent Company for the purpose of funding any such repurchase, redemption or other acquisition, of shares of Capital Stock or Subordinated Obligations of the Parent Guarantor, any of its Subsidiaries or any Parent Company from any future, present or former employees, directors or consultants of the Parent Guarantor, or any such Persons (or permitted transferees of such employees or directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock or Subordinated Obligations; provided, however, that the aggregate amount of such repurchases, redemptions or acquisitions (excluding amounts representing cancellation of Indebtedness) shall not exceed €5 million in any calendar year;

(v) repurchases or other acquisitions of Capital Stock deemed to occur upon exercise of stock options, warrants or other securities, if such Capital Stock represents a portion of the exercise price of such options, warrants or other securities;

(vi)                cash payments in lieu of the issuance of fractional shares in connection with share dividends, splits, combinations or business combinations or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Parent Guarantor or any Parent Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.07 (as determined in good faith by the Board of Directors);

(vii)               payments of subordinated intercompany Indebtedness, the Incurrence of which was permitted under clause (iii) of paragraph (b) of Section 4.06; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(viii)              payments pursuant to any tax sharing agreement or arrangement among the Parent Guarantor and its Subsidiaries and other Persons with which the Parent Guarantor or any of its Subsidiaries is required or permitted to file a consolidated tax return or with which the Parent Guarantor or any of its Restricted Subsidiaries is a part of a group for tax purposes; provided, however, that such payments shall not exceed the amount of tax that the

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Parent Guarantor and its subsidiaries would owe on a stand alone basis and the related tax liabilities of the Parent Guarantor and its Subsidiaries are relieved thereby;

(ix)                the declaration and payment of dividends or other distributions by the Parent Guarantor or any Restricted Subsidiary to, or the making of loans to, any Parent Company in amounts and at times required to pay:

(A)

franchise taxes, duties or similar fees and expenses required to maintain the corporate existence of any Parent Company or any Management Equity Subsidiary or which are otherwise attributable to the ownership, business, operations or profits of the Parent Guarantor or any Restricted Subsidiary;

(B)

any income taxes, to the extent such income taxes are attributable to the income of the Parent Guarantor and any Restricted Subsidiary and, to the extent of the amount actually received in cash from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries;

(C)

customary salary, bonus and other benefits (including insurance and indemnification) payable to or in favor of officers and employees of any Parent Company or any Management Equity Subsidiary to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Parent Guarantor and any Restricted Subsidiary;

(D)

general corporate overhead expenses of any Parent Company or any Management Equity Subsidiary to the extent such expenses are attributable to the ownership or operation of the Parent Guarantor and any Restricted Subsidiary or related to the proper administration of such Parent Company, including (i) fees and expenses properly incurred in the ordinary course of business to auditors and legal advisors, (ii) payments in respect of services provided by directors, officers or employees of any such Parent Company and (iii) costs associated with the maintenance of a head office function of any Parent Company or a successor thereof selected by the Parent Guarantor;

(E)	fees and expenses of any Parent Company incurred in relation to the issuance of the Notes;
(F)	taxes with respect to income derived from funding made available to the Parent Guarantor and its Subsidiaries or any successor thereof by any Parent Company;
(G)	the Management Fees; and
(H)	the Share Capital Redemption.

(x) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Parent Guarantor or any Restricted Subsidiary upon a Change of Control or an Asset Disposition to the extent required by this Agreement or any agreement or instrument pursuant to which such Subordinated Obligations were issued, but only if the Parent Guarantor:

(A)	in the case of a Change of Control, has first complied with its obligations under Section 4.11; or

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(B)	in the case of an Asset Disposition, has first complied with its obligations under Section 4.09;

(xi)                purchases of shares of Capital Stock for contribution to an employee stock ownership plan of the Parent Guarantor or a Parent Company not in excess of €3 million in the aggregate; and

(xii)               the declaration and payment of any dividend or other distribution to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Parent Guarantor after the Issue Date (or the declaration and payment of any dividends or other distribution by the Parent Guarantor to fund the payment of any such dividend or distribution, if the issuer of such Designated Preferred Stock is a Parent Company) to the extent of the Net Cash Proceeds received by the Parent Guarantor from the issuance of such Designated Preferred Stock (including as a contribution to the capital of the Parent Guarantor or any Restricted Subsidiary other than through the issuance of Disqualified Stock).

(c)The amount of all Restricted Payments made other than in cash shall be determined in good faith by the Board of Directors.

SECTION 4.08.    Limitation on Liens. The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to, directly or indirectly, create, Incur, assume or suffer to exist any Lien (the “Initial Lien”) of any kind or assign or otherwise convey any right to receive any income, profits or proceeds on or with respect to any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets, including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned at or acquired after the date of this Agreement, or any income, profits or proceeds therefrom except:

(a) in the case of any property or asset that does not constitute Collateral, Permitted Liens; provided that any Lien on such property or assets shall be permitted notwithstanding that it is not a Permitted Lien if the Finance Documents are secured on an prior basis with the obligations so secured until such time as such obligations are no longer secured by a Lien;

(b) in the case of any asset that constitutes Collateral, Permitted Collateral Liens; provided that any Indebtedness so secured and the Incurrence of any Lien so Incurred is, in each case, permitted by the provisions of the Note Purchase Agreement and this Agreement, including, without limitation, paragraphs (c) to (f) of Section 4.06.

Any Lien created for the benefit of the Finance Documents pursuant to this Section 4.08 may provide by its terms that (a) such Lien shall be automatically and unconditionally released and discharged (i) upon the release and discharge of the Initial Lien, (ii) upon the sale or other disposition of the assets subject to such Initial Lien (or the sale or other disposition of the Person that owns such assets) in compliance with the terms of this Note Purchase Agreement, (3) with respect to any Guarantor the assets or the Capital Stock of which are encumbered by such Lien, upon the release of the Guarantee of such Guarantor in accordance with the terms of this Agreement or (4) upon the designation of a Restricted Subsidiary as an Unrestricted Subsidiary in accordance with the terms of this Agreement and (b) the Person in favour of whom such Lien was created may exclusively control the disposition of property subject to such Lien.

SECTION 4.09.    Limitation on Sales of Assets and Subsidiary Stock. (a) The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to, consummate any Asset Disposition unless:

(i)   the consideration the Parent Guarantor or such Restricted Subsidiary receives (including by way of relief from, or by any other Person assuming responsibility

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for, any liabilities, contingent or otherwise) for such Asset Disposition is not less than the Fair Market Value of the assets sold (as determined by the Board of Directors); and

(ii)                 at least 80% of the consideration the Parent Guarantor or the relevant Restricted Subsidiary receives in respect of such Asset Disposition consists of cash.

For the purpose of this covenant, the following are deemed to be cash:

(i)	cash or Temporary Cash Investments;

(ii)                 the assumption or discharge of Indebtedness of the Parent Guarantor or any Restricted Subsidiary (other than Indebtedness (A) between and among the Parent Guarantor and a Restricted Subsidiary, (B) owed to an Affiliate of the Parent Guarantor or (C) that is subordinated to the Notes or any Guarantee) and the release of the Parent Guarantor or any Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition;

(iii)                Indebtedness (other than Indebtedness (A) between and among the Parent Guarantor and a Restricted Subsidiary, (B) owed to an Affiliate of the Parent Guarantor or (C) that is subordinated to the Notes or any Guarantee) of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition to the extent that the Parent Guarantor and the Restricted Subsidiaries, following such Asset Disposition, are released from any Guarantee of such Indebtedness in connection with such Asset Disposition;

(iv)                consideration consisting of Indebtedness of the Parent Guarantor or any Restricted Subsidiary or Preferred Stock of a Restricted Subsidiary that is either repaid in full or cancelled in connection with such Asset Disposition;

(v) securities or other obligations received by the Parent Guarantor or any Restricted Subsidiary from the transferee that can be converted by the Parent Guarantor or such Restricted Subsidiary into cash or Temporary Cash Investments within 90 days of receipt thereof, to the extent of the cash or Temporary Cash Investments actually received in that conversion; and

(vi)                all or substantially all of the assets of, or Capital Stock of, a Person received as consideration in an Asset Disposition if, after giving effect to any such receipt of Capital Stock, the Person is or becomes a Restricted Subsidiary.

(b) Within 90 days after the receipt of any Net Cash Proceeds from an Asset Disposition, the Parent Guarantor or such Restricted Subsidiary may use such Net Cash Proceeds to make an investment in or expenditure for Additional Assets.

Any Net Cash Proceeds from Asset Dispositions that are not applied or invested as provided in the preceding paragraph shall be deemed to constitute “Excess Proceeds.”

(c) When the aggregate amount of Excess Proceeds exceeds €5 million, the Parent Guarantor or the Company shall, within 15 Business Days, prepay an aggregate principal amount of Notes (in a principal amount equal to 100% of such Excess Proceeds) at a purchase price in cash in an amount equal to 100% of the principal amount thereof; provided that

(i)   after €275 million in aggregate principal amount of the Notes have been repaid, any subsequent Excess Proceeds shall be applied pro rata to repay outstanding amounts under this Agreement and the Notes; and

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(ii)                 if a default occurs and is continuing under the Senior Secured Credit Facility, any Excess Proceeds shall be applied to the repayment of debt under the Senior Secured Credit Facility before any Notes are repaid pursuant to this Section 4.09.

(d) The Parent Guarantor or the Company shall purchase the Notes in whole or in part in integral multiples of €1,000.

(e) All prepayments under this Section 4.09 shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid.

(f)  Pending the final application of any Net Cash Proceeds pursuant to this Section 4.09, the Parent Guarantor or applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Debt Outstanding under a revolving credit facility, or other invest such Net Proceeds in Temporary Cash Investments.

SECTION 4.10.    Limitation on Affiliate Transactions. The Parent Guarantor shall not, and shall not permit the Company or any other Restricted Subsidiary to enter into or permit to exist any transaction (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any service), with, or for the benefit of, any Affiliate of the Parent Guarantor or any Restricted Subsidiary (an “Affiliate Transaction”) unless:

(a) such Affiliate Transaction is on terms that are no less favorable, taken as a whole, to the Parent Guarantor or such Restricted Subsidiary, as the case may be, than those that could reasonably have been expected to be obtained at the time in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(b) if such Affiliate Transaction involves an amount in excess of €10 million, a majority of the members of the Board of Directors of the Parent Guarantor who are disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (a) are satisfied and have approved the relevant Affiliate Transaction; and

(c) if such Affiliate Transaction involves an amount in excess of €20 million, the Board of Directors shall also have received a written opinion from an Independent Financial Advisor to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Parent Guarantor and its Restricted Subsidiaries or is not less favourable to the Parent Guarantor and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

Notwithstanding the foregoing, the restrictions set forth above in this Section 4.10 will not apply to:

(i)	any Restricted Payment or Permitted Investment permitted by Section 4.07;

(ii)                 transactions with customers, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, in each case which are in the ordinary course of business (including pursuant to joint venture agreements) and otherwise in compliance with the terms of this Note Purchase Agreement, and which are fair to the Parent Guarantor and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Parent Guarantor or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(iii)                any issuance or sale of Capital Stock, options, other equity-related interests or other securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, or entering into, or maintenance of, any employment, consulting, collective bargaining or benefit plan, program, agreement or arrangement, related

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trust or other similar agreement and other compensation arrangements, options, warrants or other rights to purchase Capital Stock of the Parent Guarantor or any Parent, restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits or consultant plans (including, valuation, health, insurance, deferred compensation, severance, retirement, savings or similar plans, programs or arrangements) and/or indemnities provided on behalf of officers, employees or directors or consultants approved by the Board of Directors, in each case in the ordinary course of business;

(iv)                Management Advances and loans (and the cancellation of loans) or advances, or guarantees of third party loans, to employees, officers or directors of the Parent Guarantor or any Parent Company or any Restricted Subsidiary approved by the Board of Directors;

(v) the payment of reasonable fees to directors of the Parent Guarantor or any Parent Company and any Restricted Subsidiary who are employees of the Parent Guarantor or any Restricted Subsidiary;

(vi)                oans and advances to the Parent Guarantor’s or any Restricted Subsidiary’s officers, directors and employees for travel, entertainment, moving and other relocation expenses;

(vii)               agreements and arrangements existing on the date of this Agreement and any amendment or modification thereto, provided that any such amendment or modification is not more disadvantageous to the Finance Parties in any material respect than the original agreement or arrangement as in effect on the date of this Agreement;

(viii)              any payments or other transactions pursuant to a tax sharing agreement between the Parent Guarantor and any other Person or a Restricted Subsidiary and any other Person with which the Parent Guarantor or a Restricted Subsidiary files a consolidated tax return or with which the Parent Guarantor or a Restricted Subsidiary is part of a group for tax purposes or any tax advantageous group contribution made pursuant to applicable legislation provided, however, that any such tax sharing or arrangement and payment does not permit or require payments in excess of the amounts of tax that would be payable by the Parent Guarantor and its Restricted Subsidiaries on a stand-alone basis;

(ix)	payment of Management Fees;

(x) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Parent Guarantor;

(xi)	the issuance of any Subordinated Shareholder Funding;

(xii)               any transaction with a Restricted Subsidiary or joint venture or similar entity (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Parent Guarantor, or a Restricted Subsidiary owns an equity interest in, can designate one or more board members of, or otherwise controls such Restricted Subsidiary, joint venture or similar entity; and

(xiii)              transactions between or among the Parent Guarantor and the Restricted Subsidiaries or among Restricted Subsidiaries.

SECTION 4.11.	[INTENTIONALLY LEFT BLANK] l

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SECTION 4.12.	[INTENTIONALLY LEFT BLANK]

SECTION 4.13.    Limitation on Sale and Leaseback Transactions. The Parent Guarantor shall not, and shall not permit the Issuer or any other Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property or assets unless:

(a) on the date of such Sale/Leaseback Transaction and after giving pro forma effect thereto for the four quarters immediately preceding such Sale/Leaseback Transaction (including for the avoidance of doubt the use of the proceeds of the sale (including, if applicable, to reduce debt or reinvest in Additional Assets) the Parent Guarantor or such Restricted Subsidiary would be able to incur €1.00 of additional Indebtedness pursuant to Section 4.06(a);

(b) the gross proceeds received by the Parent Guarantor or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair market value (as determined by the Board of Directors) of such property; and

(c) the Parent Guarantor applies the proceeds of such transaction in compliance with Section 4.09.

SECTION 4.14.    Limitation on Guarantees of Indebtedness by Restricted Subsidiaries. (a) The Parent Guarantor shall not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Parent Guarantor, the Company (other than the Notes) or a Subsidiary Guarantor under any Credit Facility or any other Indebtedness, unless:

(i)   (A)such Restricted Subsidiary simultaneously accedes to this Agreement as an Additional Guarantor; and

(B)

with respect to any guarantee of Subordinated Indebtedness by such Restricted Subsidiary, any such guarantee shall be subordinated to such Restricted Subsidiary’s Guarantee with respect to the Finance Documents at least to the same extent as such Subordinated Indebtedness is subordinated to the Finance Documents and the Finance Documents; and

(ii)                 such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Parent Guarantor, the Company or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee.

This paragraph (a) shall not be applicable to any guarantees of any Restricted Subsidiary:

(A)	that existed at the time such Person became a Restricted Subsidiary if the guarantee was not Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or
(B)

given to a bank or trust company organized in any member state of the European Union as of the date of this Agreement or any commercial banking institution that is a member of the U.S. Federal Reserve System, (or any branch, subsidiary or Affiliate thereof) in each case having combined capital and surplus and undivided profits of not less than €200 million, whose indebtedness has a rating, at the time such guarantee was given, of at least A or the

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equivalent thereof by S&P and at least A2 or the equivalent thereof by Moody’s, in connection with the operation of cash management programs established for its benefit or that of any Restricted Subsidiary.

(b) Notwithstanding any of the foregoing, any Guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) may provide by its terms that it will be automatically and unconditionally released and discharged upon:

(i)   any sale, exchange or transfer, to any Person who is not the Parent Guarantor’s Affiliate, of all of the Capital Stock owned by the Parent Guarantor and its other Restricted Subsidiaries in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is in compliance with the terms of this Note Purchase Agreement); or

(ii)                 (with respect to any Guarantee created after the date of this Note Purchase Agreement) the release by the holders of the Company’s or the Guarantor’s Indebtedness described in paragraph (a) above, of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee), at a time when:

(A)	no other Indebtedness of the Company or the Guarantors has been guaranteed by such Restricted Subsidiary; or
(B)

the holders of all such other Indebtedness that is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness other than as a result of payment under such guarantee).

SECTION 4.15.    Limitation on Restrictions on Distributions from Restricted Subsidiaries. (a) The Parent Guarantor shall not, and shall not permit any Restricted Subsidiary to create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)   pay dividends or make any other distributions on its Capital Stock to the Parent Guarantor or any Restricted Subsidiary;

(ii)                 pay any Indebtedness owed to the Parent Guarantor or any Restricted Subsidiary;

(iii)                make loans or advances to the Parent Guarantor or any Restricted Subsidiary; or

(iv)                transfer any of its properties or assets to the Parent Guarantor or any Restricted Subsidiary; provided, that (x) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock or ordinary shares and (y) the subordination of (including the application of any payment blockage, standstill or turnover requirements) loans or advances made to the Parent Guarantor or any Restricted Subsidiary to other Indebtedness Incurred by the Parent Guarantor or any Restricted Subsidiary shall not be deemed to constitute such an encumbrance or restriction.

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(b) The provisions of Section 4.15(a) above shall not prohibit encumbrances or restrictions existing under, by reason of or with respect to:

(i)   applicable law, rule, regulation, order or governmental license, permit or concession;

(ii)	an agreement in effect at or entered into on the Issue Date;

(iii)                an agreement or instrument (a “Refinancing Agreement”) effecting a Refinancing of Indebtedness or Disqualified Stock incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument or obligation in effect or entered into on the Issue Date (an “Initial Agreement”) or contained in any amendment, supplement or other modifications to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Finance Parties taken as a whole than the encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement relates (as determined in good faith by the Parent Guarantor);

(iv)                a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Parent Guarantor (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Parent Guarantor) and outstanding on such date;

(v) any agreement or instrument (A) relating to any Indebtedness or Disqualified Stock permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 4.06 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Finance Parties than the encumbrances and restrictions contained in the Senior Secured Credit Facility (as determined in good faith by the Parent Guarantor) or (ii) if the encumbrances and restrictions, taken as a whole, are not more disadvantageous to the Finance Parties than is customary in comparable financings (as determined in good faith by the Parent Guarantor) and either (x) the Parent Guarantor determines that such encumbrance or restriction will not adversely affect the Parent Guarantor’s ability to make principal and interest payments on the Finance Documents as and when they come due or (y) such encumbrances and restrictions apply only during the continuance of a default in respect of a payment or financial maintenance covenant relating to such Indebtedness; (B) constituting an intercreditor agreement on terms substantially equivalent to the Intercreditor Agreement; or (C) relating to any loan or advance by the Parent Guarantor to a Restricted Subsidiary subsequent to the Issue Date, provided that with respect to clause (C) the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Finance Parties than the encumbrances and restrictions contained in the Senior Credit Agreement and the Intercreditor Agreement (as in effect on the Issue Date);

(vi)                a Restricted Subsidiary pursuant to an agreement (x) entered into for the sale or other disposition of Capital Stock or assets of such Restricted Subsidiary (including by way of merger or consolidation) pending the closing of such sale or disposition or (y) relating to the distribution or disposition of assets in a joint venture;

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(vii)               any encumbrance or restriction (x) on cash or other deposits or net worth imposed by customers or suppliers or (y) permitted under Section 4.08;

(viii)              customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder or the subletting of such property;

(ix)                any escrow agreement, pledge of proceeds of Asset Dispositions, security agreement or mortgage securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such escrow agreement, pledge of proceeds of Asset Dispositions, security agreements or mortgages;

(x) any agreement relating to Purchase Money Indebtedness for property acquired and Capital Lease Obligations of a type described in subsection (a)(iv) above that impose restrictions on the property so acquired; and

(xi)	pursuant to Hedging Obligations.

SECTION 4.16.    Limitation on Activities. (a) The Parent Guarantor will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Related Businesses.

(b) The Company will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Notes, or Indebtedness under this Agreement, the incurrence of Indebtedness represented by the Notes, Indebtedness under this Agreement or other Indebtedness permitted by the terms of this Agreement and distributing, lending or otherwise advancing, whether directly or through an intermediary bank or institution, funds to Bidco (in the case of the Notes) or to the Parent Guarantor or any Restricted Subsidiary (in the case of this Agreement or other Indebtedness), (ii) undertaken with the purpose of fulfilling any other obligations under the Notes or this Agreement; and (iii) other activities required to consummate the Acquisition or any of the steps set forth in the Structure Memorandum and activities not specifically enumerated above that are de minimis in nature. The Company shall not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom to secure Indebtedness, except for Liens to secure the Notes, the Senior Secured Credit Facility or other Indebtedness permitted to be Incurred under this Agreement to the extent Liens securing such Indebtedness are permitted to be Incurred under this Agreement. The Company shall at all times remain a wholly owned Restricted Subsidiary of Bidco or Target. The Company shall not merge, consolidate, amalgamate or otherwise combine with or into another Person or sell, transfer, lease or otherwise dispose of any material property or assets to any Person.

For so long as any Notes are outstanding, the Company will not (i) change the Stated Maturity of the principal of, or any installment of interest on, the Intercompany Note Proceeds Bond; (ii) reduce the rate of interest on the Intercompany Note Proceeds Bond; (iii) change the currency for payment of any amount under the Intercompany Note Proceeds Bond; (iv) prepay or otherwise reduce or permit the prepayment or reduction of the Intercompany Note Proceeds Bond (save to facilitate a corresponding payment of principal on the Notes); (v) assign or novate the Intercompany Note Proceeds Bond; or (vi) amend, modify or alter the Intercompany Note Proceeds. Notwithstanding the foregoing, the Intercompany Note Proceeds Bond may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Notes.

For so long as any Notes are outstanding, none of the Parent Guarantor nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of the Company.

For so long as any Notes are outstanding, the Company shall not take any action at any meeting in respect of the Intercompany Notes Proceeds Bonds issued by Bidco which may be adverse to the interests of

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the Holders of the Notes or have the effect of impairing the Collateral securing the Notes or the Intercompany Notes Proceeds Bonds.

(c) Troy III S.à.r.l. will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to the offering, sale, issuance and servicing, purchase, redemption, refinancing or retirement of the Senior Unsecured Notes or the incurrence of Indebtedness represented by the Senior Unsecured Notes or other Indebtedness permitted by the terms of the note purchase agreement relating to the Senior Unsecured Notes or otherwise advancing, directly or through an intermediary bank or institution, funds to Bidco, (ii) guaranteeing the Senior Secured Credit Facility, the Notes or any other Indebtedness permitted by the terms of this Agreement, (iii) undertaken with the purpose of fulfilling any other obligations under the Senior Unsecured Notes or the note purchase agreement relating to the Senior Unsecured Notes; and (iv) other activities required to consummate the Acquisition or any of the steps set forth in the Structure Memorandum and activities not specifically enumerated above that are de minimis in nature. Troy III S.à.r.l. shall not create, Incur, assume or suffer to exist any Lien, any of its property or assets, or any proceeds therefrom, to secure Indebtedness, except for Liens to secure the Senior Secured Credit Facility, the Notes, any guarantees with respect thereto or other Indebtedness permitted to be Incurred under the Agreement and the note purchase agreement relating to the Senior Unsecured Notes to the extent Liens securing such Indebtedness are permitted to be Incurred under such agreements and for a Lien over any funding loan relating to the Senior Unsecured Notes (provided that such funding loan is also pledged to secure the Senior Secured Credit Facility and the Notes and the Lien over such funding loan ranks junior to the Lien securing the Senior Credit Facility and the Notes). Troy III S.à.r.l. shall at all times remain a wholly owned Restricted Subsidiary of Bidco or Target. Troy III S.à.r.l. shall not merge, consolidate, amalgamate or otherwise combine with or into another Person or sell, transfer, lease or otherwise dispose of any material property or assets to any Person.

For so long as any Notes are outstanding, Troy III S.à.r.l. will not (i) change the Stated Maturity of the principal of, or any installment of interest on, the intercompany note proceeds bond related to the Senior Unsecured Notes; (ii) reduce the rate of interest on the intercompany note proceeds bond related to the Senior Unsecured Notes; (iii) change the currency for payment of any amount under the intercompany note proceeds bond related to the Senior Unsecured Notes; (iv) prepay or otherwise reduce or permit the prepayment or reduction of the intercompany note proceeds bond related to the Senior Unsecured Notes (save to facilitate a corresponding payment of principal on the Senior Unsecured Notes); (v) assign or novate the intercompany note proceeds bond related to the Senior Unsecured Notes; or (vi) amend, modify or alter the intercompany note proceeds bond related to the Senior Unsecured Notes. Notwithstanding the foregoing, the intercompany note proceeds bond related to the Senior Unsecured Notes may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Senior Unsecured Notes to the extent permitted under this Note Purchase Agreement and the note purchase agreement relating to the Senior Unsecured Notes.

For so long as any Notes are outstanding, none of the Parent Guarantor nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of Troy III S.à.r.l.

For so long as any Notes are outstanding, the Parent Guarantor shall not take any action, or cause any action to be taken, at any meeting in respect of the Intercompany Notes Proceeds Bonds issued by Bidco which may be adverse to the interests of the Holders of the Notes or have the effect of impairing the Collateral securing the Notes or the Intercompany Notes Proceeds Bonds.

(d) Troy IV S.à.r.l. will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to receiving funds from the Parent Guarantor and advancing, directly or through an intermediary bank or institution, funds to Bidco, (ii) guaranteeing the Senior Secured Credit Facility, the Notes, the Senior Unsecured Notes and any other Indebtedness permitted by the terms of this Agreement, and (iii) other activities required to consummate the Acquisition or any of the steps set forth in the Structure Memorandum and activities not specifically enumerated above that are de minimis in nature.

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Troy IV S.à.r.l. shall not create, Incur, assume or suffer to exist any Lien over any of its property or assets to secure Indebtedness, except for Liens to secure the Senior Secured Credit Facility, the Notes, any guarantees with respect thereto or other Indebtedness permitted to be Incurred under this Agreement to the extent Liens securing such Indebtedness are permitted to be incurred under this Agreement. Troy IV S.à.r.l. shall at all times remain a wholly owned Restricted Subsidiary of the Parent Guarantor. Troy IV S.à.r.l. shall not merge, consolidate, amalgamate or otherwise combine with or into another Person or sell, transfer, lease or otherwise dispose of any material property or assets to any Person.

For so long as any Notes are outstanding, Troy IV S.à.r.l. shall not take any action at any meeting in respect of the Intercompany Notes Proceeds Bonds issued by Bidco which may be adverse to the interests of the Holders of the Notes or have the effect of impairing the Collateral securing the Notes or the Intercompany Notes Proceeds Bonds.

For so long as any Notes are outstanding, none of the Parent Guarantor nor any of its Restricted Subsidiaries will commence or take any action or facilitate a winding-up, liquidation or other analogous proceeding in respect of Troy IV S.à.r.l.

(e) The Parent Guarantor will not engage in any business activity or undertake any other activity, except any activity (i) reasonably relating to advancing, directly or through an intermediary bank or institution, funds to Troy IV S.à.r.l. and Bidco, (ii) guaranteeing the Senior Secured Credit Facility, the Notes, the Senior Unsecured Notes and any other Indebtedness permitted to be Incurred under the Note Purchase Agreement and (iii) other activities required to consummate the Acquisition or any of the steps set forth in the Structure Memorandum and activities not specifically enumerated above that are de minimis in nature. The Parent Guarantor shall not create, incur, assume or suffer to exist any Lien over any of its property or assets, or any proceeds therefrom to secure Indebtedness (other than the Senior Secured Credit Facility, the Notes, the Senior Unsecured Notes, any guarantees with respect thereto or other Indebtedness permitted to be Incurred under this Agreement to the extent Liens securing such Indebtedness are permitted to be incurred under this Agreement). The Parent Guarantor shall at all times remain a wholly owned Restricted Subsidiary of Troy I S.à.r.l.. The Parent Guarantor shall not merge, consolidate, amalgamate or otherwise combine with or into another Person or sell, transfer, lease or otherwise dispose of any material property or assets to any Person.

Notwithstanding the foregoing, the Holders agree to consider in good faith, and to not unreasonably withhold approval for, any action taken, or to be taken, by the Parent Guarantor or any Restricted Subsidiary in connection with the acquisition of a Related Business permitted under this Agreement.

SECTION 4.17.    Impairment of Security Interest. (a) The Parent Guarantor shall not and shall not permit the Company or any other Restricted Subsidiary to take, or knowingly or negligently omit to take, any action, which action or omission might or would have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Finance Parties and/or the Holders, and the Parent Guarantor shall not and shall not permit the Company or any Restricted Subsidiary to grant to any Person other than the Collateral Agent, for the benefit of the Finance Parties, the Holders and the other beneficiaries described in the Security Documents, any interest whatsoever in any of the Collateral, except as permitted in the Security Documents, but subject to paragraph (b) the Parent Guarantor may Incur Permitted Collateral Liens:

(b) At the direction of the Parent Guarantor and without the consent of the Finance Parties, the Collateral Agent shall from time to time enter into one or more amendments to the Security Documents to: (i) cure any ambiguity, omission, defect or inconsistency therein, (ii) provide for Permitted Collateral Liens, (iii) add to the Collateral or (iv) make any other change thereto that does not adversely affect the Finance Parties in any material respect; provided, however, that no Security Document may be amended, extended, renewed, restated, supplemented or otherwise modified or replaced, unless contemporaneously with such amendment, extension, renewal, restatement, supplement, modification or renewal, the Parent Guarantor delivers to the Holders an Opinion of Counsel, in form and substance satisfactory to the Holders confirming

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that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, supplement, modification or replacement, the Lien or Liens securing the Finance Documents created under the Security Documents so amended, extended, renewed, restated, supplemented, modified or replaced are valid and perfected Liens not otherwise subject to any limitation imperfection or new hardening period, in equity or at law, that such Lien or Liens were not otherwise subject to immediately prior to such amendment, extension, renewal, restatement, supplement, modification or replacement.

SECTION 4.18.	[INTENTIONALLY LEFT BLANK]

ARTICLE FIVE

SECTION 5.06     Consolidation, Merger and Sale of Assets. (a) The Parent Guarantor shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any Person unless:

(i)   the resulting surviving or transferee Person (the “Successor Company”) shall be a corporation duly incorporated and validly existing under the laws of any member state of the European Union on January 1, 2004, the United States of America, any State thereof, or the District of Columbia and the Successor Company (if not the Parent Guarantor) shall expressly assume, by a supplemental agreement, all the obligations of the Parent Guarantor under the Finance Documents to which it is party;

(ii)  immediately after giving pro forma effect to such transaction or series of transactions (and treating any obligation of the Parent Guarantor or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Parent Guarantor or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)                immediately after giving pro forma effect to such transaction or series of transactions either (A) the Parent Guarantor (or the Successor Company if the Parent Guarantor is not the continuing obligor under the Finance Documents) could Incur at least €1.00 of additional Indebtedness under the provisions of Section 4.06(a) or (B) the Consolidated Leverage Ratio shall not be greater than it was immediately prior to such transaction or series of transactions;

(iv)                any Guarantor, unless it is the other party to the transactions described above, shall have by supplemental agreement confirmed that its Guarantee will apply to such Person’s obligations under the Finance Documentsunless such Guarantee shall be released in connection with the transaction and otherwise in compliance with the Finance Documents; and

(v) the Parent Guarantor or the Successor Company shall have delivered to the Agent, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement, comply with the requirements of the Finance Documents; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to matters of fact.

(b) The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to any Person unless:

(i)   the resulting surviving or transferee Person shall be a corporation duly incorporated and validly existing under the laws of any member state of the European Union

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on January 1, 2004, the United States of America, any State thereof, or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by a supplemental agreement, all the obligations of the Company under the Finance Documents;

(ii)  immediately after giving pro forma effect to such transaction or series of transactions (and treating any obligation of the Company or any Restricted Subsidiary Incurred in connection with or as a result of such transaction or series of transactions as having been Incurred by the Company or such Restricted Subsidiary at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(iii)                immediately after giving pro forma effect to such transaction or series of transactions either (A) the Company (or the Successor Company if the Company is not the continuing obligor under this Agreement) could Incur at least €1.00 of additional Indebtedness under the provisions of Section 4.06(a) or (B) the Consolidated Leverage Ratio shall not be greater than it was immediately prior to such transaction or series of transactions;

(iv)                any Guarantor, unless it is the other party to the transactions described above, shall have by supplemental agreement confirmed that its Guarantee will apply to such Person’s obligations under the Finance Documents unless such Guarantee shall be released in connection with the transaction and otherwise in compliance with the Finance Documents; and

(v) the Company or the Successor Company shall have delivered to the Holders, an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer, and if a supplemental agreement is required in connection with such transaction, such supplemental agreement, comply with the requirements of the Finance Documents; provided that in giving an Opinion of Counsel, counsel may rely on an Officer’s Certificate as to matters of fact.

(c) The Parent Guarantor will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

(i)   the resulting, surviving or transferee Person shall be a Person organized and existing under the laws of any state that is member state of the European Union on January 1, 2004, under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Creditors, all the obligations of such Subsidiary Guarantor, if any, under its Subsidiary Guarantee;

(ii)                 immediately after giving pro forma effect to such transactions (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

(iii)                the Parent Guarantor shall have delivered to the Agent an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with this Note Purchase Agreement.

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(d) The following additional conditions shall apply to each transaction described in the above paragraphs:

(i)   the Parent Guarantor, the Company, each Subsidiary Guarantor or the relevant Surviving Entity, as applicable, will cause such amendments or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Second Priority Liens under the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements or similar documents as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states or other similar filing under any other applicable law;

(ii)                 the Collateral owned by or transferred to the Parent Guarantor, the Company, each Subsidiary Guarantor or the Successor Company, as applicable, shall:

(A)	continue to constitute Collateral under the Security Documents; and
(B)	not be subject to any Lien other than Liens permitted by the Finance Documents;

(iii)                the assets of the Person which is merged or consolidated with or into the relevant Successor Company, to the extent required by the terms of the Security Documents, shall be treated as after acquired property and such Successor Company shall take such action as may be reasonably necessary to cause such assets to be made subject to the Liens under the Security Documents in the manner and to the extent required by the Security Documents.

(e) The Successor Company shall succeed to, and be substituted for, and may exercise every right and power of, the relevant obligor under the Finance Documents, but, in the case of a lease of all or substantially all of the Parent Guarantor’s assets, the Parent Guarantor, the Company and each Subsidiary Guarantor shall not be released from the obligation to pay the principal of and interest, and Additional Amounts, if any, on the Notes.

SECTION 5.07     Successor Substituted. Upon any consolidation or merger, or any sale, conveyance, transfer, lease or other disposition of all or substantially all of the property and assets of the Parent Guarantor in accordance with Section 5.01 of this Schedule, any Successor Company formed by such consolidation or into which the Parent Guarantor is merged or to which such sale, conveyance, transfer, lease or other disposition is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Parent Guarantor under the Finance Documents with the same effect as if such Successor Company had been named as the Parent Guarantor herein; provided that the Parent Guarantor shall not be released from its obligation under the Finance Documents to pay the principal of, premium, if any, or interest and any other amounts, if any, under the Finance Documents in the case of a lease of all or substantially all of its property and assets.

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SCHEDULE 14

EVENTS OF DEFAULT

ARTICLE FIVE

Save where specified to the contrary, defined terms used in this Schedule 14 shall bear the meaning given to them in Schedule 16 (Covenant/Default Definitions) and the following terms shall bear the meaning given to them in the Agreement, "Additional Guarantor", "Bridge Facility", "Finance Parties", "Finance Documents" and "Majority Creditors".

The provisions of this Schedule are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

For consistency with the provisions of the Notes, the numbering of this Schedule 14 is deliberately retained.

SECTION 5.01.    Events of Default. (a) “Event of Default,” wherever used herein, means any of the following events:

(i)                    a default for 30 days in the payment when due of any interest or any other amounts (excluding principal) under any Finance Document; or

(ii)                 default in the payment of the principal of or premium, if any, under any Finance Document (upon acceleration, required purchase, redemption or otherwise); or

(iii)                failure to comply with the provisions of Article Five of Schedule 13 (Undertakings); or

(iv)                failure to repay, prepay or cancel the Facility in accordance with the provisions of Clause 9 (Prepayment and Cancellation); or

(v)                 failure to comply with any covenant or agreement of the Parent Guarantor or of any Restricted Subsidiary that is contained in this Agreement or any Guarantees (other than specified in clause (i), (ii), (iii) or (iv) above) and such failure continues for a period of 30 days or more after written notice has been given to the Company or the Parent Guarantor by the Agent upon request of Majority Creditors; or

(vi)                default under the terms of (A) any instrument evidencing or securing the Parent Guarantor’s Indebtedness, or Indebtedness of any Restricted Subsidiary having an outstanding principal amount in excess of €25 million or (B) any instrument evidencing Indebtedness of the Company that is secured by a Lien on the Collateral ranking pari passu to the Notes having an outstanding principal amount in excess of €15 million, in each case, individually or in the aggregate, that results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay such Indebtedness at final maturity thereof (other than by regularly scheduled required prepayment) and such failure to make any payment has not been waived or cured, such acceleration has not been rescinded, or the maturity of such Indebtedness has not been extended; or

(vii)               any Guarantee ceases to be, or shall be asserted in writing by any Guarantor, or any Person acting on behalf of any Guarantor, not to be in full force and effect or

146

enforceable in accordance with its terms (other than as provided for in this Agreement or any Guarantee); or

(viii)              one or more final judgments, orders or decrees (not subject to appeal and not covered by insurance) shall be rendered against the Company, any Guarantor or any Restricted Subsidiary, either individually or in an aggregate amount, in excess of €25 million, and either a creditor shall have commenced an enforcement proceeding upon such judgment, order or decree or there shall have been a period of 30 consecutive days or more during which a stay of enforcement of such judgment, order or decree was not (by reason of pending appeal or otherwise) in effect; or

(ix)                the entry by a court of competent jurisdiction of (A) a decree or order for relief in respect of the Parent Guarantor, the Company or any Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law and any such decree or order for relief shall continue to be unstayed and in effect for a period of 90 consecutive days or (B) a decree or order adjudging the Parent Guarantor, the Company or any Restricted Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, proposal or composition of or in respect of the Parent Guarantor, the Company or any Restricted Subsidiary under any applicable law, or appointing a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, assignee, trustee, sequestrator (or other similar official) of the Parent Guarantor, the Company or any Restricted Subsidiary or of any substantial part of their respective properties or ordering the winding up, dissolution or liquidation of their affairs; or

(x)                  the (A) Parent Guarantor or any Restricted Subsidiary (x) commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent or (y) consents to the filing of a petition, application, answer, proposal or consent seeking reorganization or relief under any applicable Bankruptcy Law, or (z) passes any resolution for any winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, re-organization, moratorium or judicial composition of or in respect of the Parent Guarantor or any Restricted Subsidiary, (B) Parent Guarantor or any Restricted Subsidiary consents to the entry of a decree or order for relief in respect of the Parent Guarantor or such Restricted Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it or, (C) Parent Guarantor or any Restricted Subsidiary (x) consents to the appointment of, or taking possession by, a custodian, receiver, (provisional, interim or permanent) or manager, liquidator, administrator, supervisor, assignee, trustee, sequestrator or similar official of the Parent Guarantor or such Restricted Subsidiary or of any substantial part of their respective properties, (y) makes an assignment or proposal for the benefit of creditors or enters into any composition or arrangements with its creditors or (z) admits it is insolvent or admits in writing its inability to pay its debts generally as they become due or commits an “act of bankruptcy” under any applicable Bankruptcy Law; or

(xi)                any breach or misrepresentation by the Company or any Guarantor of any material representation or warranty or agreement under the Security Documents (after the lapse of any applicable grace periods) which adversely affects the enforceability, validity, perfection or priority of the applicable Lien on the Collateral in any material respect or which adversely affects the condition or value of the Collateral, taken as a whole, in any material respect, repudiation or disaffirmation by the Company or any Guarantor of any of its obligations under the Security Documents or the determination of a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Guarantor for any reason;

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(xii)               any representation or warranty under this Agreement shall be untrue, inaccurate or incorrect in any material respect when made or deemed to be made; provided that such materiality qualification shall not apply to any representation or warranty already containing a materiality qualification; or

(xiii)	any Event of Default occurs under any Bridge Facility.

(b) The Company and the Parent Guarantor shall also notify the Holders within 15 Business Days of the occurrence of any Event of Default.

SECTION 5.02.	[INTENTIONALLY LEFT BLANK]
SECTION 5.03	[INTENTIONALLY LEFT BLANK]
SECTION 5.04.	[INTENTIONALLY LEFT BLANK]
SECTION 5.05.	[INTENTIONALLY LEFT BLANK]
SECTION 5.06.	[INTENTIONALLY LEFT BLANK]
SECTION 5.07.	[INTENTIONALLY LEFT BLANK]
SECTION 5.08.	[INTENTIONALLY LEFT BLANK]
SECTION 5.09.	[INTENTIONALLY LEFT BLANK]
SECTION 5.10.	[INTENTIONALLY LEFT BLANK]

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SCHEDULE 15

FORM OF FORMALITIES CERTIFICATES

PART 1

GREEK OBLIGOR

A.C.V. FINANCE

Consulting Services,

Buying and Selling of Real Property,

Agencies, Holdings S. A.

Société Anonyme

2, Ag. Theodoron Square and Evripidou Street

GR – 105 61Athens

RSA No.55017 / 01 / B / 03 / 446

Share capital: EUR 60,000.00

(the Company)

Date:	[●] April 2005
To:	J.P. Morgan Europe Limited (the Agent under the agreements listed below at (a) to (d))

We, the undersigned, Philippe Costeletos, Chairman and Managing Director and Giancarlo Aliberti Vice Chairman and Managing Director of the Company of the Company refer to:

(d)	the Euro 250,000,000 senior subscription agreement (the Agreement) dated [●], 2005 between, amongst others, Troy V S.à.r.l and J.P. Morgan Europe Limited as Agent;
(e)	the senior secured facility agreement dated [●], 2005 between, amongst other, Troy V S.à.r.l and J.P.Morgan Europe Limited as Agent;
(f)	the senior unsecured facility agreement dated [●], 2005 between, amongst other, Troy III S.à.r.l and J.P.Morgan Europe Limited as Agent;
(g)	the PIK bridge facility agreement dated [●], 2005 between, amongst other, Troy PIK S.à.r.l and J.P.Morgan Europe Limited as Agent,

to the extent that the Company is party to any of the agreements listed (a) to (d).

Definitions

Terms defined in the Agreement have, unless otherwise defined in this certificate, the same meaning when used in this certificate (the Certificate).

Note Documents means the documents listed in paragraphs (b) to (d) above (inclusive).

Transaction Documents means "Transaction Documents" as defined in the Agreement and "Transaction Finance Documents" as defined in the Note Documents.

WE CERTIFY THAT:

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4.	We are jointly authorised by the Company to give this Certificate;
5.	the copies of the documents listed below which are attached to this Certificate are correct, complete and in full force and effect as at today's date:
(i) the articles of association of the Company;
(ii)

a certified copy of the certificate of the Athens Prefecture dated 21.2.2005 confirming that (a) the articles of association of the Company have been approved by the competent prefecture and the approval has been registered in the Registry of Sociétés Anonymes on 13.8.2003; (b) the Company has not submitted to the competent prefecture any decision of the shareholders meeting for the winding up or liquidation of the Company; and (c) the Company’s license to operate has not been rescinded until 21.2.2005;

(iii)

a certified copy of the certificate of the Athens Court of First Instance (bankruptcy department) dated 23.2.2005 certifying that no court decision has been issued from 1953 to 22.2.2005 declaring the Company bankrupt;

(iv) a certified copy of the certificate of the Athens Court of First Instance dated 18.2.2005 certifying that no bankruptcy claim has been filed from 2.1.1999 to 17.2.2005 against the Company;
(v)

a certified copy of the certificate of the Athens Court of First Instance dated 21.2.2005 confirming that no claim regarding the appointment or the replacement of a liquidator or a co-liquidator has been filed from 2.1.2004 to 20.2.2005 against the Company; and

(vi)

the minutes of the meeting of the board of directors of the Company duly convened and held on [●], 2005 approving the Financing and Security Documents to which the Company is a party and all the transactions contemplated thereby and at which the resolutions set out in the minutes were duly passed;

6.	each resolution, document and certificate referred to in paragraph 2 above remains in full force and effect without modification as at today's date and has not been rescinded or varied;
7.

the execution of the Transaction Documents to which the Company is party or any related document and the borrowing, guaranteeing, or securing as appropriate in full the total amount available under the Transaction Documents to which the Company is party or any related document will not result in any breach of any borrowing, guarantee, security or similar limit binding on the Company;

8.	the representations and warranties of the Company under the Transaction Documents to which it is a party are true and correct as of the date hereof in all material respects;
9.	the Company has complied with all conditions precedent in all material respects under the Transaction Documents to which it is a party as or prior to the date hereof;
10.

the following is a complete list of all persons who are [directors] / [managers] of the Company and were [directors] / [managers] on the date of the meeting of the board of [directors] / [managers] of the Company:

(a) [ ]
(b) [ ];

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11.

the persons listed below are authorised to execute or witness the execution on behalf of the Company of any Transaction Document to which the Company is a party or to sign or send any related document on behalf of the Company. The signatures appearing opposite their names are true signatures:

		Name	Specimen Signature
	(c)	[ ]
	(d)	[ ]; and

.................................................

[	]
[Chairman & Managing Director]		Vice-Chairman & Managing Director
for

[COMPANY]

151

PART 2

LUXEMBOURG OBLIGOR

[COMPANY]

[Société à responsabilité limitée

31-33, boulevard du Prince Henri

L-1724 Luxembourg

RCS Luxembourg B.[●]

Share capital: EUR[●]]

(the Company)

Date:	[ ], 2005
To:	J.P. Morgan Europe Limited (the Agent under the agreements listed below at (a) – [(d)])
I, [	], a [director]/[manager] of the Company refer to:
(h)	the Euro 250,000,000 senior subscription agreement (the Agreement) dated [●], 2005 between, amongst others, Troy V S.à.r.l and J.P. Morgan Europe Limited as Agent;
(i)	the senior secured facility agreement dated [●], 2005 between, amongst other, Troy V S.à.r.l and J.P.Morgan Europe Limited as Agent;
(j)	the senior unsecured facility agreement dated [●], 2005 between, amongst other, Troy III S.à.r.l the Company and J.P.Morgan Europe Limited as Agent;
(k)	the PIK bridge facility agreement dated [●], 2005 between, amongst other, Troy PIK S.à.r.l the Company and J.P.Morgan Europe Limited as Agent,

to the extent that the Company is a party to any of the agreements listed (a) – (d) above.

Definitions

Terms defined in the Agreement have, unless otherwise defined in this certificate, the same meaning when used in this certificate (the Certificate).

Note Documents means the documents listed in paragraphs (b) to (d) above (inclusive).

Transaction Documents means "Transaction Documents" as defined in the Agreement and "Transaction Finance Documents" as defined in the Note Documents.

I CERTIFY THAT:

12.	I am duly authorised by the Company to give this Certificate;
13.

the copies of the documents listed below which are attached to this Certificate are correct, complete and in full force and effect as at today's date and have not been modified since the date of their issue:

	(a)	the articles of association of the Company;
	(b)	a copy of the shareholders' register of the Company;

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	(c)	a notarial certificate of incorporation of the Company in lieu of the extract from the Luxembourg trade and companies register relating to the Company;
	(d)	a solvency certificate signed by the managers of the Company; and
(e)

the minutes of the meeting of the board of [directors / managers] of the Company duly convened and held on [●], 2005 (during which a quorum was present throughout) recording resolutions set out in the minutes duly passed at such meeting approving the Transaction Documents to which the Company is a party and all the transactions contemplated thereby;

14.	each resolution, document and certificate referred to in paragraph 2 above remains in full force and effect without modification as at today's date and has not been rescinded or varied;
15.

the execution of the Transaction Documents to which the Company is party or any related document, and the borrowing, guaranteeing or securing, as appropriate, in full the total amount available under the Transaction Documents to which the Company is party or any related document will not result in any breach of any borrowing, guarantee, security or similar limit binding on the Company;

16.	the representations and warranties of the Company under the Transaction Documents to which it is a party are true and correct as of the date hereof in all material respects;
17.	the Company has complied with all conditions precedent in all material respects under the Transaction Documents to which it is a party as or prior to the date hereof;
18.

the following is a complete list of all persons who are [directors] / [managers] of the Company and were [directors] / [managers] on the date of the meeting of the board of [directors] / [managers] of the Company:

	(i)	[	]
	(ii)	[	];
19.

the persons listed below are authorised to execute or witness the execution on behalf of the Company of any Transaction Document to which the Company is party or to sign or send any related document on behalf of the Company. The signatures appearing opposite their names are true signatures:

		Name		Position	Specimen Signature
	(i)	[	]	[Manager]
	(ii)	[	]	[Manager]	;and

.................................................

[	]

[Director] [Manager]for

[COMPANY]

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SCHEDULE 16

COVENANT/DEFAULT DEFINITIONS

These definitions apply for the purposes of Schedule 13 (Undertakings) and Schedule 14 (Events of Default) only and are to be interpreted in accordance with New York law (without prejudice to the fact that the Finance Documents are to be governed by English law).

Definitions.

“Acquisition” means the acquisition of Target upon the completion of either the Cash Out Merger or the Merger by Absorption, in each case, as described in the Structure Memorandum.

“Additional Amounts” has the meaning specified in Section 4.12 of Schedule 13 (Undertakings).

“Additional Notes” means Indebtedness issued other than in connection with the Acquisition with the same terms, interest rate, security ranking and maturity as the Notes and as part of the same series of the Notes pursuant to a supplemental facility agreement substantially similar to a Bridge Facility Agreement.

“Affiliate” means, with respect to any specified Person:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person;

(b) any other Person that owns, directly or indirectly, 10% or more of such specified Person’s Capital Stock or any officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin; or

(c) any other Person 10% or more of the Voting Stock of which is beneficially owned or held, directly or indirectly by such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning specified in Section 4.10 of Schedule 13 (Undertakings) .

“Amendment” has the meaning specified in Section 4.15 of Schedule 13 (Undertakings) .

“Asset Disposition” means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, amalgamation, consolidation or sale and leaseback transaction) (collectively, a “transfer”), directly or indirectly, in one or a series of related transactions, of:

(a)	any Capital Stock of any Restricted Subsidiary;

(b) all or substantially all of the properties and assets of any division or line of the Parent Guarantor’s or any Restricted Subsidiary’s business; or

(c) any other of the Parent Guarantor’s or any Restricted Subsidiary’s properties or assets, other than in the ordinary course of business. For the purposes of this definition, the term “Asset Disposition” does not include any transfer of properties or assets:

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(i)   that is governed by the provisions of Article Five of of Schedule 13 (Undertakings) or Section 4.11 of Schedule 13 (Undertakings);

(ii)                 by the Parent Guarantor to the Company or any Subsidiary Guarantor, or by any Restricted Subsidiary to the Company or any Subsidiary Guarantor permitted by the terms of this Facility Agreement;

(iii)                representing obsolete or retired equipment and facilities no longer used or useful in the conduct of the Parent Guarantor’s and any Restricted Subsidiary’s business; and

(iv)                for the purposes of Section 4.09 of Schedule 13 (Undertakings), the Fair Market Value of which in the aggregate does not exceed €1 million in any transaction or series of related transactions.

“Average Life” means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

“Bankruptcy Law” means any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, dissolution, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in London, England, the State of New York or a place of payment under this Facility Agreement are authorized or required by law to close.

“Capital Lease Obligation” means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under GAAP, and, for purposes of this Facility Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with GAAP and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person’s equity, any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into or exchangeable for Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of this Facility Agreement.

“Change of Control” means the occurrence of any of the following events:

(a) the direct or indirect sale, lease, transfer conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Parent Guarantor and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of the Parent

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Guarantor and the Permitted Holders do not beneficially own (which beneficial ownership shall not be shared with any other Person), directly or indirectly, at least 65% of the total voting power of the Voting Stock of the Parent Guarantor and the Target;

(c)	the adoption of a plan relating to the liquidation or dissolution of the Parent Guarantor;

(d) any other event constituting a change of control under the Super-Priority Subscription Agreement Documents;

(e) any time at which Troy GAC or Target fails to own, beneficially (which beneficial ownership shall not be shared with any other Person) and of record, 100% of the Capital Stock of the Company; or

(f)  at any time prior to the consummation of the Cash-Out Merger or the Merger by Absorption, Troy GAC sells any of the Capital Stock of Target.

“Collateral” means all of the property and assets subject to the Security Documents, including, without limitation, the security for the benefit of the Intercompany Notes Proceeds Bonds.

“Collateral Agent” means J.P. Morgan Europe Ltd., as security or collateral agent under the Security Documents, together with any additional or successor security or collateral agent.

“Consolidated EBITDA” for any period means, without duplication, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income:

(a)	Consolidated Interest Expense;
(b)	Consolidated Income Taxes;
(c)	consolidated depreciation expense;
(d)	consolidated amortization expense;

(e) any expenses, charges or other costs related to any Equity Offering, Investment, acquisition (including amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business, provided that such payments are made at the time of such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), disposition, recapitalization or the Incurrence of any Indebtedness permitted by the Facility Agreement (whether or not successful) (including any expenses in connection with related due diligence activities), in each case, as determined in good faith by an Officer of the Parent Guarantor;

(f)  any minority interest expense consisting of income attributable to minority equity interests of third parties in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of Capital Stock held by such third parties;

(g) other non-cash charges reducing Consolidated Net Income (excluding any such non-cash charge to the extent it represents an accrual of or reserve for cash charges in any future period) less other non-cash items of income increasing Consolidated Net Income (excluding any such non-cash item of income to the extent it represents a receipt of cash in any future period); and

(h)	any Management Fees paid in such period.

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Notwithstanding the foregoing, the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be distributed to the Parent Guarantor by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, governmental rules and regulations applicable to such Restricted Subsidiary or its shareholders (other than any restriction specified in sub-clauses (i) through (iv) of clause (b) of the definition of “Consolidated Net Income”).

“Consolidated Income Taxes” means taxes or other payments, including deferred Taxes, based on income, profits or capital of any of the Parent Guarantor and its Restricted Subsidiaries whether or not paid, estimated, accrued or required to be remitted to any governmental authority.

“Consolidated Interest Expense” means, for any period (in each case, determined on the basis of GAAP), the consolidated total interest expense of the Parent Guarantor and its Restricted Subsidiaries, plus, to the extent not included in such total interest expense and to the extent Incurred by the Parent Guarantor or its Restricted Subsidiaries;

(a)	interest expense attributable to Capital Lease Obligations;
(b)	amortization of debt discount and debt issuance cost;
(c)	non-cash interest expense;

(d) commissions, discounts and other fees and charges owed with respect to financings not included in clause (b) above including with respect to letters of credit and bankers’ acceptance financing;

(e)	costs associated with Hedging Obligations;

(f)  dividends on and other distributions in respect of all Disqualified Stock of the Parent Guarantor or any Restricted Subsidiary and all Preferred Stock of any Restricted Subsidiary, to the extent held by Persons other than the Parent Guarantor or a subsidiary of the Parent Guarantor;

(g)	the consolidated interest expense that was capitalized during such periods; and

(h) interest actually paid by the Parent Guarantor on any Restricted Subsidiary, under any guarantee of Indebtedness or other obligation of any other Person.

“Consolidated Leverage” means the sum of the aggregate outstanding Indebtedness of the Parent Guarantor and its Restricted Subsidiaries (excluding Hedging Obligations) as of the relevant date of calculation on a consolidated basis in accordance with GAAP, except that with respect to the Incurrence of any Indebtedness pursuant to Section 4.06 (b)(xii) of Schedule 13 (Undertakings) prior to the Merger, Consolidated Leverage shall be calculated on a net basis, net of cash on a consolidated basis in accordance with GAAP, as of the relevant date of such Incurrence.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent Guarantor are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(a) since the beginning of such period the Parent Guarantor or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business

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(any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(b) since the beginning of such period the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period; and

(c) since the beginning of such period any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (a) or (b) of this definition if made by the Parent Guarantor or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period.

For purposes of this definition, (a) whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor (including in respect of anticipated expense and cost reductions and synergies); provided that in connection with any incurrence of Indebtedness pursuant to Section 4.06(b)(xii) of Schedule 13 (Undertakings) relating to the acquisition of a Related Business, such pro forma calculations shall be determined in accordance with Article 11 of Regulation S-X under the Securities Act, except that, notwithstanding the foregoing, pro forma effect shall be given to any ongoing cost savings projected to occur within the later of (x) seven months from the date of such acquisition or (y) December 31, 2005 as a result of any termination of interconnection agreements or other specified contracts or headcount reductions as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor and set forth in an Officer’s Certificate (which shall include the basis for such calculation) and (b) in determining the amount of Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Indebtedness on such date.

“Consolidated Net Income” means, for any period, net income (loss) of the Parent Guarantor and its Restricted Subsidiaries determined on a consolidated basis on the basis of GAAP; provided, however, that there will not be included in such Consolidated Net Income:

(a) subject to the limitations contained in clause (c) below, any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that the Parent Guarantor’s equity in the net income of any such Person for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments actually distributed by such Person during such period to the Parent Guarantor or a Restricted Subsidiary as a dividend or other distribution or return on investment (subject, in the case of a dividend or other distribution or return on investment to a Restricted Subsidiary, to the limitations contained in clause (b) below);

(b) any net income (loss) of any Restricted Subsidiary if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Parent Guarantor by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (i) restrictions that have been waived or otherwise released, (ii) restrictions pursuant to the Notes or the Facility

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Agreement, (iii) restrictions in effect on the Utilization Date with respect to a Restricted Subsidiary (including pursuant to the Super-Priority Subscription Agreement Documents) and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Holders than such restrictions in effect on the Utilization Date and (iv) restrictions specified in subsection (b)(v) of Section 4.15) of Schedule 13 (Undertakings); except that the Parent Guarantor’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Temporary Cash Investments actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Parent Guarantor or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary, to the limitation contained in this clause);

(c) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Parent Guarantor or any Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by an Officer or the Board of Directors of the Parent Guarantor);

(d) any extraordinary, exceptional, unusual or non-recurring gain, loss or charge or any charges in respect of any restructuring, redundancy or severance;

(e)	the cumulative effect of a change in accounting principles;

(f)  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards;

(g) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness;

(h) any gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transaction or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations;

(i)   any foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person;

(j)   any foreign currency translation gains or losses in respect of Indebtedness or other obligations of the Parent Guarantor or any Restricted Subsidiary owing to the Parent Guarantor or any Restricted Subsidiary;

(k) any one-time non-cash charges or increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business;

(l)	any goodwill or other intangible asset impairment charge;
(m)	the impact of capitalized interest on Subordinated Shareholder Funding; and
(n)	any license payments due to Seller under the Acquisition Documentation.

“Consolidated Senior Leverage” means the sum of the aggregate outstanding net Senior Indebtedness (net of cash) of the Parent Guarantor and its Restricted Subsidiaries as of the relevant date of calculation on a consolidated basis in accordance with GAAP, except that with respect to the Incurrence of any Indebtedness pursuant to Section 4.06 (b)(xii) of Schedule 13 (Undertakings) prior to the Merger, Consolidated Senior Leverage shall be calculated on a net basis, net of cash on a consolidated basis in accordance with GAAP, as of the relevant date of such Incurrence.

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“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of (x) Consolidated Senior Leverage at such date to (y) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Parent Guarantor are available; provided, however, that for the purposes of calculating Consolidated EBITDA for such period, if, as of such date of determination:

(a) since the beginning of such period the Parent Guarantor or any Restricted Subsidiary has disposed of any company, any business, or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”) or if the transaction giving rise to the need to calculate the Consolidated Senior Leverage Ratio is such a Sale, Consolidated EBITDA for such period will be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets which are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period;

(b) since the beginning of such period the Parent Guarantor or any Restricted Subsidiary (by merger or otherwise) has made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise has acquired any company, any business, or any group of assets constituting an operating unit of a business (any such Investment or acquisition, a “Purchase”), including any such Purchase occurring in connection with a transaction causing a calculation to be made hereunder, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Purchase occurred on the first day of such period;

(c) since the beginning of such period any Person (that became a Restricted Subsidiary or was merged or otherwise combined with or into the Parent Guarantor or any Restricted Subsidiary since the beginning of such period) will have made any Sale or any Purchase that would have required an adjustment pursuant to clause (a) or (b) of this definition if made by the Parent Guarantor or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA for such period will be calculated after giving pro forma effect thereto as if such Sale or Purchase occurred on the first day of such period; and

(d) Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP and operations or businesses (and ownership interests therein) disposed of prior to the date of determination will be excluded.

For purposes of this definition, (a) whenever pro forma effect is to be given to any transaction or calculation under this definition, the pro forma calculations will be as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor (including, in respect of anticipated expense and cost reductions and synergies); provided that in connection with any incurrence of Indebtedness pursuant to Section 4.06(b)(xii) of Schedule 13 (Undertakings) relating to the acquisition of a Related Business, such pro forma calculations shall be determined in accordance with Article 11 of Regulation S-X under the Securities Act, except that, notwithstanding the foregoing, pro forma effect shall be given to any ongoing cost savings projected to occur within the later of (x) seven months from the date of such acquisition or (y) December 31, 2005 as a result of any termination of interconnection agreements or other specified contracts or headcount reductions as determined in good faith by a responsible financial or accounting officer of the Parent Guarantor and set forth in an Officer’s Certificate (which shall include the basis for such calculation) and (b) in determining the amount of Senior Indebtedness outstanding on any date of determination, pro forma effect shall be given to any Incurrence, repayment, repurchase, defeasance or other acquisition, retirement or discharge or Senior Indebtedness on such date.

“Credit Facility” or “Credit Facilities” means one or more indebtedness facilities (including the Super-Priority Subscription Agreement Documents) or commercial paper facilities with banks, insurance companies or other institutional lenders providing for revolving credit loans, term loans, notes, letters of credit or other forms of guarantees and assurances, asset backed credit facilities or other credit facilities, including overdrafts, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced

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in whole or in part from time to time; provided that in no case shall Indebtedness under Credit Facilities be Incurred by means of public or private sales of debt securities to investors (other than by means of sales of debt securities pursuant to Greek securitization exemptions in a manner similar to the sales of debt securities under the Super-Priority Subscription Agreement Documents and other than Additional Notes).

“Currency Agreement” means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.

“Designated Preferred Stock” means preferred stock (other than Disqualified Stock) of the Company or the Parent Guarantor that is issued for cash (other than to the Parent Guarantor or a Restricted Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate executed on the date of such issuance.

“Disqualified Stock” means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(a) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(c) is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

(a) the “asset sale” or “change of control” provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described in Section 4.09 and Section 4.11 of Schedule 13 (Undertakings); and

(b) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Equity Offering” means an offer and sale of capital stock or options, warrants or rights with respect to Capital Stock (which is Qualified Capital Stock) of the Parent Guarantor or any Parent Company with gross proceeds of at least €15 million (including any sale of Capital Stock purchased upon the exercise of any over-allotment option granted in connection therewith).

“euro” or “€” means the lawful currency of the member states of the European Union who have agreed to share a common currency in accordance with the provisions of the Maastricht Treaty dealing with the European Monetary Union.

“Euro Equivalent” means, with respect to any monetary amount in a currency other than euro, at any time of determination thereof by the Parent Guarantor or the Holders, the amount of euro obtained by converting such currency other than euro involved in such computation into euro at the spot rate for the purchase of euro with the applicable currency other than euro as published in The Financial Times in the “Currency Rates” section (or, if The Financial Times is no longer published, or if such information is no

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longer available in The Financial Times, such source as may be selected in good faith by the Parent Guarantor) on the date of such determination.

“Excess Proceeds” has the meaning specified in Section 4.09(b) of Schedule 13 (Undertakings).

“Excluded Contribution” means the Net Cash Proceeds or marketable securities received by the Parent Guarantor from (a) capital contributions from its shareholders and (b) the sale (other than a sale to (i) a Restricted Subsidiary or (ii) any employee stock ownership plan or trust established by the Parent Guarantor or any Restricted Subsidiary for the benefit of their employees to the extent funded by the Parent Guarantor or any Restricted Subsidiary) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) or Subordinated Shareholder Funding of the Parent Guarantor, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made or the date such Capital Stock or Subordinated Shareholder Funding is sold, as the case may be.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Parent Guarantor’s board of directors.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date of this Facility Agreement. At any time after the date of this Facility Agreement, if we adopt International Financial Reporting Standards (“IFRS”), we may elect to apply IFRS for all purposes of this Facility Agreement, in lieu of GAAP, and, upon any such election, references herein to GAAP shall be construed to mean IFRS; provided that (a) any such election once made shall be irrevocable, (b) all financial statements and reports required to be provided, after such election, pursuant to this Facility Agreement shall be prepared on the basis of IFRS and (c) after such election, all ratios, computations and other determinations based on GAAP contained in this Facility Agreement shall be computed in conformity with IFRS.

“guarantees” means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, by the pledge of assets and the payment of amounts drawn down under letters of credit.

“Guarantee” means any guarantee of the Company’s obligations under this Facility Agreement and the Notes by any Restricted Subsidiary or other Person in accordance with the provisions of this Facility Agreement, including the Guarantees by the Subsidiary Guarantors under this Facility Agreement. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

“Incur” means to issue, assume, guarantee, incur or to otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(a) the principal in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which

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such person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(b)	all Capital Lease Obligations of such Person;

(c) the principal component of all obligations of such Person to pay the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement, in each case that are due more than 12 months after the date on which such property is acquired (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

(e) the principal amount of any Disqualified Stock of the Parent Guarantor, the Company or any other Restricted Subsidiary, or Preferred Stock of a Restricted Subsidiary;

(f)  all obligations of the type referred to in clause (a) through (e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee or any Lien on any asset of any such Person;

(g) to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amounts of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

if and to the extent that any of the foregoing Indebtedness (other than the Indebtedness specified in clauses (b), (d) or (f) or to the extent relating to any such clause, clause (g)) would appear as a liability on the balance sheet (excluding footnotes thereto) of the relevant Person prepared in accordance with GAAP.

The term “Indebtedness” shall not include Subordinated Shareholder Funding.

Notwithstanding the foregoing, in connection with the purchase by the Parent Guarantor or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

“Initial Agreement” has the meaning specified in Section 4.15 of Schedule 13 (Undertakings).

“Initial Lien” has the meaning specified in Section 4.08 of Schedule 13 (Undertakings).

“Intercompany Note Proceeds Bonds” means the instruments evidencing the debt owed by Troy GAC and Target to Troy V S.à r.l. as a result of the loans from Troy V S.à r.l. of the proceeds from the issuance of the Notes and after the Merger means the instrument evidencing the debt owed by the Surviving Entity to Troy V S.à r.l.

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“Interest Rate Agreements” means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans or other extensions of credit (including guarantees and similar arrangements), advances or capital contributions (excluding bank deposits, accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Capital Stock or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the relevant Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Parent Guarantor or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Parent Guarantor or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Parent Guarantor or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Parent Guarantor or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and Section 4.07 of Schedule 13 (Undertakings):

(a) “Investments” shall include the portion (proportionate to the Parent Guarantor’s equity interests in such Subsidiary) of the fair market value (determined in good faith by the Parent Guarantor) of the net assets of a Subsidiary of the Parent Guarantor at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Guarantor shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Parent Guarantor Investment in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Parent Guarantor’s equity interest in such Subsidiary) of the fair market value (determined in good faith by the Parent Guarantor) of the net assets of such Subsidiary at the time of such redesignation; and

(b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value determined in good faith by the Parent Guarantor) at the time of such transfer.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), security interest, assignment for security, encumbrance, or charge of any kind upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement; provided that in no event shall an operating lease constitute a Lien.

“Management Advances” means loans or advances made to, or guarantees with respect to loans or advances made to, directors, officers, employees or consultants of any Parent Company, the Parent Guarantor or any Restricted Subsidiary:

(a) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b) in respect of moving related expenses incurred in connection with any closing or consolidation of any facility; or

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(c)	in the ordinary course of business consistent with past practice.

“Management Equity Subsidiary” means any Subsidiary of any Parent Company (a) engaged solely in holding Capital Stock in any Parent Company, (b) whose minority shareholders are limited to members of management, directors or consultants of the Parent Guarantor, any of its Subsidiaries or any Parent Company and (c) whose aggregate expenses payable by the Parent Guarantor or any Restricted Subsidiary, including customary salary, bonus and other benefits (including indemnification and insurance) payable to or in favor of its officers and employees, do not exceed €2 million in any calendar year.

“Management Fees” means:

(a) customary annual fees for the performance of monitoring services by TPG or Apax or any of their respective Affiliates for the Parent Guarantor or any Restricted Subsidiary; and

(b) customary fees and related expenses for the performance of transaction, management, consulting, financial or other advisory services or underwriting, placement or other investment banking activities, including in connection with mergers, acquisitions, dispositions or joint ventures, by TPG or Apax or any of their respective Affiliates for the Parent Guarantor or any of its Restricted Subsidiaries;

provided that clauses (a) and (b) taken collectively do not exceed €2 million per annum (exclusive of out-of-pocket expenses) and, in all cases, are approved by the Board of Directors acting in good faith and provided, further, that TPG and Apax may receive, in the aggregate, a fee of up to 1.50% of the total consideration for any acquisition financed by Indebtedness Incurred pursuant to subsection (xii) of Section 4.06 of Schedule 13 (Undertakings).

“Maturity” means, with respect to any indebtedness, the date on which any principal of such indebtedness becomes due and payable as therein or herein provided, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Cash Proceeds” means, (a) with respect to any Asset Disposition, the proceeds thereof in the form of cash or Temporary Cash Investments including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Parent Guarantor or any Restricted Subsidiary), net of: (i) brokerage commissions and other fees and expenses (including, without limitation, fees and expenses of legal counsel, accountants, investment banks and other consultants) related to such Asset Disposition, (ii) provisions for all taxes payable as a result of such Asset Disposition, (iii) all payments made on any Indebtedness that is secured by any Property subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iv) amounts required to be paid to any Person (other than the Parent Guarantor or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Disposition and (v) appropriate amounts to be provided by the Parent Guarantor or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Disposition and retained by the Parent Guarantor (to the extent required by GAAP) or any Restricted Subsidiary, as the case may be, after such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as reflected in an Officer’s Certificate delivered to the Holders; and

(b) with respect to any capital contributions, issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to in Section 4.07 of Schedule 13 (Undertakings), the proceeds of

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such issuance or sale in the form of cash or Temporary Cash Investments, payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Temporary Cash Investments (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of attorney’s fees, accountant’s fees and brokerage, consultation, underwriting and other fees and expenses actually Incurred in connection with such issuance or sale and net of taxes paid or payable as a result of thereof.

“Officer’s Certificate” means a certificate signed by an officer of the Parent Guarantor, the Company or of a Subsidiary Guarantor, as the case may be, and delivered to the Trustee.

“Parent Company” of the Parent Guarantor means any other Person (other than a natural person) which either:

(a) legally and beneficially owns more than 50% of the Voting Stock of the Parent Guarantor, either directly or through one or more Subsidiaries; or

(b) is a Subsidiary of any Person referred to in the preceding clause; provided, however, that in no event shall any Subsidiary of the Parent Guarantor constitute its Parent Company.

“Permitted Collateral Liens” means the following types of Liens:

(a)	Liens existing as of the date of the issuance of the Notes;

(b) Liens on the Collateral securing Indebtedness under Credit Facilities permitted to be Incurred pursuant to subsection (b)(i) of Section 4.06 of Schedule 13 (Undertakings), provided that the Collateral securing such Indebtedness shall also secure the Notes;

(c) Liens on the Collateral securing Indebtedness permitted to be Incurred pursuant to subsections (b)(vii), (b)(xii) and (b)(xiii) of Section 4.06 of Schedule 13 (Undertakings);

(d) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Guarantor; provided that any Liens of the type described in this clause (d) shall be subject to the Liens granted and evidenced by the Security Documents;

(e) Liens securing the Parent Guarantor’s or any Restricted Subsidiary’s obligations under Interest Rate Agreements or Currency Agreements permitted under Section 4.06 of Schedule 13 (Undertakings) or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate, provided that each of the parties thereto shall have entered into the Security Documents;

(f)  Liens securing Senior Indebtedness permitted to be Incurred pursuant to Section 4.06(a) of Schedule 13 (Undertakings);

(g) any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (f); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(h) Liens described in clauses (f) through (l) and (n) through (q) of the definition of Permitted Liens; and

(i)   Liens incurred in the ordinary course of business of the Parent Guarantor or any Restricted Subsidiary with respect to obligations that in total do not exceed €10 million at any one time outstanding and that (i) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (ii) do not in the aggregate materially detract

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from the value of the property or materially impair the use thereof in the operation of the Parent Guarantor’s or such Restricted Subsidiary’s business.

“Permitted Indebtedness” has the meaning specified in Section 4.06(b) of Schedule 13 (Undertakings).

“Permitted Investments” means an Investment by the Parent Guarantor or any Restricted Subsidiary:

(a) in the Parent Guarantor, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(b) in another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Parent Guarantor or a Restricted Subsidiary;

(c)	in cash and Temporary Cash Investments;

(d) in receivables owing to the Parent Guarantor or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Parent Guarantor or any such Restricted Subsidiary deems reasonable under the circumstances;

(e) in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(f)  in (x) Management Advances and (y) loans or advances, or Guarantees of third party loans, to employees, officers or directors of the Parent Guarantor or any Parent Company or any Restricted Subsidiary approved by the Board of Directors;

(g) in stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Parent Guarantor or any Restricted Subsidiary or in satisfaction of judgments;

(h) in any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to Section 4.09 of Schedule 13 (Undertakings) or (ii) any other disposition of property or assets or the issuance or sale of Capital Stock not constituting an Asset Disposition;

(i)   in any Person where such Investment was acquired by the Parent Guarantor or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Parent Guarantor or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Parent Guarantor or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j)   in any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Parent Guarantor or any Restricted Subsidiary;

(k) in any Person to the extent such Investments consist of Hedging Obligations otherwise permitted pursuant to Section 4.06 of Schedule 13 (Undertakings);

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(l)   in any Person to the extent such Investment exists or is made pursuant to legally binding commitments in existence on the Utilization Date;

(m)                in Guarantees permitted to be Incurred pursuant to Section 4.06 of Schedule 13 (Undertakings);

(n) in any Person where such Investment was acquired by the Parent Guarantor or any Restricted Subsidiary in exchange for the issuance of Capital Stock (other than Disqualified Stock) of the Parent Guarantor, Subordinated Shareholder Funding or Capital Stock of any Parent Company;

(o)	in repurchases of the Notes;

(p) held by a Person (other than an Affiliate of such Person) that becomes a Restricted Subsidiary, provided that (i) such Investments were not acquired in contemplation of the acquisition of such Person and (ii) at the time such Person becomes a Restricted Subsidiary such Investments would not, individually or in the aggregate, constitute a Significant Subsidiary of such acquired Person;

(q) in exchange for the licensing or contribution of intellectual property pursuant to marketing arrangements entered into is the ordinary course of business;

(r)	represented by the Intercompany Note Proceeds Bond;
(s)	made with Excluded Contributions; and

(t)  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (t) and outstanding on the date such Investment is made, do not exceed in the aggregate €5 million.

“Permitted Liens” means the following types of Liens:

(a)	Liens existing as of the date of the issuance of the Notes;

(b) Liens on the Parent Guarantor’s or any Restricted Subsidiary’s property or assets securing (i) Indebtedness under the Credit Facilities permitted to be Incurred pursuant to subsection (b)(i) of Section 4.06 of Schedule 13 (Undertakings); provided that the property or assets securing such Indebtedness shall also secure the Notes and the Guarantees; (ii) Indebtedness permitted to be Incurred pursuant to subsection (b)(vii) of Section 4.06 of Schedule 13 (Undertakings), provided, in the case of this clause (ii), that such Lien covers only the property or assets so acquired or financed by such Indebtedness; (iii) Indebtedness permitted to be Incurred pursuant to subsection (b)(xii) of Section 4.06 of Schedule 13 (Undertakings); and (iv) Senior Indebtedness permitted to be Incurred pursuant to Section 4.06(a) of Schedule 13 (Undertakings);

(c) Liens on any property or assets of a Restricted Subsidiary granted in favor of the Company or any Guarantor;

(d) Liens on any of the Parent Guarantor’s or any Restricted Subsidiary’s property or assets securing the Notes or any Guarantees;

(e)	any interest or title of a lessor under any Capital Lease Obligation;

(f)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Parent Guarantor or any Restricted Subsidiary in the ordinary course of business;

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(g) Liens imposed by law, including statutory Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen, employees, pension plan administrators or other like Liens and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made or Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(h) Liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(i)   Liens Incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(j)   zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights-of-way, utilities, sewers, electrical lines, telephone lines, telegraph wires, restrictions and other similar charges or encumbrances as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said property or materially impair their use in the operation of the business of such Person;

(k) Liens arising by reason of any judgment, decree or order of any court so long as any appropriate legal proceedings that may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(l)   Liens on property or assets of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Parent Guarantor or any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of the Parent Guarantor or any Restricted Subsidiary other than the property or assets acquired and provided further that such Liens were created prior to, and not in connection with or in contemplation of such acquisition;

(m)                Liens securing the Parent Guarantor’s or any Restricted Subsidiary’s obligations under Interest Rate Agreements or Currency Agreements permitted under Section 4.06 of Schedule 13 (Undertakings) or any collateral for the Indebtedness to which such Interest Rate Agreements or Currency Agreements relate;

(n) Liens Incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or other insurance (including unemployment insurance);

(o) Liens Incurred in connection with a cash management program established in the ordinary course of business;

(p) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Parent Guarantor or any Restricted Subsidiary, including rights of offset and set-off;

(q) Liens encumbering cash deposits made to secure obligations arising from letters of credit issued by the Parent Guarantor or any Restricted Subsidiary in connection with reinsurance obligations of the

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Parent Guarantor or the Restricted Subsidiaries in accordance with past practice of the Parent Guarantor or any Restricted Subsidiary;

(r)  any extension, renewal or replacement, in whole or in part, of any Lien described in the foregoing clauses (a) through (q); provided that any such extension, renewal or replacement shall be no more restrictive in any material respect than the Lien so extended, renewed or replaced and shall not extend in any material respect to any additional property or assets;

(s)  Liens securing Indebtedness Incurred to refinance Indebtedness that has been secured by a Lien permitted by this Facility Agreement, provided that (i) any such Lien shall not extend to or cover any assets not securing the Indebtedness so refinanced and (ii) the Indebtedness so refinanced shall have been permitted to be Incurred pursuant to Section 4.06 of Schedule 13 (Undertakings); and

(t)  Liens Incurred with respect to obligations (other than Indebtedness for borrowed money or the obtaining of advances or credit (other than trade credit in the ordinary course of business)) that do not exceed €20 million at any one time outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of this Facility Agreement, and including, without limitation, all classes and series of preferred or preference stock of such Person.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock, and other securities of, any other Person. For purposes of any calculation required pursuant to this Facility Agreement, the value of any Property shall be its Fair Market Value.

“Purchase Money Obligations” means Indebtedness (a) consisting of the deferred purchase price of property, plant, equipment or capital assets, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the property, plant, equipment or capital assets, being financed; and

(b) Incurred to finance the acquisition, construction, improvement or lease of such property, plant, equipment or capital assets, including additions and improvements thereto; provided, however, that such Indebtedness is Incurred within 180 days after such acquisition, construction, improvement or lease of such property, plant, equipment or capital assets by the Parent Guarantor or any Restricted Subsidiary.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

“Refinance” means, with respect to any Indebtedness, to amend, modify, extend, substitute, renew, replace, refund, prepay, repay, repurchase, redeem, defease or retire, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Agreement” has the meaning specified in Section 4.15 of Schedule 13 (Undertakings).

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“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Parent Guarantor or any Restricted Subsidiary existing on the Utilization Date or Incurred in compliance with this Facility Agreement, including Indebtedness that Refinances Refinancing indebted; provided, however, that:

(a) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

(b) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

(c) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced plus reasonable and customary fees and expenses in connection with such Refinancing;

(d) if the Indebtedness being Refinanced is subordinated in right of payment to the Notes or a Guarantee, such Refinancing Indebtedness is subordinated in right of payment to the Notes or such Guarantee at least to the same extent as the Indebtedness being Refinanced; and

(e) if the Indebtedness being Refinanced is Indebtedness of the Company or a Guarantor, such Refinancing Indebtedness is Incurred only by the Company or a Guarantor.

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Parent Guarantor or (B) Indebtedness of the Parent Guarantor or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of the Parent Guarantor and its Subsidiaries on the date the Notes are issued and Shares of Target are acquired.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 4.12 of Schedule 13 (Undertakings).

“Restricted Payments” with respect to any Person means:

(a) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than (A) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock), (B) dividends or distributions payable solely to the Parent Guarantor or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Restricted Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)) and any payment of cash interest on Subordinated Shareholder Funding;

(b) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Capital Stock of the Parent Guarantor or Subordinated Shareholder Funding held by any Person (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Parent Guarantor that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any

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Subordinated Obligations of the Parent Guarantor or any Subsidiary Guarantor (other than (A) from the Parent Guarantor or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal instalment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(d)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Parent Guarantor other than an Unrestricted Subsidiary.

“S&P” means Standard and Poor’s, a division of the McGraw-Hill Companies, Inc. and its successors.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Parent Guarantor or a Restricted Subsidiary on the Utilization Date or thereafter acquired by the Parent Guarantor or a Restricted Subsidiary whereby the Parent Guarantor or a Restricted Subsidiary transfers such property to a Person and the Parent Guarantor or a Restricted Subsidiary leases it from such Person; provided, however, that any sale and leaseback transaction or series of related sale and leaseback transactions relating to property with a value of less than or equal to €10 million in aggregate shall not be a Sale/Leaseback Transaction.

“Security Documents” means (a) each of the documents entered into by the Parent Guarantor or any of its Subsidiaries creating or evidencing a Lien on the property or assets of the Parent Guarantor, the Company or any other Restricted Subsidiary for the benefit of any of the Super-Priority Subscription Agreement Parties, as amended, modified, restated, supplemented or replaced from time to time;

(b) each of the documents entered into by the Parent Guarantor or any of its Subsidiaries creating or evidencing a Lien on the property or assets of the Parent Guarantor, the Company or any other Restricted Subsidiary for the benefit of any of the Holders, as amended, modified, restated, supplemented or replaced from time to time;

(c) each of the documents entered into by the Parent Guarantor or any of its Subsidiaries creating or evidencing a Lien on the property or assets of the Parent Guarantor, the Company or any other Restricted Subsidiary to secure any funding loan or bond or intra-group receivable owing to the Company or Troy III S.à r.l. by Troy GAC, or following the merger of Troy GAC and Target, the Surviving Entity; and

(d) each of the documents entered into by the Target creating or evidencing a Lien on the property or assets of the Target to secure any funding loan or bond or intra-group receivable owing to the Super-Priority Subscription Agreement Parties, the Holders or the Company by the Target, or following the merger of Troy GAC and Target, The Surviving Entity.

“Seller” means TIM International N.V.

“Senior Indebtedness” means Indebtedness of the Parent Guarantor or any of its Restricted Subsidiaries that is (a) secured by a Lien or (b) Incurred by a Restricted Subsidiary that is not a Guarantor.

“Senior Unsecured Notes” means the notes to be issued by Troy III S.à r.l. in connection with the Acquisition.

“Share Capital Redemption” means the redemption of the share capital in connection with the fallback option described in the Structure Memorandum.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of

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interest, respectively, is due and payable, and, when used with respect to any other indebtedness, means the date specified in the instrument governing such indebtedness as the fixed date on which the principal of such indebtedness, or any installment of interest thereon, is due and payable.

“Structure Memorandum” means the final tax structure memorandum prepared by KPMG dated 30 March 2005 relating to the transactions described therein as comprising “Project Troy”.

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Utilization Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a guarantee of such Person, as the case may be, pursuant to a written agreement to that effect, and shall include, for the avoidance of doubt, any Subordinated Shareholder Funding of such Person; provided, however, that no Indebtedness shall be deemed to be subordinate or junior in right of payment to any other Indebtedness solely by virtue of being unsecured or secured on a junior basis or by virtue of not being guaranteed.

“Subordinated Shareholder Funding” means, collectively, any funds provided to the Parent Guarantor by Luxco I in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by any of the foregoing Persons, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding; provided, however, that such Subordinated Shareholder Funding:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the Stated Maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Parent Guarantor or any funding meeting the requirements of this definition);

(b) does not require, prior to the first anniversary of the Stated Maturity of the Notes, payment of cash interest, cash withholding amounts or other cash gross-ups, or any similar cash amounts;

(c) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the Stated Maturity of the Notes;

(d) does not provide for or require any security interest or encumbrance over any asset of the Parent Guarantor or any of its Subsidiaries;

(e) does not contain any covenants (financial or otherwise) other than a covenant to pay such Subordinated Shareholder Funding; and

(f)  is fully subordinated and junior in right of payment to the Notes pursuant to subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding or are no less favorable in any material respect to [Holders than those contained in the Intercreditor Agreement as in effect on the Utilization Date with respect to [“Investor Debt”] (as defined therein).]

“Subsidiary” means, with respect to any Person: (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof and (b) any other Person (other than a corporation), including, without limitation, a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions).

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“Subsidiary Guarantor” means each of Troy III S.à r.l., Troy IV S.à r.l., Troy GAC, and the entities referred to individually as “Troy” and, upon completion of the merger of Target and Troy GAC, Surviving Entity and any other Restricted Subsidiary that incurs a Guarantee.

“Successor Company” has the meaning specified in Section 5.01 of Schedule 13 (Undertakings).

“Surviving Entity” means Merged Co, as defined in the Structure Memorandum.

“Taxes” has the meaning specified in Section 4.12 of Schedule 13 (Undertakings).

“Temporary Cash Investments” means any of the following:

(a) any investment in direct obligations of, or obligations guaranteed by, (i) Greece, the United States of America, the United Kingdom or France, (ii) any other European Union member state as of January 1, 2004, or (iii) any agency or instrumentality of any such country or member state; or

(b) (overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by

(i)	any lender under the Super-Priority Subscription Agreement Documents;
(ii)	any institution authorized to operate as a bank in any of the countries or member states referred to in subclause (a)(i) above; or
(iii)	any bank or trust company organized under the laws of any such country or member state or any political subdivision thereof,

in each case, having capital and surplus aggregating in excess of €200 million (or the foreign currency equivalent thereof) and whose long-term debt is rated at least “A” by S&P or “A-2” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any internationally recognized rating organization) at the time such Investment is made;

(a) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) or (b) above entered into with a Person meeting the qualifications described in clause (b) above;

(b) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than the Parent Guarantor or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any internationally recognized rating organization);

(c) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America or any European Union member state, or by any political subdivision or taxing authority of any such state, commonwealth, territory, country or member state, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization); and

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(d) Investment funds investing 95% of their assets in securities of the types described in clauses (a) through (e) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution).

“Unrestricted Subsidiary” means: (a) any Subsidiary of the Parent Guarantor that at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors in the manner provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary of the Parent Guarantor (including any newly acquired or newly formed Subsidiary of the Parent Guarantor) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Parent Guarantor or any Restricted Subsidiary; provided, however, that either (a) the Subsidiary to be so designated has total assets of €1,000 or less or (b) if such Subsidiary has assets greater than €1,000, such designation would be permitted under Section 4.05 of Schedule 13 (Undertakings) (including as a Permitted Investment).

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (a) the Parent Guarantor could Incur €1.00 of additional Indebtedness under paragraph (a) of Section 4.06 of Schedule 13 (Undertakings) and (b) no Default shall have occurred and be continuing or would otherwise result therefrom. Any such designation by the Board of Directors shall be evidenced to the Holders by promptly filing a copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees (or Persons performing similar functions) of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Working Capital Intercompany Loan” means loans to or by the Parent Guarantor, the Company or any other Restricted Subsidiary to or from the Parent Guarantor, the Company or any other Restricted Subsidiary from time to time (a) for purposes of consolidated cash and tax management and working capital management and (b) for a duration of less than one year.

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SIGNATORIES

The Parent

TROY II

By:              MATTIAS CALICE        MAURIZIO BOTTINELLI

Address:

Facsimile No:

Attention:

The Company

TROY V S.àr.l.

By:              MATTIAS CALICE        MAURIZIO BOTTINELLI

Address:

Facsimile No:

Attention:

Original Guarantors

A.C.V. FINANCE CONSULTING SERVICES, BUYING AND SELLING OF REAL PROPERTY, AGENCIES, HOLDINGS SOCIÉTÉ ANONYME (TO BE RENAMED TROY GAC TELECOMMUNICATIONS SA)

By:              MATTIAS CALICE        MAURIZIO BOTTINELLI

Address:

Facsimile No:

Attention:

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TROY II

By:	MATTIAS CALICE	MAURIZIO BOTTINELLI

Address:

Facsimile No:

Attention:

TROY IV S.àr.l.

By:	MATTIAS CALICE	MAURIZIO BOTTINELLI

Address:

Facsimile No:

Attention:

TROY V S.àr.l.

By:	MATTIAS CALICE	MAURIZIO BOTTINELLI

Address:

Facsimile No:

Attention:

The Mandated Lead Arrangers

DEUTSCHE BANK AG LONDON

By:	DAVID BUGGE	GUY DUPARC BRAHAM

Address:

Facsimile No:

Attention:

J.P. MORGAN plc

By:	PHILIP REICHERSTORFER

Address:

Facsimile No:

Attention:

The Bookrunners

DEUTSCHE BANK AG LONDON

By:	DAVID BUGGE	GUY DUPARC BRAHAM

Address:

Facsimile No:

Attention:

J.P. MORGAN plc

By:	PHILIP REICHERSTORFER

Address:

Facsimile No:

Attention:

The Original Purchasers

DEUTSCHE BANK AG LONDON

By:	HOBY BUVAT	GUY DUPARC BRAHAM

Address:

Facsimile No:

Attention:

JPMORGAN CHASE BANK, N.A.

By:	PHILIP REICHERSTORFER

Address:

Facsimile No:

Attention:

The Original Lenders

DEUTSCHE BANK AG LONDON

By:	HOBY BUVAT	GUY DUPARC BRAHAM

Address:

Facsimile No:

Attention:

J.P. MORGAN EUROPE LIMITED

By:	STEPHEN EICHENBERGER

Address:

Facsimile No:

Attention:

The Issuing Bank

J.P. MORGAN EUROPE LIMITED

By:	STEPHEN EICHENBERGER

Address:

Facsimile No:

Attention:

The Agent

J.P. MORGAN EUROPE LIMITED

By:	STEPHEN EICHENBERGER

Address:

Facsimile No:

Attention:

The Security Agent

J.P. MORGAN EUROPE LIMITED

By:	STEPHEN EICHENBERGER

Address:

Facsimile No:

Attention: